UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 27, 2022 (May 23, 2022)

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39445	84-4117825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Le Jeune Road, Floor 10 Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.0001 per share	MSPR	The Nasdaq Global Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	MSPRW	The Nasdaq Global Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $0.0001	MSPRZ	The Nasdaq Global Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Due to the large number of events reported under the specified items of Form 8-K, this Current Report on Form 8-K (this “Current Report”) is being filed in two parts. An amendment to this Current Report is being submitted for filing on the same date to include additional matters under Items 3.03, 5.05, and 5.06.

On May 23, 2022 (the “Closing Date”), MSP Recovery, Inc., a Delaware corporation (formerly known as Lionheart Acquisition Corporation II (“LCAP”)) (the “Company”) consummated the previously announced business combination pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021 (as amended, the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company (“Opco”), the MSP Purchased Companies (as defined in the MIPA) (collectively, “MSP”), the members of MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”). Pursuant to the MIPA, the Members sold and assigned all of their membership interests in MSP to Opco in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”).

As a result of the closing of the Business Combination (the “Closing”), the Company is organized in an “Up-C” structure in which all of the business of MSP and its subsidiaries is held directly or indirectly by Opco, and the Company owns all of the voting economic Class A Units of Opco and the Members and their designees own all of the non-voting economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of Opco (the “LLC Agreement”).

In connection with the Closing, the Company changed its name from “Lionheart Acquisition Corporation II” to “MSP Recovery, Inc.” Unless the context otherwise requires, in this Current Report, the “registrant” and the “Company” refer to LCAP prior to the Closing and to the combined company and its subsidiaries following the Closing, and “MSP” refers to the business of MSP prior to the Closing.

Item 1.01 Entry into a Material Definitive Agreement.

LLC Agreement

Concurrently with the Closing, Opco adopted the LLC Agreement, whereby the Company was named the sole manager of Opco. The LLC Agreement authorizes two classes of common units; voting economic Class A Units held solely by the Company and non-voting economic Class B Units issued as part of the Up-C Units in connection with the Business Combination. Holders of Class B Units will be able to exchange all or any portion of their Class B Units, together with the cancellation of an equal number of the paired shares of Class V Common Stock, for a number of shares of Class A common stock, par value $0.0001, of the Company, (“Class A Common Stock”), equal to the number of exchanged Class B Units by delivering a written notice to the Company. Notwithstanding the foregoing, the Company will be permitted, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any Class B Units surrendered for exchange, to pay an amount in cash per Class B Unit equal to the arithmetic average of the volume weighted average prices for a share of Class A Common Stock as reported by Bloomberg, L.P., or its successor, for the five consecutive full trading days ending on and including the last full trading day immediately prior to the date of exchange.

Additionally, pursuant to the LLC Agreement, John H. Ruiz and Frank C. Quesada, as MSP Principals, upon the delivery of a notice by the Company, which will occur, as applicable, on at least a bimonthly basis, are required to sell to the Company a number of Class B Units, and surrender a number of shares of paired Class V Common Stock, equal to (x) the aggregate Exercise Price (as defined in the New Warrant Agreement (as defined below)) paid (including, as applicable, the aggregate Exercise Price paid in cash and the value of any shares of Class A Common Stock utilized in connection with any Exercise Price paid on a “cashless basis”) by the warrantholders in respect of New Warrants that have been exercised, divided by (y) the Exercise Price.

The foregoing description of the LLC Agreement is not complete and is qualified in its entirety by reference to the complete text of the LLC Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Lock-up Agreements

At the Closing, John H. Ruiz and Frank C. Quesada (the “MSP Principals”) entered into lock-up agreements (each, a “Lock-up Agreement”) with the Company. Pursuant to the Lock-up Agreements, the MSP Principals agreed, among other things, that their Up-C Units and any shares of Class A Common Stock received in lieu of Up-C Units, subject to certain exclusions and exceptions (including, among other things, that 10% of the Up-C Units or shares of Class A Common Stock received by the MSP Principals are excluded from the lock-up restrictions), may not be transferred until the earlier to occur of (i) six months following Closing and (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

The foregoing description of the Lock-up Agreements is not complete and is qualified in its entirety by reference to the complete text of the Lock-up Agreements, a form of which is attached hereto as Exhibit 10.9 and is incorporated herein by reference.

A&R Registration Rights Agreement

At the Closing, the Company, Lionheart Equities, LLC (the “Sponsor”), certain Company stockholders, and certain Members entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) pursuant to which, among other things, the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, the Registrable Securities (as defined in the A&R Registration Rights Agreement) that are held by and as appropriately requested by the parties thereto from time to time. Pursuant to the A&R Registration Rights Agreement, the Company agreed to use commercially reasonable efforts to file a registration statement registering the resale of the Registrable Securities within 45 days of receipt of a demand for registration by certain holders of Registrable Securities that are party thereto. Certain holders of Registerable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as a majority-in-interest of such holders participate in and their Registrable Securities are included in the underwritten offering. The Company also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The A&R Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders and underwriters against certain liabilities.

The foregoing description of the A&R Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the A&R Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Tax Receivable Agreement

In connection with the MIPA and the reorganization of the Company into an Up-C structure, at the Closing, the Company, Opco, the parties set forth on Schedule 2 of the Tax Receivable Agreement (defined below) (the “TRA Parties”) and the TRA Party Representative (as such term is defined in the Tax Receivable Agreement) entered into a tax receivable agreement (the “Tax Receivable Agreement”) pursuant to which, among other things, the Company will pay to the TRA Parties eighty-five percent (85%) of the benefits, if any, that the Company realizes (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Opco as a result of the Business Combination and as a result of sales or exchanges of Up-C Units for cash or shares of Class A Common Stock, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Up-C Units for shares of Class A Common Stock, the applicable tax rate, the price of shares of Class A Common Stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of the Company’s income, the payments that the Company may make under the Tax Receivable Agreement will be substantial.

The foregoing description of the Tax Receivable Agreement is not complete and is qualified in its entirety by reference to the complete text of the Tax Receivable Agreement, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

MIPA Escrow Agreement

In connection with the Closing, the Company, Opco, the Members’ Representative and Continental Stock Transfer & Trust Company entered into an Escrow Agreement (the “MIPA Escrow Agreement”), pursuant to which Continental Stock Transfer & Trust Company, as the escrow agent, will hold in escrow the 6,000,000 Up-C Units set aside from the consideration and delivered by the Company to the escrow agent at the Closing and any earnings on such shares (other than ordinary income dividends) to satisfy each of MSP and the Members’ potential indemnification obligations under the MIPA. All property in the escrow account, less any amounts reserved for pending indemnification claims, will be released for distribution to the Members on the first anniversary of the Closing.

The foregoing description of the MIPA Escrow Agreement is not complete and is qualified in its entirety by reference to the complete text of the MIPA Escrow Agreement, a copy of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Legal Services Agreement

At the Closing, Opco and La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm, an affiliate of certain Members (the “Law Firm”), entered into a Legal Services Agreement (“Legal Services Agreement”) whereby Opco engaged the Law Firm to act as exclusive lead counsel to represent Opco and each of its subsidiaries as it pertains to certain assigned claims, causes of actions, proceeds, products and distributions (“CCRAs”). Pursuant to the terms of the Legal Services Agreement, among other things, Opco will pay the Law Firm for its costs (including but not limited to rent, utilities, filing fees, expert witness fees, deposition fees, witness fees, court reporter fees, long distance telephone charges, photocopy charges and mailing fees) in connection with the representation with respect to the CCRAs as well as 40% of the amount due to Opco, or its subsidiaries, for the recoveries ultimately obtained before deduction of costs and any attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award.

The foregoing description of the Legal Services Agreement is not complete and is qualified in its entirety by reference to the complete text of the Legal Services Agreement, a copy of which is attached hereto as Exhibit 10.10 and is incorporated herein by reference.

New Warrant Agreement

In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that did not redeem their shares of Class A Common Stock, as previously announced, the Company declared a dividend (“New Warrant Dividend”) comprising an aggregate of approximately 1,029,000,000 newly issued warrants, each to purchase one share of Class A Common Stock for an exercise price of $11.50 per share (the “New Warrants”), after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The New Warrants will be exercisable 30 days following the Closing Date until their expiration date, which will be the fifth anniversary of the Closing Date or earlier redemption.

The record date for the determination of the holders of record of the outstanding shares of Class A Common Stock entitled to receive the New Warrant Dividend was the close of business on the Closing Date. The New Warrant Dividend was issued on or around May 25, 2022, in an aggregate amount of 1,028,046,326 New Warrants. In connection with the New Warrant Dividend, the Company entered into a warrant agreement between the Company and Continental Stock Transfer & Trust Company, dated May 23, 2022 (the “New Warrant Agreement”). The New Warrants will be issued in registered form under the New Warrant Agreement.

The foregoing description of the New Warrant Agreement is not complete and is qualified in its entirety by reference to the complete text of the New Warrant Agreement, a copy of which is attached hereto as Exhibit 4.5 and is incorporated herein by reference.

Director & Officer Indemnification Agreements

In connection with the closing of the Business Combination, the Company entered into indemnity agreements with each of its directors and executive officers of the Company. Each indemnity agreement provides for indemnification and advancement by the Company of certain expenses and costs relating to claims, suits or arising out of their service to and activities on behalf of the Company and its subsidiaries for their service as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnity agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnity agreements, a form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Incentive Plan

The Company’s board of directors (the “Board”) approved the MSP Recovery, Inc. 2022 Omnibus Incentive Plan (the “Incentive Plan”) on May 3, 2022, and the Company’s stockholders approved the Incentive Plan at the Special Meeting (as defined below). The purpose of the Incentive Plan is to align the interests of eligible participants with those of the Company’s stockholders by providing incentive compensation opportunities tied to the performance of the Company and its common stock. The Incentive Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent. The Incentive Plan is described in greater detail in the section of the Company’s definitive proxy statement/prospectus filed with the SEC on May 3, 2022 (the “Definitive Proxy Statement”), entitled “Proposal No. 6 – Incentive Plan Proposal” beginning on page 115, which information is incorporated herein by reference.

The foregoing description of the Incentive Plan is not complete and is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as the Company was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company as the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

On May 18, 2021, the Business Combination was approved by the Company’s stockholders at a special meeting thereof (the “Special Meeting”), held in lieu of the 2022 annual meeting of the Company’s stockholders.

The aggregate consideration paid to the Members (or their designees) at the Closing consisted of (i) 3,250,000,000 Up-C Units and (ii) rights to receive payments under the Tax Receivable Agreement. Of the 3,250,000,000 Up-C Units, 3,154,473,292 Up-C Units were issued in connection with the Closing and 95,526,708 Up-C Units were designated to the Company and Opco for cancelation (“Canceled Units”). Following the Closing, the Company intends to issue shares of Class A Common Stock equivalent in number to the Canceled Units in respect of transaction-related bonuses and to certain other designated persons. The shares of Class V

Common Stock included in the Up-C Units to be issued to the Members or their designees pursuant to the MIPA were not being registered in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). At the Closing, the Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”), issued prior to the initial public offering of the Company, held by the Sponsor, and certain other Company stockholders was converted into shares of Class A Common Stock on a one-for-one basis.

Additionally, in connection with the Business Combination, the Company declared the New Warrant Dividend comprising approximately 1,029,000,000 New Warrants payable to the holders of record of the Class A Common Stock as of the close of business on the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The New Warrants will be exercisable 30 days following the Closing Date until their expiration date, which will be the fifth anniversary of the Closing Date or earlier redemption. The record date for the determination of the holders of record of the outstanding shares of Class A Common Stock entitled to receive the New Warrant Dividend was the close of business on the Closing Date. The New Warrant Dividend was issued on or around May 25, 2022, in an aggregate amount of 1,028,046,326 New Warrants.

Pursuant to the terms of the Existing Warrant Agreement, and after giving effect to the issuance of the New Warrants, the exercise price of the Public Warrants has decreased to $0.0001 per share of Class A Common Stock.

Prior to and in connection with the Special Meeting, holders of 9,741,374 shares of Class A Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.10 per share, for an aggregate of approximately $98.4 million. The per share redemption price of approximately $10.10 for public stockholders electing redemption was paid out of the Company’s Trust Account, which, after taking into account the redemptions, had a balance immediately prior to the consummation of the Business Combination of $23.4 million, which was used to pay transaction expenses in connection with the closing of the Business Combination.

On May 17, 2022, the Company and CF Principal Investments LLC (“CF”), an affiliate of Cantor Fitzgerald & Co., entered into an agreement (the “FEF Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Prepaid Forward”). Pursuant to the terms of the Prepaid Forward, CF agreed to (a) transfer to MSP for cancellation any New Warrants received as a result of being the stockholder of record of any shares of Class A Common Stock as of the close of business on the closing date of the Business Combination, in connection with the New Warrant Dividend, and (b) waive any redemption right that would require the redemption of the number of shares of Class A Common Stock owned by CF at the closing of the Business Combination in exchange for a pro rata amount of the funds held in the Trust Account.

Pursuant to the terms of the Prepaid Forward, CF purchased 1,129,589 shares of Class A Common Stock prior to the approval of the Business Combination and outside of the redemption process in connection with the Business Combination, for a purchase price of $10.11 per share, reflecting an aggregate purchase price of approximately $11,420,144.79. Pursuant to the terms of the Prepaid Forward, 133,291,502 of the New Warrants will be transferred for cancelation to the Company.

As of the Closing, the Company has two classes of authorized common stock. The shares of Class A Common Stock and Class V Common Stock each are entitled to one vote per share on matters submitted to a vote of stockholders. Holders of the Class V Common Stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of the Class A Common Stock.

The material terms and conditions of the MIPA are described in greater detail in the section of the Definitive Proxy Statement entitled “The Business Combination” beginning on page 187, which information is incorporated herein by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report, including the information incorporated herein by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the Company’s business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in the market for the Company’s services;

•	expansion plans and opportunities; and

•

other statements preceded by, followed by or that include the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by the forward-looking statements in this Current Report. Some factors that could cause actual results to differ include:

•	litigation, complaints and/or adverse publicity;

•	changes in applicable laws or regulations;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, rulings in the legal proceedings to which MSP is a party and retaining its management and key employees;

•	the inability to meet applicable Nasdaq listing standards;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	costs related to the Business Combination;

•	the outcome of any legal proceedings that may be instituted against MSP or the Company following announcement of the proposed Business Combination;

•	the possibility that the business of MSP may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in the Definitive Proxy Statement, including those set forth under the section entitled “Risk Factors” beginning on page 29 and subsequent filings with the SEC.

Business and Properties

In this section “we,” “us,” “our,” or the “Company” refers to MSP and its consolidated subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

These forward-looking statements are based on information available as of the date of this Current Report and management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Glossary of Business Terms

As used in the section titled “Business and Properties,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Current Report, unless otherwise noted or the context otherwise requires, references to:

“ACO” means Accountable Care Organizations.

“Assignor” or “Client” means any person, including a Medicare Advantage Organization, health maintenance organization, maintenance service organization, independent physician association, medical center, hospital, or other health care organization, that (i) contracts with (a) governmental healthcare programs to provide Medicare benefits to persons who are covered under these programs (i.e., Medicare insureds) or (b) Medicare Advantage Organizations, (ii) has a statutory right to recover from a responsible party for conditional payments for healthcare, services or supplies provided to such beneficiary, or (iii) pays, provides, or arranges for the provision of medical and healthcare services or supplies, including medications, treatment or other procedures to persons.

“Billed Amount” means the full amount billed by the provider to the health plan or commercial insurer.

“Claim Line” refers to a medical service or item that is documented electronically. A healthcare claim is a medical bill (e.g., UB04 or CMS1500 form) that is comprised of Claim Lines which each contain a procedure code and several diagnostic codes.

“CMS” means the Centers for Medicare & Medicaid Services, a federal agency within the United States Department of Health and Human Services that administers the Medicare program.

“Commercial Insurance” refers to employer-sponsored purchased health insurance coverage.

“First Tier and Downstream Entities” refers to Management Services Organizations (MSOs) and Independent Physician Associations (IPAs).

“First Tier Entity” means any private entity that contracts with an MAO to provide administrative services or healthcare services for the MAO.

“Funnel” refers to a selection of applicable diagnostic (ICD9/10), procedure (CPT), drug (NDC), or provider (NPI) codes which are designed to identify a discrete set of Claim Lines associated with a particular potential recovery. A single potential recovery may require only one Funnel or multiple Funnels in order to identify the appropriate Claim Lines.

“Government Related Recoveries” refers to certain lawsuits, also known as whistleblower lawsuits, by individuals or “Relators” brought on behalf of the government against individuals who have defrauded the government under the False Claims Act (“FCA”).

“HHS” means the United States Department of Health and Human Services.

“IPA” refers to an Independent Physician Association.

“Layer” means in a string of logic, including single or multiple Funnels as elements, which is tailored to refine applicable Claim Lines in a hierarchy. Layers incorporate member and claim level conditions in order to categorize recoverable claims.

“MAO”, “Medicare Advantage”, or “MA Plan” refers to a Medicare Advantage Organization that contracts with the CMS to administer Medicare benefits for Medicare beneficiaries under Medicare Advantage plans, as well as First Tier and Downstream Entities.

“Medicaid” refers to health coverage provided to eligible low-income adults, children, pregnant women, elderly adults and people with disabilities.

“MSO” refers to a Management Services Organization.

“MSP Act” refers to the Medicare Secondary Payer Act, which is codified at 42 U.S.C. § 1395y.

“MSP Laws” refers to the Medicare Secondary provisions of the Social Security Act.

“Paid Amount” means the amount actually paid to the provider from the health plan, including incorporation of capitated amounts. Capitated payments are typically based on a fixed amount per enrollee in a plan rather than amounts paid on a fee-for-service basis. As a result, to derive the equivalent of a Paid Amount for purposes of measuring potential recoveries, in cases where payments were based on capitated amounts, MSP Recovery reviews capitated encounter data typically found in Medicare Part B payments. These capitation encounters have been converted into Medicare-allowable reimbursement rates based on the Medicare rate tables to properly assess potential recoveries. Currently, the industry has not ordinarily converted capitated amounts, which by virtue of their capitated status would have no Paid Amount or a Paid Amount reflected as zero. Since the law allows for the recovery of capitated amounts pursuant to 42 C.F.R. 411.31, MSP Recovery has converted these capitated claims as part of its Paid Amount calculations, and thereby establishes a damage assessment of claims that otherwise would have been recoverable and not limited to a capitated amount.

“Paid Value of Potentially Recoverable Claims” or “PVPRC” represents the cumulative Paid Amount of potentially recoverable claims identified using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on our approximately 600 Funnels and 1,100 Layers.

“Primary Payer” refers to payers, such as insurers, that have the primary responsibility for paying a claim.

“Reasonable and Customary Rate” refers to the amount paid for a medical service in a geographic area based on what providers in the area usually charge for the same or similar medical service.

Information related to Our Business

Industry Overview

The market for healthcare data and healthcare claims recovery solutions is large and growing. In 2019, U.S. National Health expenditure was an estimated $3.8 trillion and accounted for 17.7% of the United States’ gross domestic product (or GDP). The Office of the Actuary of CMS estimates that U.S. National Healthcare expenditure will amount to $6.2 trillion, accounting for 19.7% of the GDP in 2028. National health expenditures are projected to grow 1.1% faster than the GDP over 2019 through 2028.

CMS estimates that $1.6 trillion will be spent on Medicare and Medicaid in 2021. This $1.6 trillion includes $684 billion on Medicaid expenditures and $923 billion on Medicare expenditures. The serviceable addressable market for Medicare is $102 billion and $75 billion for Medicaid for 2021.

Further, CMS estimates that they review less than 0.2% of the over one billion claims that Medicare processes every year, which leads to a potential high frequency or number of improper payments of claims submitted.

The Company’s Business Overview

We are a leading healthcare recoveries and data analytics company. Our business model includes two principal lines of business:

•

Claims Recovery. Through our claims recovery services, we acquire payment claims from our Assignors, leverage our data analytics capability to identify payments that were improperly paid by our Assignors, and seek to recover the full amounts owed to our Assignors against those parties who under applicable law or contract were primarily responsible.

•

Chase to Pay Services. Our “chase to pay” service (“Chase to Pay”), through which we use our data analytics to assist our clients who are healthcare providers to identify, in the first instance, the proper primary insurer at the point of care and thereby avoid making wrongful payments. We are currently developing the Chase to Pay Platform and are in the initial stages of offering these services.

For both lines of business, we focus on Medicare Advantage, Medicaid and Commercial Insurance markets.

•

Medicare Advantage - MAOs contract with CMS to administer Medicare benefits to Medicare beneficiaries pursuant to Medicare Advantage plans; and MAOs, in turn, contract with First Tier and Downstream Entities to assist the MAOs in administering those Medicare benefits.

•	Medicaid - Health coverage provided to eligible low-income adults, children, pregnant women, elderly adults and people with disabilities.

•	Commercial Insurance - Employer-sponsored purchased health insurance coverage.

The Company’s History

In April 2014, MSP Recovery’s predecessor, La Ley Recovery Systems, entered into its first Assignment Agreement. Later that year, MSP Recovery, LLC was founded, and La Ley Recovery Systems filed its first lawsuit against a Primary Payer — Allstate Insurance Company. Towards the end of 2014, we signed our second and third Assignors. To date, we have over 150 Assignors.

Since 2014, we have had several significant victories, specifically several significant appellate court wins, including; Humana Med. Plan, Inc. v. W. Heritage Ins. Co., 832 F.3d 1229, 1238 (11th Cir. 2016) in which MSP participated as an Amicus; MSP Recovery, LLC v. Allstate Ins. Co., 835 F.3d 1351, 1358 (11th Cir. 2016); MSPA Claims 1, LLC v. Tenet Fla., Inc., 918 F.3d 1312 (11th Cir. 2019); MSPA Claims 1, LLC v. Kingsway Amigo Ins. Co., 950 F.3d 764 (11th Cir. 2020); and MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co., 974 F.3d 1305 (11th Cir. 2020), cert. denied, No. 20-1424, 2021 WL 2405179 (U.S. 2021). In MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co., 974 F.3d 1305, 1308 (11th Cir. 2020), cert. denied, No. 20-1424, 2021 WL 2405179 (U.S. June 14, 2021), the court agreed with MSP on all issues, including:

•	Downstream entities (such as MSOs and IPAs) having standing to sue primary plans under the Medicare secondary payer laws;

•	A plaintiff under the Medicare secondary payer laws not being required to first transmit a demand letter to a Primary Payer; and

•	The entering of a settlement agreement with beneficiaries being an example of an instance when a Primary Payer has constructive knowledge that they owed the primary payments.

Our Recovery Model

Through our claims recovery business, we acquire claims from our Assignors, and leverage our data analytics capability to identify payments that were improperly paid by secondary payers, and seek to recover the full amounts owed to our Assignors against those parties who, under applicable law or contract, are primarily responsible.

As of March 31, 2022, we have been assigned certain recovery rights for more than 150 Assignors in the Medicare, Medicaid, and Commercial Insurance space, with approximately $1.5 trillion in Billed Amount of health care claims. We have Assignors with claims stemming from all 50 states, as well as Puerto Rico.

Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with estimated annual expenditures during 2021 of approximately $923 billion with approximately 63.5 million enrollees. Medicaid is a state-based program with estimated annual expenditures during 2021 of approximately $684 billion with approximately 76.5 million enrollees. Of the amount spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% equals improper payments by private Medicare Advantage plans instead of a Primary Payer.

Under the MSP Act, under certain conditions, Medicare is the secondary payer rather than the Primary Payer for its insureds. When Medicare (or an MAO) makes a payment for medical services that are the responsibility of a primary plan under the MSP Act, those payments are secondary and subject to recoupment in all situations where one of the statutorily enumerated sources of primary coverage could pay instead. Legislation enacted after the MSP Act authorizes private parties to recover unreimbursed payments in cases where a primary plan fails to provide for primary payment (or appropriate reimbursement) in accordance with MSP Laws. We use the MSP Laws, among others, including “double damages” provisions, to hold Primary Payers accountable.

We believe our access to large volumes of data, sophisticated data analytics, and one of the leading technology platforms provide a unique opportunity to discover and recover claims. Using our proprietary algorithms and data system, we identify fraud, waste, and abuse in the Medicare, Medicaid, and Commercial Insurance segments. Our proprietary algorithms have identified what we currently estimate to be significant amounts of potentially recoverable claims.

Our team of data scientists and medical professionals create the algorithms and processes that are applied to our data sets, and analyze historical medical claims data to identify recoverable opportunities in respect of Claims we have acquired. Once these potential recoveries are reviewed by our team, we can aggregate them and pursue them. To date, we have developed over 1,400 proprietary algorithms which we believe will help identify billions in waste, fraud, and abuse in the Medicare, Medicaid, and Commercial Insurance segments.

Our assets are generally comprised of a portion of the recovery rights of our Assignors relating to the improper payment of medical expenses. We are typically entitled to 50% of recovery rights pursuant to our CCRAs, but in certain cases we have also purchased from our Assignors from time to time rights to 100% of the recovery. As opposed to service-based contracts, the entirety of these recovery rights have been irrevocably assigned to us, and because we own these rights, our assets cannot be cancelled.

Although we primarily target MAOs, MSOs and IPAs, we also can (and in certain cases do) provide our claims recovery services to other entities such as:

•	Health Maintenance Organizations (HMOs)

•	Accountable Care Organization (ACOs)

•	Physicians

•	Home Healthcare Facilities

•	Self-Funded Plans

•	States and Municipalities

•	Skilled Nursing Facilities

•	Hospitals/Health Systems

Additionally, our data recovery system operates across a Health Insurance Portability and Accountability Act (“HIPAA”) compliant IT platform that incorporates the latest in business intelligence and data technology. Due to the sensitive nature of the data we receive from our Assignors, our systems need to pass certain HIPAA security mandates. In April 2022, our systems received HITRUST CSF v9.1 certification. This certification assures that we are in compliance with HIPAA rules and regulations. For our cloud computing services, we currently use the Amazon Web Services (AWS), which has received HITRUST certification.

The Opportunity

Through federal statutory law and a series of legal cases and precedents, we believe we have an established basis for future recoveries.

By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate meaningful annual recovery revenue at high profit margins. The Billed Amount is the full amount billed by the provider to the health plan or commercial insurer. In other words, it is the total charged value of the claim. The Billed Amount for a specific procedure code is based on the provider and varies from location to location. The Billed Amount is often referred to as the “charged amount,” which we also refer to as the “retail price.” The Paid Amount is the amount actually paid to the provider from the health plan or insurer, which we also refer to as the “wholesale price.” This amount varies based on the party making payment. For example, Medicare pays a lower fee for service rate than commercial insurers. Pursuant to the “right-to-charge” provision in the MSP Laws, an MAO may charge, or authorize providers to charge, insurance carriers for any charges allowed under a law, plan, or policy. Because such laws, plans, and policies provide for payment of the providers’ actual charges – rather than the reduced Medicare payments – MSP is able to pursue recovery of the Billed Amount and in certain cases, as provided by law, pursue two times the Billed Amount for medical services and treatments. The below graphic demonstrates the difference between the Paid Amount, the Billed Amount, the potential for double damages, and additional statutory penalties for noncompliance:

For additional information, see “Development of Medicare and the MSP Law” below.

Medicare Paid Rate: The Paid Amount actually paid to the provider from the health plan. Medicare pays a lower fee for service (“FFS”) rate than commercial insurers. Subsequent thereto, the Company can recover in excess of the Paid Amount pursuant to federal law.

Charged Amount from Provider (Billed Amount): For a majority of claims, the Company has the ability to recover in excess of the Paid Amount by collecting the Billed Amount and/or collecting double damages plus additional penalties and interest under applicable law.

Double Damages: Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. We are entitled to recover medical expenses paid by our Assignors that should have been paid by Primary Plans. Under the MSP Act, we are entitled to double the amount that a provider charged. The private cause of action under 42 U.S.C. § 1395y(b)(3)(A), works in concert with 42 U.S.C. § 1395w-22(a)(4), which expressly provides MAOs with the right to “charge or authorize the provider of such services to charge, in accordance with the charges allowed under a law, plan, or policy, described in such section—the insurance carrier, employer, or other entity which under such law, plan, or policy is to pay for the provision of such services…”.1,2 Moreover, the MSP regulations in Part 411 also support the fact that a provider may bill its full charges for services to primary payers. The statute provides the Company the ability to seek double the charged or otherwise Billed Amounts from primary plans. The payment disparity between the Paid Amount and the Billed Amount creates a free rider scenario where the primary payer is in a better financial position if it does not comply

[1]

See MSP Recovery Claims, Series LLC v. ACE Am. Ins. Co., 974 F.3d 1305, 1315 (11th Cir. 2020), cert. denied, 141 S. Ct. 2758, 210 L. Ed. 2d 906 (2021) (finding that “the payment of medical expenses that should have been covered by a primary payer—is precisely the kind of injury that the Medicare Secondary Payer Act was meant to remove from the Medicare and Medicare Advantage systems”).

[2]

42 U.S.C. § 1395w-22(a)(4)(A) (emphasis added); see also W. Heritage, 832 F.3d at 1238 (“An MAO has a statutory right to charge a primary plan when an MAO payment is made secondary pursuant to the MSP.”); ACE, 974 F.3d at 1308-09 (noting that if an MAO “has made a conditional payment, and the primary payer’s ‘responsibility for such payment’ has been ‘demonstrated,’…the primary payer is obligated to reimburse…the MAO” pursuant to § 1395w-22(a)(4)).

with the law. In other words, if a primary payer’s liability is capped at double the Paid Amount (an amount less than what the primary payer would have paid) then the entire purpose of the MSP Act—to make Medicare secondary—is defeated. That is why Congress set the damage amount at the billed rate, to incentivize compliance with the MSP Act.

MMSEA Multiple: In addition, the MMSEA provides for a $1,000 per day, per claim, penalty for inaccurate or untimely reporting of certain settlements with Medicare beneficiaries. The precedential effect of ongoing settlements supports the Company’s ability to collect multiples of the Paid Amount. Since individual claim lines may have the potential to be recoverable from either a property and casualty insurer (or other self-insurer), product liability manufacturers or other potential responsible parties, each claim line may represent the ability to collect from different responsible parties.

Interest Multiple: In addition to the full billed amount, MSP is entitled to interest pursuant to Section 1862(b)(2)(B)(i) of the Social Security Act and 42 C.F.R. 411.24(m) which provide express authority to assess interest on Medicare Secondary Payer debts. Therefore, when litigation is needed to recover on a claim, MSP can recover the amount owed for its Assignor’s accident-related medical expenses plus interest. Then, that amount is statutorily required to be doubled under 42 U.S.C. § 1395y(b)(3)(A).

Chase to Pay

Over time we plan to pivot the business to the “Chase to Pay” model. Chase to Pay is a real-time analytics driven platform that identifies the proper primary payer at the point of care. Chase to Pay is intended to plug into the real-time medical utilization platforms used by providers at the point of care. Rather than allow an MAO to make a wrongful payment whereby the Company would need to chase down the proper payer and collect a reimbursement for the MAO, Chase to Pay is intended to prevent the MAO from making that wrongful payment and ensures the correct payer pays in the first instance. Furthermore, the Primary Payer typically will make payments at a higher multiple than the MAO would have paid, and the Company will be entitled to receive its portion of the recovery proceeds on the amounts paid by the Primary Payer. As part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analysis, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care.

Competitive Strengths

Irrevocable Assignments

We differ from some of our competitors because we receive our recovery rights through irrevocable assignments of claims, and with respect to a significant portion of our claims, identify recoveries through data access rights granted to us by Assignors. When we are assigned these rights, we take on ownership rights that our competitors do not. Rather than provide services under a third-party vendor services contract, we receive the rights to our Assignors’ claims, and therefore step into the Assignor’s shoes. Because we take claims by assignment, we are the plaintiff in any action filed in connection with such claims and therefore, have total control over the direction of the litigation. By receiving claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot.

Scale of Current Portfolio

Our current portfolio has scaled significantly. As of March 31, 2022, we are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $368 billion in Paid Amount), which contains an approximately $87 billion in Paid Value of Potentially Recoverable Claims. We are typically entitled to 50% of recovery rights pursuant to our CCRAs, but in certain cases we have also purchased from our Assignors from time to time rights to 100% of the recovery that would otherwise typically be retained by such Assignors. As of March 31, 2022, we were entitled to up to approximately 54% in the aggregate of the approximately $87 billion in Paid Value of Potentially Recoverable Claims. Our recoveries would constitute a portion of the approximately $87 billion in Paid Value of Potentially Recoverable Claims that are actually recovered, after giving effect to our expenses, including any contingent fee payment payable including to the Law

Firm, described below under “Fee Sharing Arrangement.” See “Risk Factors — Our fee sharing arrangement with the Law Firm materially reduces our recoveries.” This approximately $87 billion in Paid Value of Potentially Recoverable Claims was identified using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on the various Funnels and Layers we have identified. As of March 31, 2022, the approximately $87 billion in Paid Value of Potentially Recoverable Claims and approximately $367 billion in Paid Amount included approximately $5.0 billion and approximately $23.1 billion in capitated payments, respectively. Such capitated amounts are typically based on a fixed amount per enrollee in a plan rather than amounts paid on a fee-for-service basis and, in calculating the equivalent of Paid Amount for purposes of measuring potential recoveries, in cases where payments were based on capitated amounts, MSP Recovery reviews capitated encounter data typically found in Medicare Part B payments. MSP has successfully recovered full amounts on these capitated payments in prior settlements.

The typical timeline for claims being identified as potentially recoverable claims to actual claims recovery revenue can vary greatly depending on the complexity of recovery strategy and litigation, as well as the status of each claim in the recovery process. The Company monitors the penetration status of the claims portfolio, which categories the status of cases based on their status in the recovery process in the following categories: in development, recovery process initiated, data collected and matched, resolution discussions in process and other cases. Potentially recoverable claims can take multiple years to reach resolution based on their status in the recovery process.

Our Proprietary Data Analytics System

We believe our access to large volumes of data, sophisticated data analytics, and one of the leading technology platforms provide a unique opportunity to discover and recover claims. We have developed a proprietary system with over 1,400 algorithms that combs through historical paid claims data and searches for possible recoveries. Each recovery path is categorized into an “MSP Funnel”. We currently have identified approximately 600 funnels and 1,100 Layers to estimate a Paid Value of Potentially Recoverable Claims of $87 billion as of March 31, 2022. We continue to identify new trends and more reimbursement opportunities, as data mining identifies new potential recoveries.

Our Founders and Broad Team with Extensive Experience

Our experienced management also gives us a competitive advantage. Our founder, John H. Ruiz, is recognized as one of America’s pre-eminent trial lawyers, named “2019’s DBR Florida Trailblazer” for groundbreaking work in integrating data analytics into the practice of law and for the impact it is having on healthcare recoveries. Over the course of a distinguished 30-year legal career, Mr. Ruiz has gained national recognition in class action, mass tort litigation, multi-district litigation (“MDL”) consolidated cases, medical malpractice, products liability, personal injury, real estate, and aviation disaster cases. Our Chief Legal Officer, Frank C. Quesada, has extensive experience in healthcare litigation, including numerous legal wins at the state and federal level.

Due to our team’s extensive knowledge of the MSP Act, and decades worth of experience in data analytics within the medical industry and the regulations affecting this industry, we believe we are well positioned to recover monies owed to our Assignors under the MSP Act, as well as other state and federal laws. We use our proprietary software and a highly trained staff including IT personnel, accountants, statisticians, physicians, data analysts and attorneys to maximize the recovery of claims already paid.

Growth Strategy

Expansion of Assignor Claims. CMS has projected that health spending will continue to grow at an average rate of 5.4% a year between 2019 and 2028. We anticipate that this trend will be reflected in our own growth. We plan to expand our Assignor base by implementing new strategies to secure new Assignors and continue receiving assignments of claims from our existing Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, acquisitions of personnel, as well as other marketing strategies.

Further Development of our Chase to Pay Services. The Company is currently developing the Chase to Pay model. This model would allow payers and providers to identify the proper Primary Payer in real time, at the point of care. Our plan is to develop these services to form a source of revenue that does not require the acquisition costs and recovery sharing associated with our claims recovery business.

Continued Development of our Data Analytics System. We will also continue to develop our proprietary system and anticipate shifting to AI and machine learning to better enhance our recovery potential. The development of our system will allow us to be more efficient in the services we provide our Assignors, as well as being able to attract more Assignors.

Monetizing Existing Software Applications. We intend to offer certain of our software applications, including our Claims to Med application as separate products. The Claims to Med application translates medical claims data, and medical bills, specifically the codified component of procedural codes (CPT codes), into medical records that are consistent with claims records. This allows patients, providers, attorneys, corporations, and the general public to better understand their medical history.

Virage Investment Capacity Agreement. On September 30, 2021, the Company announced an Investment Capacity Agreement (the “ICA”) providing for potential future transactions regarding select healthcare claims recovery interests with its investment partner, Virage, which transactions may include the sale of claims by the Company. The ICA provides that the maximum value of such claims would be $3 billion.

When the Company takes an assignment, we take an assignment of the entire recovery but often we have a contractual obligation to pay the Assignor 50% of any recoveries. This 50% interest typically is retained by the Assignor (the “Retained Interest”), although in some cases, the Company has acquired all of the recoveries from the Assignor, and the applicable Assignor has not kept any Retained Interest. The Retained Interest is not an asset of the Company, but an obligation to pay these Assignors, and the Company keeps the other 50% interest of any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing or new the Company’s Assignors, although its funds can also be used to buy 50% of the recoveries from the Company, in the event the applicable Assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, MSP may receive certain fees, including a finder’s fee for identifying the recoveries and a servicing fee for servicing the claims.

Although the ICA provides for potential future transactions regarding sales by the Company of Retained Interests to Virage, no definitive documentation with respect to any transactions under the ICA has been entered into as of the date of this Current Report. The first transaction under the ICA may occur as early as before the end of the second quarter of 2022.

Our Services

Claims Recovery

As part of our claims recovery business, we pursue a number of types of recoveries, including:

Contractual Cases

When Medicare or an MAO, as a secondary payer, makes a payment on behalf of a beneficiary for injuries related to the use, maintenance, or operation of a vehicle, that payment may be recoverable from a no-fault insurer, as a Primary Payer. No-fault coverage does not require an assessment of liability, and thus, when a covered medical expense is incurred, the insurer must accept Primary Payer responsibility. The no-fault insurer’s failure to pay or reimburse Medicare and MAOs constitutes a breach of the beneficiary’s no-fault coverage.

Settlement Cases

The MSP Act allows Medicare beneficiaries, providers and MAOs to seek reimbursement from any entity or person that has settled a dispute and failed to pay or reimburse Medicare and MAOs for an enrollee’s medical expenses related to that dispute. We review our Assignor’s claims data and compare these records with the CMS database and court dockets to determine if any of our Assignor’s enrollees have been involved in a dispute that resulted in a settlement.

Product Liability

Defective or dangerous products cause thousands of injuries every year. Many product liability cases arise from instances in which an implantable medical device causes an adverse reaction due to a design or manufacturing defect. These adverse reactions may range from minor rashes to cancer and subsequent death. Where Medicare or an MAO has paid an enrollee’s medical expenses for these injuries, we can pursue recoveries.

Antitrust-Pharmaceutical

Antitrust laws, including the Sherman Antitrust Act of 1890 (the “Sherman Act”) and the Clayton Antitrust Act of 1914 (the “Clayton Act”) prohibit business practices that unreasonably deprive consumers of the benefits of competition, resulting in higher prices for products and services. The Sherman Act also outlaws all contracts, combinations, and conspiracies that unreasonably restrain interstate and foreign trade.

Our antitrust cases typically derive from one of the two following scenarios: (1) either a group of manufacturers who make similar products decide to raise product prices collectively irrespective of market fluctuations; or (2) a manufacturer of a branded pharmaceutical enters into a “pay for delay” agreement with a generic drug manufacturer so that the generic drug manufacturer delays the market launch of a cheaper competing drug. We are able to bring antitrust claims on behalf of our Assignors under both scenarios pursuant to the Sherman Act, Clayton Act or state consumer protection statutes.

False Claims Act

The False Claims Act (the “FCA”) is widely regarded as an effective tool in combating waste, fraud and abuse against the federal government. The FCA prohibits the submission of false or fraudulent claims for payment from the government. The FCA, which imposes civil penalties, fees, and treble damages for fraudulent claims, permits private individuals to file qui tam suits on behalf of the federal government.

Mass Tort and Private Lien Resolution Programs

When a defendant in an MDL settles its cases with the plaintiffs, the issues can be resolved through a Master Settlement Agreement (“MSA”), which settles all pending lawsuits and provides that the defendant(s) agrees to set aside funds to settle the MDL related cases involving various conditions.

An MSA governs the terms of the settlement and provides for the resolution of all liens against the settlement proceeds. A lien resolution administrator assists in resolving all liens that are asserted by government payers or private payers against settlement funds and ensures that all such liens are resolved prior to settlement payments being disbursed to the settling claimants.

An MSA typically provides for a Private Lien Resolution Agreement (the “PLRP Agreement”) whereby the lien resolution administrator and our entities (the “MSP Group”) establish an efficient procedure to resolve MSP Group’s claims and liens accordingly.

Upon payment of MSP Group’s liens as provided in the PLRP Agreement, MSP Group’s reimbursement claims against recoveries by claimants as defined in the MSA are resolved, and all potential liabilities related to such liens in favor of MSP Group are released. The only liens subject to resolution are those liens that qualify for a settlement payment pursuant to the MSA. No other claims owned or otherwise held by the MSP Group are encompassed in the PLRP Agreement.

MSP Group conducts an analysis of the claimants in the MDL settlement and identifies liens belonging to MSP Group arising from medical care and treatment provided to claimants for which MSP Group has a legal right of recovery. A lien administrator provides the list of claimants to MSP Group. MSP Group then provides the claims data supporting MSP Group’s liens to the lien administrator, which includes the specific Billed and Paid Amount of MSP Group’s liens. The lien administrator reviews and verifies MSP Group’s data and confirms that the claims included in the liens are reimbursable.

Our Claims Portfolio

As of March 31, 2022, we have received assignments to recovery rights for more than 150 Assignors in the Medicare, Medicaid, and Commercial Insurance segments, associated with approximately $1.5 trillion in Billed Amount of health care claims. Our clients have assigned claims stemming from all 50 states, as well as Puerto Rico.

We typically acquire claims by entering into a CCRA with an Assignor, pursuant to which the Assignor assigns all right, title, and interest in and to its claims recovery and reimbursement rights to the Company, or to an affiliated entity, partner, or investor, in exchange for (a) deferred compensation, typically structured as 50% of any net recovery earned by and paid to us or (b) an upfront lump sum payment. Some of these CCRAs are “limited recovery” agreements, meaning that they are limited in time or scope as to what is assigned to us. For example, certain of our CCRAs relate specifically to claims against manufacturers, distributors and producers of Actos, pioglitazone, metformin, glimepiride or Duetact. Additionally, certain other CCRAs relate specifically to healthcare services rendered and paid for during a specified timeframe. We engage individuals or companies to assist us in entering into assignment agreements with prospective Assignors in exchange for a commission. In general, our CCRAs allow the Company to recover historical claims. Under the current CCRAs, the Company has been assigned rights to both historical and future claims data and therefore has the ability to collect through both the Recovery Model and Chase to Pay model with each Assignor. However, the Company currently expects to generate substantially all revenue from current CCRAs through recoveries on historical claims under our Recovery Model. The Company believes as it builds out the Chase to Pay platform and recovery model, a significant portion of the Company’s revenue from these CCRAs will also be derived through the Chase to Pay model by recovering on claims as they occur.

In the cases where we acquire claims for an upfront lump sum payment, instead of a CCRA we typically enter into a Claims Purchase and Assignment Agreement. In our Claims Purchase and Assignment Agreements, an entity typically assigns all right, title, and interest in and to its claims recovery and reimbursement rights to us (or our affiliated entity, partner or investor) in exchange for an upfront lump sum payment. In these arrangements, we (or our affiliated entity, partner or investor) would typically own all of the future net recoveries from those purchased claims.

MSP Lien Resolver

We intend to further develop and expand the offering for our MSP Lien Resolver. MSP Lien Resolver is a disruptive new product that helps identify, quantify, and resolve outstanding liens. Currently, this product is primarily used by attorneys as an online platform that enables settlement on individual cases with the Company. Key areas of functionality for MSP Lien Resolver include modules for related lien notices, claims history, claims dispute and negotiation, and case settlement and payment. MSP Lien Resolver benefits us because the additional proprietary data enhances overall data quality and efficacy. This product also deepens relationships with attorneys and outside information providers.

Geographic Coverage

We have Assignors with claims stemming from all 50 states, as well as Puerto Rico. Each dot in the following graphic represents a ZIP code for which the Company maintains data.

Sales and Marketing

Our sales force is comprised of internal and external sales professionals. We have sales professionals located throughout the United States and Puerto Rico. Our sales force finds potential Assignors and also manages our relationships with existing Assignors. The sales force is incentivized via a performance-based strategy. Once we have received recoveries for claims related to an Assignor, the applicable sales professional is compensated. This mechanism ensures to keep our salary and fixed costs low while encouraging the sales team to take advantage of a generous commission model.

We have also created and produced our own health awareness program that is broadcast daily to the local community. Our marketing strategies generate new Assignors, educate investors and Assignors about our company, as well as many other benefits.

Development of Medicare and the MSP Law

The Medicare Secondary Payer Act

The MSP Act states that, under certain conditions, Medicare is the secondary payer rather than the Primary Payer for its insureds. When Medicare (or an MAO) makes a payment for medical services that are the responsibility of a primary plan under the MSP Act, those payments are conditional. Conditional payments are made by Medicare (or an MAO) as an accommodation for its beneficiaries, but are secondary and subject to recoupment in all situations where one of the statutorily enumerated sources of primary coverage could pay instead.

Subsequent to the initial passage of the MSP Laws, Congress provided a private cause of action, which authorizes private parties to recover unreimbursed payments in cases where a primary plan fails to provide for primary payment (or appropriate reimbursement) in accordance with MSP Laws. We use the MSP Laws, among others, including its “double damages” provisions to hold Primary Payers accountable.

Medicare Advantage Plans

In 1997, Congress enacted the Medicare Part C program to allow Medicare beneficiaries to receive Medicare Part A and B benefits through privately-run managed care plans. Under the Medicare Advantage program, a private insurance company contracts with CMS to provide Medicare Parts A and B benefits on behalf of Medicare beneficiaries enrolled in an MA Plan. Under such a contract, the MAO receives a fixed amount per enrollee (the “capitation”) and must provide at least the same level of benefits that enrollees would receive under the fee-for-service option. The capitation structure incentivizes MAOs to provide Medicare benefits more efficiently than under the fee-for-service model due to the competition among MAOs for enrollees as well as the savings recovered from Primary Payers resulting in additional benefits to enrollees.

An MAO’s payment obligation under Part C is coextensive with that of the Secretary under Parts A and B. Part C includes a reference to the MSP Act and renders an MAO a “secondary payer” under the Act. In addition, the CMS regulations provide that an MAO will exercise the same rights to recovery from a primary plan, entity or individual that the Secretary exercises under the MSP regulations. The U.S. Court of Appeals for the Eleventh Circuit has accordingly recognized parity between MAOs and Medicare, as “Congress empowered (and perhaps obligated) MAOs to make secondary payments under the same circumstances as the Secretary.” MAOs, however, are merely the first layer of the Medicare Advantage program. Due to the customary practices within the MAO industry, the financial injury caused by a primary plan’s failure to reimburse conditional payments is often felt primarily by First Tier and Downstream Entities.

First-Tier and Downstream Entities

Federal regulations recognize First Tier and Downstream Entities as active participants in the provision of benefits under Medicare Part C. 42 C.F.R. § 422.2 defines a “first-tier entity” as “any party that enters into an acceptable written arrangement with an MA organization or contract applicant to provide administrative services or health care services for a Medicare eligible individual.” A “downstream entity” is an entity that enters into a similar written arrangement at a level below that of a first-tier entity. Such written arrangements continue down to the level of the ultimate provider of both health and administrative services. These contracts are both encouraged and regulated by CMS, which requires First Tier and Downstream Entities to furnish healthcare services in a manner consistent with the dictates of the Medicare program and a Medicare Advantage plan’s obligations thereunder. In this way, First Tier and Downstream Entities are the parties actually responsible for managing and providing healthcare services to Medicare beneficiaries under the Medicare Advantage program.

First-tier entities include MSOs and IPAs. An IPA is a business entity organized and owned by a network of independent physician practices for the purpose of reducing overhead and optimizing efficiency and effectiveness in the delivery of health care to Medicare beneficiaries. Put simply, IPAs are healthcare providers who often bear the full financial risk of managing their patients’ care. An MSO is a group that owns or manages multiple physician practices for the same purpose. The core business of IPAs and MSOs within the Medicare Part C infrastructure is to manage the care of patients, leverage their delivery systems, and focus on preventive health in order to create value and cost savings.

Because of an MSO and IPA’s role as a point of service provider and manager of a beneficiary’s care, MAOs customarily pass their risk of loss onto MSOs and IPAs. Under these arrangements, an MAO deducts a percentage of the CMS Capitation Rate for its administrative costs and pays the balance to the IPA or MSO. In exchange, the provider (IPA or MSO) assumes the full financial risk for the care of the MAO’s enrollee. As such, “at-risk” IPAs and MSOs are charged with producing competition, innovation, progress, and savings in the Medicare Part C environment. In accepting the full financial risk of a Medicare beneficiary’s health care, an IPA or MSO assumes the MAO’s position within the Medicare Part C framework.

When a Medicare Advantage enrollee is injured in an accident, an IPA or MSO can meet its obligation to that enrollee in one of two ways. First, it can render the requisite care to the enrollee directly through its network of physicians, providers, or medical centers. Under this scenario, the MSO or IPA suffers the full cost of providing items and services to the Medicare beneficiary.

Alternatively, if the enrollee is treated in an emergency room or other facility outside of the MSO or IPA’s provider system, then the MSO or IPA must pay the full cost of that treatment because it is financially responsible for the enrollee’s care. Under this second scenario, the contracting MAO pays the outside provider (i.e., the emergency room) and then charges the full amount of that payment to the MSO or IPA who bears the risk of loss. In other words, the MSO or IPA must reimburse the MAO for the full amount of its payment to the outside provider (or that payment is applied as a set-off against capitated funds that the MSO or IPA would otherwise receive).

If an MAO makes a secondary payment which is later appropriately reimbursed by a Primary Payer, then the MAO will not charge and collect that same amount from the MSO or IPA responsible for that particular enrollee. On the other hand, if the Primary Payer violates the MSP Act, it is the First Tier and Downstream Entities that are damaged as a result. When an MSO or IPA is damaged by a Primary Payer, that entity may likewise turn to the MSP Act’s broadly worded private cause of action against the Primary Payer.

Licensing and Regulation

We are subject to federal and state laws and regulations governing privacy, security and breaches of patient information and the conduct of certain electronic health care transactions, including, HIPAA and other health information privacy and security requirements. Some of our Assignors with which we have or may establish business relationships, are “covered entities” that are regulated under HIPAA. We also are a “business associate” of our Assignors; as such, we must comply with HIPAA regulations. To provide our covered entity Assignors with services that involve the use or disclosure of protected health information, HIPAA requires us to enter into business associate agreements with our Assignors.

In addition to HIPAA, we may be subject to other U.S. federal and state laws relating to the collection, dissemination, use of and access to, personal information. While we believe that we are in material compliance with such laws and regulations, failure to comply with these laws could expose us to lawsuits, data security incidents, regulatory enforcement or fines.

Intellectual Property and R&D

We rely on trade secret laws. We use a combination of confidential agreements and licenses with our Assignors, employees, vendors, and other parties. We also rely on other security measures to control the access to our confidential information, software, and other intellectual property.

Our research and development team uses proprietary software and a highly trained staff including I.T. personnel, accountants, statisticians, physicians, data analysts and attorneys to search through numerous data sources. We will continue the investment of resources into our proprietary systems.

Our intellectual property licensing agreements grant, during the term of the agreement, a non-exclusive, non-transferable, non-assignable, irrevocable, worldwide, fully paid-up license under our software and technology to use, perform, import, export, and all other rights pursuant to our software and technology solely in connection with the parties’ assigned claims and the transactions contemplated in the agreements between the parties. Nothing in these agreements affect our ownership or control in our software and technology. Except for the license, all of our other rights with respect to our software and technology are reserved.

Competition

We believe we do not have any direct competitors. Other entities in the industry act as vendors and pursue reactive recoveries, while we aggressively pursue recovery using various state and federal laws. Although somewhat different in approach, we compete with in-house recovery departments, collection and financial services companies and other companies. Some of these entities are Cotiviti Holdings, Inc., MultiPlan Corporation, Encore Capital Group, Inovalon Holdings, Inc., Optum, Inc., Verisk Health, Inc., McKesson Corporation, Change Healthcare Corporation, HMS Holdings Corp., The Rawlings Group, Equian, LLC, Trover Solutions, Inc. and other, smaller companies.

Human Capital

Our employees and culture are critical components to our success and growth as a company. As of March 31, 2022, we had approximately 90 employees. None of our employees are covered by collective bargaining agreements or represented by a labor union. We believe that the relationships we have with our employees are positive.

In addition, we employ specialized contract or part-time employees on a temporary basis, which include highly trained IT personnel, accountants, statisticians, physicians, data analysts and attorneys to maximize the recovery of claims. We have historically been able to transition many of these top performers from contract or part-time to full time employment.

We strive to attract, develop and retain the best talent by providing competitive pay and benefits, continuous growth and development, and a diverse and inclusive workplace. Our human capital resource objectives include not only acquiring the best talent but also motivating those that drive our business forward. We aim to achieve these objectives using generous compensation programs and offering a one-of-a-kind employee experience.

To better develop and incentivize our employees, we regularly provide employee feedback and recognition. We have an annual bonus program, and we regularly utilize spot bonuses in order to continue to drive our employees to find opportunities and innovate our business.

Fee Sharing Arrangements

We are engaged on an Assignor-by-Assignor basis. As compensation for identifying and pursuing the assigned claims, an Assignor typically assigns to us (or our affiliated entity, partner or investor) 50% of the Net Proceeds of any recovery made on the assigned claims. The “Net Proceeds” of any assigned claim is defined as the gross amount recovered on an assigned claim, minus any costs directly traceable to such assigned claim(s) for which recovery was made. In some instances, we may purchase outright an Assignor’s recovery rights; in this instance, we are entitled to the entire recovery.

We enter into legal services agreements with the Law Firm and the various entities that hold claims. In this relationship, the Company (and other claims holding entities) serves as the Assignor and the Law Firm serves as its counsel. The Law Firm is engaged to act as exclusive lead counsel to represent MSP Recovery and each of its subsidiaries and affiliates (or other applicable entity) as it pertains to the Assigned claims, on a contingency basis. The Law Firm engages outside litigation counsel from around the nation as co-counsel and these arrangements are made directly between the Law Firm and other counsel. For the services provided, the Law Firm typically collects a 40% fee from the proceeds recovered, which amount is typically paid from our 50% portion of the Net Proceeds. This contingency fee can change in the future. The Law Firm is also entitled to attorney’s fees that are awarded to the Law Firm pursuant to any fee shifting statute, by agreement, or court award.

The below is an illustration of how the recovery proceeds arrangement typically works when co-counsel is (and is not) involved:

Properties

Our corporate headquarters, which we lease, is located at 2701 S. Le Jeune Road, 10th Floor, Coral Gables, FL 33134. We also lease office space in Puerto Rico.

Seasonality

Seasonality does not have a material impact on our business.

Other Information about MSP Recovery, Inc.

COVID-19

In March 2020, the World Health Organization labeled the outbreak of COVID-19 as a global pandemic. The outbreak has led to material and adverse impacts on the economy. We will continue to monitor the COVID-19 situation and make adjustments to our business operations if necessary. We do not know the full extent COVID-19 could have on our business, results of operations and financial condition. We will take actions as required by the federal, state, local authorities or actions that we determine are best for our company.

Organizational Structure

The following diagram depicts the current ownership structure of the Company:

(1)	The Members (or their designees) hold all of the Class B Units of Opco.
(2)

The Members (or their designees) hold all of the shares of the Class V Common Stock of the Company, which are voting, non-economic shares. The shares of Class V Common Stock, together with their accompanying Class B Units of Opco, are convertible on a 1-for-1 basis into shares of the Company’s Class A Common Stock (or cash, at the Company’s option), in accordance with the terms of the LLC Agreement.

(3)	Former LCAP stockholders hold Class A Common Stock of the Company.
(4)	The Company holds all of the Class A Units of Opco.
(5)	The MSP Purchased Companies own 50% of the membership interest in each of MAO-MSO Recovery, LLC, MAO MSO Recovery II, LLC, MAO-MSO Recovery LLC, Series FHCP and MAO-MSO Recovery II LLC, Series PMPI.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this Current Report, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this Current Report, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to the Company’s Business and Industry

In this section “we,” “us,” “our” and other similar terms refer to MSP and its subsidiaries prior to the Business Combination and to the Company following the Business Combination.

We have a history of net losses and no substantial revenue to date, and we may not achieve recoveries, generate significant revenue or achieve profitability. Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.

Our relatively limited operating history makes it difficult to evaluate our current business and plan for our future growth. MSP Recovery started in 2014 with its very first assignment from a health plan in Miami, Florida. To date we have achieved no substantial revenue and limited actual recoveries from our assigned claims, and there is no guarantee that we will achieve recoveries, revenue and profitability as we have projected. We have encountered and will continue to encounter significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments for our limited resources, competition from other data analytics companies, acquiring and retaining Assignors, hiring, integrating, training and retaining skilled personnel, unforeseen expenses, challenges in forecasting accuracy and successfully integrating new strategies. If we are unable to achieve actual recoveries, increase our Assignor base, successfully manage our recovery efforts from third-party payers or successfully expand, our revenue and our ability to achieve and sustain profitability would be impaired. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We have a limited history of actual recoveries to date, and there are risks associated with estimating the amount of revenue that we recognize from the recovery. If our estimates of revenue are materially inaccurate, it would impact the timing and the amount of our revenue recognition and have a material adverse effect on our business, results of operations, financial condition and cash flows.

We have a limited track record of generating actual recoveries and related revenue from the claims we have purchased or otherwise been assigned. There are risks associated with estimating the amount of future recoveries and revenues that we may achieve under our assigned claims. Our estimates and projections depend on significant assumptions and involve significant risks which could cause our actual results to vary materially.

Examples of material assumptions we make include, but are not limited to:

•	Our assessment that the assigned claims are potentially recoverable claims;

•	The achievement of multiples above the paid amount of potentially recoverable claims; and

•	The length (and cost) of litigation required to achieve recoveries.

Any of these assumptions may prove over time to be materially inaccurate. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.

Under most of our agreements with Assignors, we assume the risk of failure to recover on the assigned claims, and if we fail to make recoveries with respect to the assigned claims receivables and therefore, are unable to generate recovery proceeds greater than or equal to the amounts paid by us to purchase the assigned claims, it can adversely affect our business.

In many instances, we pay our Assignors an upfront purchase price for assignment of their healthcare claims recoveries. Accordingly, there is a risk that we may not successfully recapture the upfront purchase price if we fail to make recoveries with respect to the assigned claims. If we fail to generate significant recovery proceeds with respect to the assigned claims, it would have an adverse effect on our profitability and business.

A significant portion of our recovery collections relies upon our success in individual lawsuits brought against third parties, which are inherently unpredictable, and our ability to collect on judgments in our favor.

We generate, and expect to generate, a significant portion of our revenue by collecting on judgments that are granted by courts in lawsuits filed against insurers, tortfeasors, and other liable parties. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition and operating results. As we increase our use of the legal channels for collections, our short-term margins may decrease as a result of an increase in upfront court costs and costs related to counter claims. We may not be able to collect on certain aged claims because of applicable statutes of limitations and we may be subject to adverse effects of regulatory changes.

Our recoveries are dependent upon the court system, and unfavorable court rulings, delays, damages calculations or other limitations can adversely affect our recovery efforts and our business.

Typically, we must file actions in court to recover monies related to those paid by our Assignors and a substantial amount of our recoveries are dependent on the courts. Because we rely on the courts to adjudicate recoveries, we can be subject to adverse court rulings, significant delays, damages calculations or other limitations, each of which can negatively impact our business and recovery efforts.

For example, from time to time, the courts dismiss our cases with or without prejudice. When one of our cases is dismissed without prejudice, we can refile the action. Accordingly, we retain the ability to bring those claims in a recovery action. When our case is dismissed with prejudice, we cannot refile the action. Accordingly, we lose the ability to pursue such claims. We cannot guarantee that we will not receive adverse rulings in court. Historically, we have received adverse rulings such as:

•	Dismissal for failure to file within the applicable statute of limitations.

•	Dismissal because an assignment did not include the claim that was brought in court (or such assignment was found to be invalid).

•	Dismissal for lack of standing to assert claims.

•	Dismissal for lack of personal jurisdiction.

Dismissal for pleading deficiencies. Additionally, in certain of our cases, our recoveries may be limited as a function of courts’ damages calculations. For example, in certain antitrust matters, recoveries may be limited to the difference between the price that a drug manufacturer charged for the drug and the price of the drug absent the relevant anticompetitive action. The list above is not exhaustive of unfavorable rulings, damages calculations or other limitations which we may or have encountered. We can be subject to many other unfavorable rulings, damages calculations or limitations which are not listed above. Such unfavorable rulings, damages calculations or other limitations can negatively affect our business and our recovery efforts.

Litigation outcomes are inherently risky and difficult to predict, and an adverse outcome may result in complete loss of our claims associated with that matter (or a complete loss in value associated with those claims).

It is difficult to predict litigation outcomes, particularly complex litigation of the type that forms the basis of our business. If we do not succeed in the litigation, if the damages awarded in our favor are less than what we expected or if it is not possible to successfully enforce a favorable judgment, we could suffer a variety of adverse consequences, including complete loss of our claims associated with that matter and, in some jurisdictions, liability for the adverse costs of the successful party to the litigation. Unfavorable litigation outcomes could, individually or in the aggregate, have a material adverse effect on our business, results of operations and financial condition.

Our assignments can be deemed invalid in court which could adversely affect our recoveries and our business.

We typically receive assignments of healthcare claims recoveries from our Assignors via irrevocable assignments. Accordingly, we are able to pursue those claims that our Assignors originally owned. Enforceability of our assignment agreements are often challenged by defendants in court. If a court determines that an assignment agreement is invalid (whether due to a technical deficiency or regulatory prohibition or otherwise), we will lose the ability to pursue those claims. This can adversely affect our recovery efforts and our business.

Courts may find some of our damages calculations to include expenses that are unreasonable, unrelated, or unnecessary.

Our damage calculations at times include medical expenses paid by our Assignors that the courts may deem unreasonable, unrelated or unnecessary. Accordingly, a court may find our damages calculations to be incorrect which could lead to lower than anticipated recoveries. Such a result can adversely affect our business and our recoveries.

Some of our recoveries may be subject to different interpretations of the applicable statutes of limitations.

Our recoveries can be subject to different interpretations of the applicable statutes of limitations. Therefore, recovery claims made in some forums may be brought later in another forum. Failure to bring our claims within the applicable limitations period in the selected forum can result in having our claim dismissed as untimely and can adversely affect our business and our recoveries.

Our fee sharing arrangement with the Law Firm materially reduces our recoveries.

We enter into legal services agreements with the Law Firm and the various entities that hold claims. The Law Firm is engaged to act as exclusive lead counsel to represent MSP Recovery and each of its subsidiaries and affiliates (or other applicable entity) as it pertains to the Assigned Claims, on a contingency basis. The Law Firm engages outside litigation counsel from around the nation as co-counsel and these arrangements are made directly between the Law Firm and other counsel. For the services provided, the Law Firm typically collects a 40% fee of the 50% recoveries due to the Company. This contingency fee can change in the future. The Law Firm is also entitled to attorney’s fees that are awarded to the Law Firm pursuant to any fee shifting statute, by agreement, or court award. An increase in these fees would further adversely affect our net recoveries. For more information about our fee sharing arrangement, see “Business and Properties —Scale of Current Portfolio” and “ —Fee Sharing Arrangements.”

We may experience delays due to inconsistent court rulings.

Inconsistent court rulings on different cases can create delays in our recovery efforts. This uncertainty may have an adverse impact on our recoveries and our business.

We may experience delays and other uncertainties surrounding the effects of COVID-19 on the judicial system calendar and capacity.

We continue to closely monitor the impact of the global COVID-19 pandemic on all aspects of our business. We face potential delays in resolving pending legal matters as a result of court, administrative and other closures and delays as a result of COVID-19 in many of the jurisdictions in which we operate. The ultimate content, timing or effect of any potential future legislation or litigation and the outcome of other lawsuits cannot be predicted and may be delayed as a result of court closures and reduced court dockets as a result of the COVID-19 pandemic.

Assignors may pursue recovery on claims directly or may use recovery agents other than us in connection with the Assignor’s efforts to recover on claims.

With respect to the Assignors of the assigned claims, some of our agreements exclude from the assignment of claims those claims that are assigned to or being pursued by other recovery vendors of the Assignor at the time of the assignment. We have identified instances where the Assignor did not filter its data provided to us to account for such exclusions. This resulted in some claims being identified by us for purposes of our recovery estimates. This also has resulted in other recovery agents of the Assignor making collections on claims that we previously believed were assigned to us. Although we endeavor to seek appropriate clarification from Assignors to properly identify claims that are being pursued by other recovery vendors, due to the nature and volume of data, it may not be possible to identify with precision all such claims. While we do not believe any overlap with other recovery vendors with respect to assigned claims to be material, there can be no assurance as to the ultimate impact on our recoveries or our business.

If lawyers we rely on to litigate claims and defenses do not exercise due skill and care, or the interests of their clients do not align with ours, there may be a material adverse effect on the value of our assets.

We are particularly reliant on lawyers to litigate claims and defenses with due skill and care. If they are unable or unwilling to do this for any reason, it is likely to have a material adverse effect on the value of our assets. We may have limited experience or no prior dealings with such lawyers and there can be no guarantee that the outcome of a case will be in line with our or the lawyers’ assessment of the case or that such lawyers will perform with the expected skill and care.

Our business and future growth depend on our ability to successfully expand the volume of our healthcare claims and obtain data from new Assignors and healthcare claims from our existing Assignor base.

We expect a significant portion of our future revenue growth to come from expanding the volume of claims we are assigned; this includes obtaining claims and data from new Assignors as well as our existing Assignors. Our efforts to do so may not be successful. If we are unable to successfully expand the scope of healthcare claims assigned from potential and existing Assignors, it could have a material adverse effect on our growth and on our business, financial condition and results of operations.

The positions we will typically acquire in connection with our acquisition of claims are unsecured and may be effectively subordinated to other obligations.

The types of claims we invest in are typically unsecured, and therefore will be subordinated to existing or future secured obligations and may be subordinated to other unsecured obligations of the parties against which we seek recoveries. The repayment of these claims and rights is subject to significant uncertainties. The holders of other obligations may have priority over us to collect amounts due to them and therefore would be entitled to be paid in full before assets would be available for distribution to us.

Our investments in claims may entail special risks including, but not limited to, fraud on the part of the Assignor of the claim.

One concern in investing in claims is the possibility of material misrepresentations or omissions on the part of an Assignor, underlying beneficiary or other counterparty (e.g., some Assignors may set out to defraud investors like us). For example, an Assignor may misrepresent the quality, validity or existence of a claim or other information provided to us. There is no assurance we will detect such fraud and any inaccuracy or incompleteness, if undetected, may adversely affect the valuation of one or more claims and adversely affect our business and performance. Under certain circumstances, recoveries may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance.

Internal improvements to healthcare claims and retail billing processes by our Assignors could reduce the need for, and revenue generated by, our solutions, which could have a material adverse effect on our business, financial condition and results of operations.

We offer solutions that help our Assignors enhance payment accuracy in an increasingly complex environment, including through our Chase to Pay platform. Over time, our work may increase compliance amongst third-party payers. If such processes continue to improve, demand for our solutions could be reduced. With enough time and investment, many of our Assignors may be able to reduce or resolve recurring payment process complexities and resulting payment inaccuracies. As the skills, experience and resources of such technology, systems and personnel improve, they may be able to identify payment inaccuracies before using our services, which would reduce the payment inaccuracies identified by our solutions and our ability to generate revenue, which could have a material adverse effect on our business, financial condition and results of operations.

Healthcare spending fluctuations, simplification of the healthcare delivery and reimbursement system, programmatic changes to the scope of benefits and limitations to payment integrity initiatives could reduce the need for our data-driven solutions, which could have a material adverse effect on our business, financial condition and results of operations.

Our solutions improve our Assignors’ ability to accurately pay healthcare claims and prevent or recover inaccurate payments, which often are a result of complexities in the healthcare claims payment system. Although the healthcare benefit and payment systems continue to grow in complexity due to factors such as increased regulation and increased healthcare enrollment, the need for and user adoption of our solutions and/or the scope and profitability of the solutions that we provide to our Assignors could be negatively affected by, among other things:

•

simplification of the U.S. healthcare delivery and reimbursement systems, either through shifts in the commercial healthcare marketplace or through legislative or regulatory changes at the federal or state level;

•	reductions in the scope of private sector or government healthcare benefits (for example, decisions to eliminate coverage of certain services);

•	the transition of healthcare beneficiaries from fee-for-service plans to value-based plans;

•	the adoption of healthcare plans with significantly higher deductibles;

•	limits placed on payment integrity initiatives, including the Medicare RAC program; and

•	lower than projected growth in private health insurance or the various Medicare and Medicaid programs, including Medicare Advantage.

Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

If our existing Assignors prematurely terminate their agreement with us or if either party materially breaches an agreement, and we can no longer receive future assignments of healthcare claims recoveries, it could have a material adverse effect on our business, financial condition and results of operations.

We expect in the future to derive, a significant portion of our revenue from our existing Assignors and, accordingly, we are reliant on ongoing data transfers and the associated assignments of claims from existing Assignors. As a result, maintaining these relationships is critical to our future growth and our business, financial condition and results of operations. We may experience significantly more difficulty than we anticipate in maintaining our existing Assignor agreements. Factors that may affect our ability to continue providing our services under such agreements for our services and our ability to sell additional solutions include:

•	the price, performance, and functionality of our solutions;

•	the availability, price, performance, and functionality of competing solutions;

•	our Assignors’ perceived ability to review claims accurately using their internal resources;

•	our ability to develop complementary solutions;

•	our continued ability to access the data necessary to enable us to effectively develop and deliver new solutions to Assignors;

•	the stability and security of our platform;

•	changes in healthcare laws, regulations, or trends; and

•	the business environment of our Assignors.

Pursuant to the claims recovery and assignment agreements with our Assignors, the Assignors may choose to discontinue one or more services under an existing contract, may exercise flexibilities within their contracts to adjust service volumes, may breach or terminate the contract prior to its agreed upon completion date. A material breach by either party to the agreement may also result in the termination of receiving future claims. Any such occurrences could reduce our revenue from these Assignors. Although a cancellation or termination of a contract does not revoke the original assignment from our Assignors in many instances because such assignment was irrevocable, termination still affects future transfers of data and future assignment of claims. Accordingly, such cancellations or terminations can constrain our growth and result in a decrease in revenue which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to develop new Assignor relationships, it could have a material adverse effect on our business, financial condition and results of operations.

As part of our strategy, we seek to develop new Assignor relationships, principally among healthcare payers and providers. Our ability to develop new relationships depends on a variety of factors, including the quality and performance of our solutions, as well as the ability to market and sell our solutions effectively and differentiate ourselves from our competitors. We may not be successful in developing new Assignor relationships. If we are unable to develop new Assignor relationships, it could have a material adverse effect on our business, financial condition and results of operations.

In some events, we may act as a servicing agent for another party. If one of these parties terminates their agreement with us or if either party materially breaches an agreement it could have a material adverse effect on our business, financial condition and results of operations.

Sometimes, we may provide our services as a servicing agent to third parties. These services include, but are not limited to, identifying, processing, prosecuting and recovering monies related to recoverable claims. As a servicing agent, we will act as an independent contractor on behalf of a contracting party who owns the rights to certain recoverable claims. If a party terminates such servicing agreement with us, or if either party is in default of any servicing agreement, it could have a material adverse effect on our business, financial condition and results of operations.

We have long sales and implementation cycles for many of our data-driven solutions and if we fail to close sales after expending time and resources, or if we experience delays in implementing the solutions, it could have a material adverse effect on our business, financial condition and results of operations.

Potential customers generally perform a thorough evaluation of available payment accuracy solutions and require us to expend time, effort and money educating them as to the value of our solutions prior to entering into a contract with them. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be extended due to our potential customer’s budgetary constraints or for other reasons. In addition, following a successful sale, the implementation of our systems frequently involves a lengthy process, as we onboard the new customer’s healthcare data into our proprietary systems. If we are unsuccessful in closing sales after expending funds and management resources or if we experience delays in such sales or in implementing our solutions, it could have a material adverse effect on our business, financial condition and results of operations.

If our Assignors’ risk agreements change, it can have a material adverse effect on our business, financial condition and results of operations.

Many of our Assignors are first-tier entities, as defined in 42 CFR § 422.2. A first-tier entity is a party that enters into a written arrangement, acceptable to CMS, with an MAO or applicant to provide administrative services or healthcare services for a Medicare eligible individual under the Medicare Advantage program. These entities enter into risk agreements with downstream entities, as defined under 42 CFR § 422.2. If these agreements change or include any restrictions on the assignability of claims, it can have a material adverse effect on our recoveries, business, financial condition, and results of operations.

We obtain and process a large amount of sensitive data. Our systems and networks may be subject to cyber-security breaches and other disruptions that could compromise our information. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation as a trusted brand, as well as have a material adverse effect on our business, financial condition and results of operations.

We use, obtain and process large amounts of confidential, sensitive and proprietary data, including protected health information (“PHI”) subject to regulation under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and personally identifiable information (“PII”) subject to state and federal privacy, security and breach notification laws. The secure processing and maintenance of this information is critical to our operations and business strategy. We face risks associated with new and untested personnel, processes and technologies which have recently been implemented to augment our security and privacy management programs. If our security measures or those of the third-party vendors we use who have access to this information are inadequate or are breached as a result of third-party action, employee error, malfeasance, malware, phishing, hacking attacks, system error, trickery or otherwise, and, as a result, someone obtains unauthorized access to sensitive information, including PHI and PII, on our systems or our providers’ systems, our reputation and business could be damaged. We cannot guarantee that our security efforts will prevent breaches or breakdowns to our or our third-party vendors’ databases or systems.

In addition, our operations are spread across the United States and Puerto Rico and we rely heavily on technology to communicate internally and efficiently perform our services. We have implemented measures that are designed to mitigate the potential adverse effects of a disruption, relocation or change in operating environment; however, we cannot provide assurance that the situations we plan for and the amount of insurance coverage that we maintain will be adequate in any particular case. In addition, despite system redundancy and security measures, our systems and operations are vulnerable to damage or interruption from, among other sources:

•	power loss, transmission cable cuts, and telecommunications failures;

•	damage or interruption caused by fire, earthquake, and other natural disasters;

•	attacks by hackers or nefarious actors;

•	human error;

•	computer viruses and other malware, or software defects; and

•	physical break-ins, sabotage, intentional acts of vandalism, terrorist attacks, and other events beyond our control.

If we encounter a business interruption, if we fail to effectively maintain our information systems, if it takes longer than we anticipate to complete required upgrades, enhancements or integrations or if our business continuity plans and business interruption insurance do not effectively compensate on a timely basis, we could suffer operational disruptions, disputes with Assignors, civil or criminal penalties, regulatory problems, increases in administrative expenses, loss of our ability to produce timely and accurate financial and other reports or other adverse consequences, any of which could have a material adverse effect on our business, financial condition and results of operations.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may hinder our ability to provide services, establish appropriate pricing for services, retain and attract Assignors, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things. Additionally, as Assignors maintain their own supporting documentation, data and records, it is possible that they may provide us with erroneous or inaccurate data. The occurrence of any of these events could cause our solutions to be perceived as vulnerable, cause our Assignors to lose confidence in our solutions, negatively affect our ability to attract new Assignors and cause existing Assignors to terminate or not renew our solutions. If the information is lost, improperly disclosed or threatened to be disclosed, we could incur significant liability and be subject to regulatory scrutiny and penalties. Furthermore, we could be forced to expend significant resources in response to a security breach, including investigating the cause of the breach, repairing system damage, increasing cyber-security protection costs by deploying additional personnel and protection technologies, notifying and providing credit monitoring to affected individuals, paying regulatory fines and litigating and resolving legal claims and regulatory actions, all of which could increase our expenses and divert the attention of our management and key personnel away from our business operations.

In addition, if our own confidential business information were improperly disclosed, our business could be materially adversely affected. A core aspect of our business is the reliability and security of our technology platform. Any perceived or actual breach of security could have a significant impact on our reputation as a trusted brand, cause us to lose existing Assignors, prevent us from obtaining new Assignors, require us to expend significant funds to remedy problems caused by breaches and to implement measures to prevent further breaches, and expose us to legal risk and potential liability. Any security breach at a third-party vendor providing services to us could have similar effects. Any breach or disruption of any systems or networks on which we rely could have a material adverse effect on our business, financial condition, and results of operations.

Our information technology strategy and execution are critical to our continued success. We expect to continue to invest in long-term solutions that will enable us to continue being a differentiator in the market and to protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion. Our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.

If we fail to innovate and develop new solutions, or if these new solutions are not adopted by existing and potential Assignors or other users, it could have a material adverse effect on our business, financial condition and results of operations.

Our results of operations and continued growth will depend on our ability to successfully develop and market new solutions that our existing and potential Assignors or other users are willing to adopt. For example, as part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform designed to organize and facilitate access to users’ medical records. We cannot provide assurance that our new or modified solutions will be responsive to Assignor or users preferences or industry changes, or that the product and service development initiatives we prioritize will yield the gains that we anticipate, if any.

If we are unable to predict market preferences or if our industry changes, or if we are unable to modify our solutions on a timely basis, we may lose Assignors or fail to attract new ones. If existing Assignors are not willing to adopt new solutions, or if potential Assignors or other users do not value such new solutions, it could have a material adverse effect on our business, financial condition and results of operations.

Certain of our activities present the potential for identity theft or similar illegal behavior by our employees or contractors with respect to third parties, which could have a material adverse effect on our business, financial condition and results of operations.

Our solutions involve the use and disclosure of personal information that in some cases could be used to impersonate third parties or otherwise improperly gain access to their data or funds. If any of our employees or contractors take, convert, or misuse such information, or we experience a data breach creating a risk of identity theft, we could be liable for damages and our business reputation could be damaged. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of documents or data and, therefore, be subject to civil or criminal liability. In addition, federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. We also may be required to notify individuals affected by any data breaches. Further, a data breach or similar incident could impact the ability of our Assignors that are creditors to comply with the federal “red flags” rules, which require the implementation of identity theft prevention programs to detect, prevent and mitigate identity theft in connection with Assignor accounts, which could be costly. If data utilized in our solutions are misappropriated for the purposes of identity theft or similar illegal behavior, it could have a material adverse effect on our reputation, business, financial condition and results of operations.

If we fail to comply with applicable privacy, security and data laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, it could have a material adverse effect on our reputation, business, financial condition and results of operations.

In order to provide our services and solutions, we often receive, process, transmit and store PHI and PII of individuals, as well as other financial, confidential and proprietary information belonging to our Assignors and third parties from which we obtain information (e.g., private insurance companies, financial institutions, etc.). The receipt, maintenance, protection, use, transmission, disclosure, and disposal of this information is regulated at the federal, state, international and industry levels and we are also obligated by our contractual requirements with customers. These laws, rules and requirements are subject to frequent change. Compliance with new privacy and security laws, regulations and requirements may result in increased operating costs and may constrain or require us to alter our business model or operations. For example, we are subject to federal regulation as a result of the Final Omnibus Privacy, Security, Breach Notification and Enforcement Rules (the “Omnibus Final Rule”) amendments to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009. We collectively refer to these acts and their implementing federal regulations, including the Omnibus Final Rule, as “HIPAA.”

HIPAA establishes privacy and security standards that limit our use and disclosure of PHI and requires us to implement administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of PHI, as well as notify our covered entity customers of breaches of unsecured PHI and security incidents. HIPAA also imposes direct penalties on us for violations of its requirements. In addition to HIPAA, we are also subject to varying state laws governing the use and disclosure of PII, including medical record information, as well as state laws requiring notification in case of a breach of such information. The Omnibus Final Rule significantly increased the risk of liability to us, our business associates and subcontractors by making us directly subject to many of HIPAA’s requirements and made more incidents of inadvertent disclosure reportable and subject to penalties.

We act as a business associate to our covered entity customers because we collect, use, disclose and maintain PHI in order to provide services to these customers. HIPAA requires us to enter into satisfactory written business associate agreements with our covered entity customers, which contain specified written assurances that we will safeguard PHI that we create or access and will fulfill other material obligations. Under the Omnibus Final Rule, we may be held directly liable under our business associate agreements and HIPAA for any violations of HIPAA. Therefore, we could face contractual liability with our Assignors as well as liability to the government under HIPAA if we do not comply with our business associate obligations and those provisions of HIPAA that are applicable to us. While we take measures to comply with applicable laws and regulations as well as our internal privacy policies, such laws, regulations and related legal standards for privacy and security continue to evolve and any failure or perceived failure to comply with applicable laws, regulations and standards may result in threatened or actual proceedings, actions and public statements against us by government entities, private parties, consumer advocacy groups or others, or could cause us to lose Assignors, which could have a material adverse effect on our business, financial condition and results of operations. The penalties for a violation of HIPAA are significant and, if imposed, could have a material adverse effect on our business, financial condition and results of operations. While we have included protections in our contracts with our third-party service providers, as required by the Omnibus Final Rule, we have limited oversight or control over their actions and practices. In addition, we could also be exposed to data breach risk if there is unauthorized access to one of our or our subcontractors’ secured facilities or from lost or stolen laptops, other portable media from current or former employee theft of data containing PHI, from misdirected mailings containing PHI, or other forms of administrative or operational error. HHS conducts audits to assess HIPAA compliance efforts by covered entities and business associates. An audit resulting in findings or allegations of noncompliance could have a material adverse effect on our results of operations, financial position and cash flows.

Additional risks include our ability to effectively manage growth, process, store, protect and use personal data in compliance with governmental regulation, contractual obligations and other legal obligations related to privacy and security and manage our obligations as a provider of healthcare services under Medicare and Medicaid.

Noncompliance or findings of noncompliance with applicable laws, regulations or requirements, or the occurrence of any privacy or security breach involving the misappropriation, loss or other unauthorized disclosure of sensitive personal information, whether by us or by one of our third-party service providers, could have a material adverse effect on our reputation and business, including, among other consequences, mandatory disclosure to the media, loss of existing or new Assignors, significant increases in the cost of managing and remediating privacy or security incidents and material fines, penalties and litigation awards, any of which could have a material adverse effect on our results of operations, financial position and cash flows. Further, if such laws and regulations are not enforced equally against other competitors in a particular market, our compliance with such laws may put us a competitive disadvantage vis-à-vis competitors who do not comply with such requirements.

We have Assignors throughout the United States and our solutions may contain healthcare information of patients located across all 50 states and Puerto Rico. Therefore, we may be subject to the privacy laws of each such jurisdiction, which may vary and, in some cases, can impose more restrictive requirements than federal law. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our Assignors and potentially exposing us to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PHI or PII, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenue and/or subject us to additional liabilities.

The following legal and regulatory developments also could have a material adverse effect on our business, financial condition and results of operations:

•	amendment, enactment, or interpretation of laws and regulations that restrict the access and use of personal information and reduce the supply of data available to Assignors;

•	changes in cultural and consumer attitudes to favor further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;

•	failure of our solutions to comply with current laws and regulations; and

•	failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.

Changes in legislation, both federal and state, or in laws relating to healthcare programs and policies, and steps we take in anticipation of such changes, particularly as they relate to the Medicare Secondary Payer Act and Medicare and Medicaid programs, could have a material adverse effect on our business, financial condition and results of operations.

Approximately 88% of our expected recoveries arise from claims being brought under the Medicare Secondary Payer Act. This law allows us to pursue recoveries against Primary Payers for reimbursement of medical expenses that our Assignors paid for when Primary Payers (i.e. liability insurers) were responsible for payment. While we believe we have been successful at both the federal and state level in establishing a legal basis for our recoveries, changes to the laws on which we base our recoveries, particularly the Medicare Secondary Payer Act, can adversely affect our business. Also, any changes to the Federal Medicare and Medicaid programs can affect our ability to attract new Assignors and acquire new data, thus substantially affecting our business, growth and recoveries. If the Medicare Secondary Payer Act is substantially changed or repealed, it could significantly reduce our potential recoveries and have a material adverse effect on our business, financial condition and results of operations.

Changes in the United States healthcare environment, or in laws relating to healthcare programs and policies, and steps we take in anticipation of such changes, particularly as they relate to the Affordable Care Act and Medicare and Medicaid programs, could have a material adverse effect on our business, financial condition and results of operations.

The healthcare industry in the United States is subject to a multitude of changing political, economic and regulatory influences that affect every aspect of our healthcare system. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (the “Affordable Care Act”), made major changes in how healthcare is delivered and reimbursed, and generally increased access to health insurance benefits to the uninsured and underinsured population of the United States. Among other things, the Affordable Care Act increased the number of individuals with Medicaid and private insurance coverage, implemented reimbursement policies that tie payment to quality, facilitated the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthened enforcement of fraud and abuse laws and encouraged the use of information technology. However, many of these changes require implementing regulations which have not yet been drafted or have been released only as proposed rules. In addition, there have been and continue to be a number of legislative and regulatory initiatives to contain healthcare costs, reduce federal and state government spending on healthcare products and services and limit or restrict the scope of the Medicare RAC program and other program integrity initiatives.

Future changes to the Affordable Care Act and to the Medicare and Medicaid programs and other federal or state healthcare reform measures may lower reimbursement rates, establish new payment models, increase or decrease government involvement in healthcare, decrease the Medicare RAC program and otherwise change the operating environment for us and our Assignors. If efforts to waive, modify or otherwise change the Affordable Care Act, in whole or in part, are successful, if we are unable to adapt our solutions to meet changing requirements or expand service delivery into new areas, or the demand for our solutions is reduced as a result of healthcare organizations’ reactions to changed circumstances and financial pressures, it could have a material adverse effect on our business, financial condition and results of operations.

Healthcare organizations may react to such changed circumstances and financial pressures, including those surrounding the implementation of the Affordable Care Act, by taking actions such as curtailing or deferring their retention of service providers, which could reduce the demand for our data driven solutions and, in turn, have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our claims comes from a limited number of Assignors, and the loss of one or more of these Assignors could have a material adverse effect on our business, financial condition and results of operations.

We have acquired a significant portion of our claims from and entered into agreements for new services with a limited number of large Assignors. These Assignors assign these claims with an irrevocable assignment from the Assignor to us (“assignment agreement”) each with different and/or staggered terms. In addition, we also rely on our reputation and recommendations from key Assignors to promote our solutions to potential new Assignors. Further, our ability to pursue a significant portion of our claims depends on our arrangements pursuant to which we are granted access to health care data, which may be terminated upon the occurrence of certain events. See “—We use various data sources in our business and if we lose access to those data sources it could have a material adverse effect on our business, financial condition, and results of operations.” Accordingly, if any of these Assignors fail to renew or terminate their existing agreements with us, it could have a material adverse effect on our business, financial condition and results of operations.

Our revenues and operations are dependent upon a limited number of key existing payers and our Assignors’ continued relationship with those payers, and disruptions in those relationships (including renegotiation, non-renewal or termination of capitation agreements) or the inability of such payers to maintain their contracts with the Centers for Medicare and Medicaid Services, or CMS, could adversely affect our business.

Our operations are dependent on a concentrated number of payers with whom our Assignors contract to provide services. The loss of these contracts for our Assignors could have a material adverse effect on our business, results of operations, financial condition and cash flows. The sudden loss of any of our Assignors’ payer partners or the renegotiation of any of our Assignors’ payer contracts could adversely affect our operating results.

Moreover, our inability to maintain agreements with our Assignors with respect to their health care claims recovery rights and data or to negotiate favorable terms for those agreements in the future could result in the loss of revenue and could have a material adverse effect on our profitability and business.

The data healthcare analytics and healthcare payment market is relatively new and unpenetrated, and if it does not develop or if it develops more slowly than we expect, it could have a material adverse effect on our business, financial condition and results of operations.

The data healthcare analytics and healthcare payment accuracy market is relatively new and the overall market opportunity remains relatively unpenetrated. It is uncertain whether this market will achieve and sustain high levels of demand, client acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our Assignors to use, and to increase the frequency and extent of their utilization of our solutions as well as on our ability to demonstrate the value of data-driven solutions and payment accuracy solutions to healthcare payers and government agencies. If our Assignors or other potential customers do not perceive the benefits of our data-driven solutions, then our market may not continue to develop, or it may develop more slowly than we expect. If any of these events occurs, it could have a material adverse effect on our business, financial condition and results of operations.

Negative publicity concerning the data healthcare analytics and healthcare payment accuracy industry or patient confidentiality and privacy could limit the future growth of the healthcare payment accuracy market.

Our data driven solutions help prevent and recover improper payments made to healthcare providers. As a result, healthcare providers, insurers, third-party payers and others have criticized the healthcare payment accuracy industry and have hired lobbyists to discredit the reported success that payment accuracy solutions have had in improving the accuracy of payments. Further, negative publicity regarding patient confidentiality and privacy could limit market acceptance of our healthcare solutions. Many consumer advocates, privacy advocates and government regulators believe that the existing laws and regulations do not adequately protect privacy. They have become increasingly concerned with the use of personal information. As a result, they are lobbying for further restrictions on the dissemination or commercial use of personal information to the public and private sectors. If healthcare providers, privacy advocates and others are successful in creating negative publicity for the healthcare payment accuracy industry, government and private healthcare payers could hesitate to contract with payment accuracy providers, such as us, which could have a material adverse effect on our reputation, business, financial condition and results of operations.

We face significant competition and we expect competition to increase.

Competition among providers of healthcare payment accuracy solutions to U.S. healthcare insurance companies is strong and we may encounter additional competition as new competitors enter this area.

Our current healthcare solutions competitors include:

•	other payment accuracy vendors, including vendors focused on discrete aspects of the healthcare payment accuracy process;

•	fraud, waste, and abuse claim edit and predictive analysis companies;

•	primary claims processors;

•	numerous regional utilization management companies;

•	in-house payment accuracy capabilities;

•	Medicare RACs; and

•	Healthcare consulting firms and other third-party liability service providers.

We may not be able to compete successfully against existing or new competitors. In addition, we may be forced to increase the consideration we provide for assigned claims or lower our pricing, or the demand for our data-driven solutions may decrease as a result of increased competition. Further, a failure to be responsive to our existing and potential Assignors’ needs could hinder our ability to maintain or expand our Assignor base, hire and retain new employees, pursue new business opportunities, complete future acquisitions and operate our business effectively. Any inability to compete effectively could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect our proprietary technology, information, processes and know-how, the value of our solutions may be diminished, which could have a material adverse effect on our business, financial condition and results of operations.

We rely significantly on proprietary technology, information, processes and know-how that are not subject to patent or copyright protection. We seek to protect this information through trade secret or confidentiality agreements with our employees, consultants, subcontractors or other parties, as well as through other security measures. These agreements and security measures may be inadequate to deter misappropriation of intellectual property and may be insufficient to protect our proprietary information. Misappropriation of our intellectual property by third parties, or any disclosure or dissemination of our business intelligence, queries, algorithms and other similar information by any means, could undermine competitive advantages we currently derive or may derive therefrom. Any of these situations could result in our expending significant time and incurring expense to enforce our intellectual property rights. Although we have taken measures to protect our proprietary rights, others may compete with our business by offering solutions or services that are substantially similar to ours. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties or our employees, the value of our solutions, brand and other intangible assets may be diminished and competitors may be able to more effectively offer solutions that have the same or similar functionality as our solutions, which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to protect our intellectual property rights.

Our success depends in part on our ability to protect our proprietary software, confidential information and know-how, technology and other intellectual property and intellectual property rights. To do so, we rely generally on copyright, trademark and trade secret laws, confidentiality and invention assignment agreements with employees and third parties, and license and other agreements with consultants, vendors and Assignors. There can be no assurance that employees, consultants, vendors and Assignors have executed such agreements or have not breached or will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. Additionally, we monitor our use of open source software to avoid uses that would require us to disclose our proprietary source code or violate applicable open source licenses, but if we engaged in such uses inadvertently, we could be required to take remedial action or release certain of our proprietary source code. These scenarios could have a material adverse effect on our business, financial condition and results of operations. In addition, despite the protections we place on our intellectual property, a third party could, without authorization, copy or otherwise obtain and use our products or technology, or develop similar technology. In addition, agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.

As we begin to pursue patents, we might not be able to obtain meaningful patent protection for our technology. In addition, if any patents are issued in the future, they might not provide us with any competitive advantages or might be successfully challenged by third parties.

We rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. Further, the theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our services and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information.

We rely on our trademarks, service marks, trade names and brand names to distinguish our services from the services of our competitors and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our services, which could result in loss of brand recognition and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. Additionally, if we expand our focus to the international payment accuracy market, there is no guarantee that our trademarks, service marks, trade names and brand names will be adequately protected.

Our ability to obtain, protect and enforce our intellectual property rights is subject to uncertainty as to the scope of protection, registrability, patentability, validity and enforceability of our intellectual property rights in each applicable jurisdiction, as well as the risk of general litigation or third-party oppositions.

Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, if we expand our business into markets outside of the United States, our intellectual property rights may not receive the same degree of protection as they would in the United States because of the differences in foreign trademark and other laws concerning proprietary rights. Governments may adopt regulations, and government agencies or courts may render decisions, requiring compulsory licensing of intellectual property rights. When we seek to enforce our intellectual property rights, we may be subject to claims that the intellectual property rights are invalid or unenforceable. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property rights. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our solutions, or have a material adverse effect on our business, financial condition and results of operations.

Our qui tam litigation may be subject to Government Intervention and Dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A).

We file qui tam (“whistle blower”) actions on behalf of the United States federal government (“Federal Government”) under the False Claims Act, 31 U.S.C. § 3729 et seq. These actions give the Federal Government the opportunity to intervene and participate in the action. The False Claims Act authorizes the Attorney General to dismiss a qui tam action over the relator’s objection. The action can be dismissed if the Federal Government determines their best interests are not served with the litigation. This can be the case if the litigation does not advance their interests, preserve their limited resources, or avoid adverse precedent.

The Federal Government may dismiss an action notwithstanding the objections of the relator if the relator has received notice from the Federal Government and the person is afforded an opportunity to be heard on the Federal Government’s motion to dismiss. Courts have stated that the Federal Government has an “unfettered” right to dismiss a qui tam action. Swift v. United States, 318 F.3d 250, 252 (D.C. Cir. 2003). Federal Government intervention as well as dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A) can negatively affect our business and our recovery efforts.

We are subject to extensive government regulation. Any violation of the laws and regulations applicable to us or a negative audit or investigation finding could have a material adverse effect on our business, financial condition and results of operations.

Much of our business is regulated by the Federal Government and the states in which we operate. The laws and regulations governing our operations generally are intended to benefit and protect individual citizens, including government program beneficiaries, health plan members and providers, rather than stockholders. The government agencies administering these laws and regulations have broad latitude to enforce them. These laws and regulations regulate how we do business, what services we offer and how we interact with our Assignors, providers, other healthcare payers and the public. Increased involvement by us in analytic or audit work that can have an impact on the eligibility of individuals for medical coverage or specific benefits could increase the likelihood and incidence of us being subjected to scrutiny or legal actions by parties other than our Assignors, based on alleged mistakes or deficiencies in our work, with significant resulting costs and strain on our resources.

In addition, because we may receive payments from federal and state governmental agencies, we may become subject to various laws, including the Federal False Claims Act and similar state statutes, which permit government law enforcement agencies to institute suits against us for violations and, in some cases, to seek double or treble damages, penalties and assessments. In addition, private citizens, acting as whistleblowers, can sue on behalf of the Federal Government under the “qui tam” provisions of the Federal False Claims Act and similar statutory provisions in many states.

The expansion of our operations into new products and services may further expose us to requirements and potential liabilities under additional statutes and legislative schemes that previously have not been relevant to our business, such as banking statutes, that may both increase demands on our resources for compliance activities and subject us to potential penalties for noncompliance with statutory and regulatory standards.

If the government discovers improper or illegal activities in the course of audits or investigations, we may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions and debarment from doing business with the government. Such risks, particularly under the Federal False Claims Act and similar state fraud statutes, have increased in recent years due to legislative changes that have (among other amendments) expanded the definition of a false claim to include, potentially, any unreimbursed overpayment received from, or other monetary debt owed to, a government agency. If we are found to be in violation of any applicable law or regulation, or if we receive an adverse review, audit or investigation, any resulting negative publicity, penalties or sanctions could have an adverse effect on our reputation in the industry, impair our ability to compete for new contracts and have a material adverse effect on our business, financial condition and results of operations.

Our business depends on effective information processing systems that are compliant with current HIPAA transaction and code set standards and the integrity of the data in, and operations of, our information systems, as well as those of other entities that provide us with data or receive data from us.

Our ability to conduct our operations and accurately report our financial results depends on the integrity of the data in our information systems and the integrity of the processes performed by those systems. These information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs, satisfy Assignor requests and handle and enable our expansion and growth. Despite our testing and quality control measures, we cannot be certain that errors or system deficiencies will not be found and that remediation can be done in a timeframe that is acceptable to our Assignors or that Assignor relationships will not be impaired by the occurrence of errors or the need for remediation. In addition, implementation of upgrades and enhancements may cost more, take longer or require more testing than originally expected. Given the large amount of data we collect and manage, it is possible that hardware failures, errors or technical deficiencies in our systems could result in data loss or corruption or cause the information that we collect, utilize or disseminate to be incomplete or contain inaccuracies that our Assignors regard as significant.

Moreover, we submit high volumes of monetary claims to third parties, the efficiency and effectiveness of our own operations are to some degree dependent on the claims processing systems of these third parties and their compliance with any new transaction and code set standards. Since October 1, 2015, health plans, commercial payers and healthcare providers have been required to transition to the new ICD-10 coding system, which greatly expands the number and detail of diagnosis codes used for inpatient, outpatient and physician claims. The transition to the new transaction and code set standard is expensive, time-consuming and may initially result in disruptions or delays as we and other stakeholders make necessary system adjustments to be fully compliant and capable of exchanging data.

In addition, we may experience delays in processing claims and therefore earning our fees if the third parties with whom we work are not in full compliance with these new standards in the required timeframe. Claims processing systems failures, incapacities or deficiencies internal to these third parties could significantly delay or obstruct our ability to recover money, and thereby interfere with our performance and our ability to generate revenue in the timeframe we anticipate, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In the event we fail to maintain our Security Organization Control 2, HITRUST or other certifications, we could be in breach of our obligations under our contracts, fines and other penalties could result, and we may suffer reputational harm and damage to our business.

In addition to government regulation and the securities laws, we are subject to self-regulatory standards and industry certifications that may legally or contractually apply to us. These include Security Organization Control 2 (“SOC 2”), with which we are currently compliant. In the event we fail to maintain our SOC 2 compliance or fail to receive recertification from HITRUST, we could be in breach of our obligations under Assignor and other contracts, fines and other penalties could result, and we may suffer reputational harm and damage to our business. Further, our Assignors may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data.

Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards or other legal obligations, or any actual or suspected privacy or security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our Assignors to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to pursue recoveries could be limited. Any of these developments could harm our business, financial condition and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit retention of our systems by existing Assignors or onboarding onto or, in the case of our Chase to Pay services, adoption of our systems by new Assignors. For more information on Chase to Pay services, please see the section entitled “Business and Properties —Chase to Pay.”

Costs associated with, and our ability to obtain and maintain adequate insurance, could adversely affect our profitability and financial condition.

We hold a number of insurance policies, including directors’ and officers’ liability insurance, business interruption insurance, property insurance and workers’ compensation insurance. The cost of maintaining directors’ and officers’ liability insurance has increased substantially over the past few years and could continue to increase, due to general market trends, as part of an evaluation of our specific loss history and other factors. If the costs of maintaining adequate insurance coverage should increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. Similarly, if we exhaust our current insurance coverage for any given policy period, we would be required to operate our business without indemnity from commercial insurance providers for any claims made that are attributable to that policy period.

Our services could become subject to new, revised, or enhanced regulatory requirements in the future, which could result in increased costs, could delay or prevent our introduction of new solutions, or could impair the function or value of our existing solutions, which could have a material adverse effect on our business, financial condition and results of operations.

The healthcare industry is highly regulated on the federal, state and local levels, and is subject to changing legislative, regulatory, political and other influences. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. Changes to existing laws and regulations, or the enactment of new federal and state laws and regulations affecting the healthcare industry, could create unexpected liabilities for us, could cause us or our Assignors to incur additional costs and could restrict our or our Assignors’ operations. Many healthcare laws are complex, subject to frequent change and dependent on interpretation and enforcement decisions from government agencies with broad discretion. We cannot assure our stockholders as to the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. In addition, federal and state legislatures periodically have considered programs to reform or amend the U.S. healthcare system at both the federal and state level, such as the enactment of the Affordable Care Act. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payers’ reimbursement policies in a manner adverse to us. Similarly, changes in private payer reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations. Our failure to anticipate accurately the application of these laws and similar or future laws and regulations, or our failure to comply with them, could create liability for us, result in adverse publicity and have a material adverse effect on our business, financial condition and results of operations.

While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our services may become subject to new or enhanced regulatory requirements and we may be required to change or adapt our services in order to comply with these regulations. If we fail to successfully implement new regulatory framework, it could adversely affect our ability to offer services deemed critical by our Assignors, which could have a material adverse effect on our business, financial condition and results of operations. New or enhanced regulatory requirements may render our solutions obsolete or prevent us from performing certain services. Further, new or enhanced regulatory requirements could impose additional costs on us, thereby making existing solutions unprofitable, and could make the introduction of new solutions more costly or time consuming than we anticipate, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to accurately estimate the factors upon which we base our contract pricing, we may generate less profit than expected or incur losses on those contracts, which could have a material adverse effect on our business, financial condition and results of operations.

Our Assignor contracts are generally recovery-based. We receive a fee for such contracts based on the monies identified and ultimately recovered. Our ability to earn a profit on a performance-based agreement requires that we accurately estimate the costs involved and outcomes likely to be achieved and assess the probability of completing multiple tasks and transactions within the contracted time period.

We derive a relatively small portion of our revenue on a “fee-for-service” basis whereby billing is based upon a flat fee or a fee per hour. To earn a profit on these contracts, we must accurately estimate costs involved and assess the probability of achieving certain milestones within the contracted time period. If we do not accurately estimate the costs and timing for completing projects, or if we encounter increased or unexpected costs, delays, failures, liabilities or risks, including those outside of our control, our contracts could prove unprofitable for us or yield lower profit margins than anticipated. Although we believe that we have recorded adequate provisions in our financial statements for losses on our fee-for-service contracts where applicable, as required under GAAP, we cannot provide assurance that our contract provisions will be adequate to cover all actual future losses. The inability to accurately estimate the factors upon which we base our contract pricing could have a material adverse effect on business, financial condition and results of operations.

If we fail to cost-effectively develop widespread brand awareness and maintain our reputation, or if we fail to achieve and maintain market acceptance, our business could suffer.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with our Assignors and ability to attract new Assignors. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur, and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet expectations, or any adverse publicity or litigation involving or surrounding us, could make it substantially more difficult for us to attract new Assignors. In addition, negative publicity resulting from any adverse government audit could injure our reputation. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with Assignors, which would harm our business, results of operations and financial condition.

The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with Assignors, payers and other partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to promote our business in certain relevant jurisdictions. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our brand recognition, reputation and results of operations may be adversely affected.

Our ability to execute on business plans, maintain high levels of service or adequately address competitive challenges will be negatively impacted if we fail to properly manage our growth, which could have a material adverse effect on our business, financial condition and results of operations.

In recent years, our size and the scope of our business operations have expanded rapidly, and we expect that we will continue to grow and expand into new areas within the healthcare industry; however, such growth and expansion has resulted in nominal revenue to date and carries costs and risks that, if not properly managed, could have a material adverse effect on our business, financial condition and results of operations. To effectively manage our business plans, we must continue to improve our operations, while remaining competitive. We must also be flexible and responsive to our Assignors’ needs and to changes in the political, economic and regulatory environment in which we operate. The greater size and complexity of our expanding business puts additional strain on our administrative, operational and financial resources and makes the determination of optimal resource allocation more difficult. A failure to anticipate or properly address the demands that our growth and diversification may have on our resources and existing infrastructure may result in unanticipated costs and inefficiencies and could adversely impact our ability to execute on our business plans and growth goals, which could have a material adverse effect on our business, financial condition and results of operations.

We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will need to continue to hire, train and manage additional qualified information technology, operations and marketing staff, and improve and maintain our technology and information systems to properly manage our growth. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be adversely affected. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain Assignors and employees.

We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. We expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, and continue to expand to reach more Assignors. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting, investor relations and other expenses as a newly public company. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which could be dilutive to our stockholders. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We may not be able to obtain additional capital to continue the development of our business.

There can be no assurance that our future proposed operations and claims recovery will be implemented successfully or that we will ever have profits. If we are unable to successfully recover on claims and continue pursuing recoveries, holders of our common stock may lose their entire investment. We face all of the risks inherent in a new business and a new public company, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including the need for significant additional capital requirements and management’s potential underestimation of initial and ongoing costs. In evaluating our business and future prospects, these difficulties should be considered. If we are not effective in addressing these risks, we would not be able to implement our business strategy and our results of operations would be adversely affected. To date, the Company’s sources of liquidity to fund working capital have been through funds from servicing agreements, member contributions and investments from other third parties.

If we do not successfully integrate future acquisitions or strategic partnerships that we may enter into, we may not realize the anticipated benefits of any such acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.

We expect to pursue future acquisitions in order to expand and diversify our business. We may also form strategic partnerships with third parties that we believe will complement or augment our existing business. We cannot, however, provide assurance that we will be able to identify any potential acquisition or strategic partnership candidates, consummate any additional acquisitions or enter into any strategic partnerships or that any future acquisitions or strategic partnerships will be successfully integrated or will be advantageous to us. Entities we acquire may not achieve the revenue and earnings we anticipate or their liabilities may exceed our expectations. We could face integration issues pertaining to the internal controls and operational functions of the acquired companies and we also could fail to realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Assignor dissatisfaction or performance problems with a particular acquired entity or resulting from a strategic partnership could have a material adverse effect on our reputation as a whole. We may be unable to profitably manage any acquired entities, or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems. We may not achieve the anticipated benefits from any strategic partnerships we form. In addition, business acquisitions and strategic partnerships involve a number of risks that could affect our business, financial condition and results of operations, including but not limited to:

•	our ability to integrate operational, accounting and technology policies, processes and systems and the implementation of those policies and procedures;

•	our ability to integrate personnel and human resources systems as well as the cultures of each of the acquired businesses;

•	our ability to implement our business plan for the acquired business;

•	transition of operations, users and Assignors to our existing platforms or the integration of data, systems and technology platforms with ours;

•	compliance with regulatory requirements and avoiding potential conflicts of interest in markets that we serve;

•	diversion of management’s attention and other resources;

•	our ability to retain or replace key personnel;

•	our ability to maintain relationships with the clients of the acquired business or a strategic partner and further develop the acquired business or the business of our strategic partner;

•	our ability to cross-sell our solutions of the acquired businesses or strategic partners to our respective Assignors;

•	entry into unfamiliar markets;

•	assumption of unanticipated legal or financial liabilities and/or negative publicity related to prior acts by the acquired entity;

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, Assignors, former stockholders or third parties;

•	misuse of intellectual property by our strategic partners;

•	disagreements with strategic partners or a misalignment of incentives within any strategic partnership;

•	becoming significantly leveraged as a result of incurring debt to finance an acquisition;

•	unanticipated operating, accounting or management difficulties in connection with the acquired entities; and

•	impairment of acquired intangible assets, including goodwill, and dilution to our earnings per share.

If we fail to successfully integrate the businesses that we acquire or strategic partnerships that we enter into, we may not realize any of the benefits we anticipate in connection with the acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.

We may incur substantial additional indebtedness, including in connection with future claims acquisitions.

We may incur substantial additional indebtedness in order to finance acquisitions, which are an important part of our long-term growth strategy, or otherwise in connection with financing our operations, and such increased leverage could adversely affect our business. In particular, the increased leverage could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue other operational and strategic opportunities. The increased leverage, potential lack of access to financing and increased expenses could have a material adverse effect on our financial condition, results of operations and cash flows.

In connection with the Prepaid Forward, we may receive only a portion of the Prepayment Amount, which could materially affect the amount of proceeds we receive from the Prepaid Forward.

Pursuant to the Prepaid Forward described below and in Note 13, “Subsequent Events - OTC Equity Prepaid Forward Agreement” in the accompanying consolidated financial statements, CF entered into an agreement for the Prepaid Forward (the “Confirmation”) in which it agreed to acquire up to 3.5 million shares of Class A Common Stock from holders of Common Stock that had elected or intended to redeem Common Stock in the Business Combination at a price per share equal to the redemption price as defined in the Company’s amended and restated certificate of incorporation, as amended from time to time (the “Redemption Price”). Upon the closing of the Business Combination, the Company paid to CF $11,420,144.79, which was the product of the number of shares subject to the Forward Purchase Agreement multiplied by the Redemption Price (the “Prepayment Amount”).

At any time, and from time to time, after May 23, 2022 (the closing of the Business Combination), CF may sell Subject Shares (as defined in the Confirmation) at its sole discretion in one or more transactions, publicly or privately and, in connection with such sales, terminate the Prepaid Forward in whole or in part in an amount corresponding to the number of Subject Shares sold (the “Terminated Shares”). Any Subject Shares sold by CF during the term of the Prepaid Forward will cease to be Subject Shares (the “OET Shares”). CF will give written notice to MSP of any sale of Subject Shares by CF within one business day of the date of such sale, such notice to include the date of the sale, the number of Subject Shares sold, and the sale price per Subject Share. In connection with each such optional early termination, on the Valuation Date (as defined in the Confirmation), (a) CF will receive from the Escrow Account an amount equal to the positive excess, if any, of (x) the product of the Redemption Price and the aggregate number of OET Shares over (y) an amount equal to the proceeds received by CF in connection with sales of the OET Shares, and (b) the Company will receive from the Escrow Account the amount set forth in (y) above.

Because CF is not obligated to sell any shares under the Prepaid Forward and the amounts to be released to us from the Escrow Account will be reduced to the extent CF sells shares for less than the Redemption Price, we will not receive any amount with respect to shares not sold by CF and the amounts we receive for any shares sold may be significantly less than their Redemption Price, which could significantly affect the amount of proceeds we receive and reduce the liquidity benefit we might receive from the Prepaid Forward.

If we fail to maintain or upgrade our operational platforms, it could have a material adverse effect on our business, financial condition and results of operations.

We expect to make substantial investments in and changes to our operational platforms, systems and applications to compete effectively and keep up with technological advances. We may also face difficulties in integrating any upgraded platforms into our current technology infrastructure. In addition, significant technological changes could render our existing solutions obsolete. Although we have invested, and will continue to invest, significant resources in developing and enhancing our solutions and platforms, any failure to keep up with technological advances or to integrate upgraded operational platforms and solutions into our existing technology infrastructure could have a material adverse effect on our business, financial condition and results of operations.

We are currently party to and may in the future become party to additional litigation, regulatory, or other dispute resolution proceedings. Adverse judgments or settlements in any of these proceedings could have a material adverse effect on our business, financial condition and results of operations.

We are currently party to may in the future become party to lawsuits and other claims against us that arise from time to time in the ordinary course of our business. These may include lawsuits and claims related to, for example, contracts, subcontracts, protection of confidential information or trade secrets, wage and benefits, employment of our workforce or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We also may be required to initiate expensive litigation or other proceedings to protect our business interests. In addition, because of the payments we may receive from potential future government Assignors, we may become subject to unexpected inquiries, investigations, legal actions or enforcement proceedings pursuant to the False Claims Act, healthcare fraud, waste and abuse laws or similar legislation. Any investigations, settlements or adverse judgments stemming from such legal disputes or other claims may result in significant monetary damages or injunctive relief against us, as well as reputational injury that could adversely affect us. In addition, litigation and other legal claims are subject to inherent uncertainties and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, costs of litigation, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to successfully identify and recover on future claims, our results of operations could be adversely affected.

As a part of our business plan, we have acquired the right to pursue recoveries and we intend to continue to pursue acquiring additional claims to support our business strategy. These recoveries can involve a number of risks and challenges, any of which could cause significant operating inefficiencies and adversely affect our growth and profitability. Such risks and challenges include:

•	underperformance relative to our expectations and the price paid for the claims

•	unanticipated demands on our management and operational resources;

•	failure to successfully recover on legal claims;

•	difficulty in integrating personnel, operations, and systems;

•	maintaining current customers and securing future customers of the combined businesses;

•	assumption of liabilities; and

•	litigation-related charges.

The profits of claims may take considerable time to recover, and certain recoveries may fall short of expected returns. If our recoveries are not successful, we may record impairment charges. Our ability to grow our capital will depend upon our success at identifying and recovering legal claims, which requires substantial judgment in assessing their values, strengths, weaknesses, liabilities, and potential profitability, as well as the availability of capital.

If we fail to accurately calculate the Paid Amount and Paid Value of Potential Recoverable Claims, it can have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Typically, we identify recoverable claims using our proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on the various Funnels and Layers we have identified. Our potential ability to achieve recovery revenues are based largely on the Paid Value of Potentially Recoverable Claims of our portfolio and our ability to discover, quantify and settle the gap between Billed Amount and Paid Amount on a large scale. If we fail to accurately calculate the Paid Amount or the Paid Value of Potential Recoverable Claims, the Recovery Multiple or the recovery rights we are entitled to may not be appropriately captured, which may have a material adverse effect on our business, results of operations, financial condition and cash flows.

We use software vendors, utility providers and network providers in our business and if they cannot deliver or perform as expected or if our relationships with them are terminated or otherwise change it could have a material adverse effect on our business, financial condition and results of operations.

Our ability to service our Assignors and deliver and implement solutions requires that we work with certain third-party providers, including software vendors, utility providers and network providers, and depends on such third parties meeting our expectations in both timeliness and quality. We might incur significant additional liabilities if the services provided by these third parties do not meet our expectations, if they terminate or refuse to renew their relationships with us or if they were to offer their services to us on less advantageous terms, which could have a material adverse effect on our business, financial condition and results of operations. In addition, while there are backup systems in many of our operating facilities, an extended outage of utility or network services supplied by these vendors or providers could impair our ability to deliver our solutions, which could have a material adverse effect on our business, financial condition and results of operations.

We use various data sources in our business and if we lose access to those data sources it could have a material adverse effect on our business, financial condition, and results of operations.

Our ability to service our Assignors and deliver and implement solutions requires that we use several data sources when identifying recoveries. If we were to lose access to those data sources, including as a result of any termination of our data access arrangements, it could have a material adverse effect on our business, financial condition and results of operations.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling certain solutions, which could have a material adverse effect on our business, financial condition and results of operations.

We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and develop non-infringing technology, cease using the solutions or providing the services that use or contain the infringing intellectual property or obtain a license. We may be unable to develop non-infringing solutions or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our Assignors if they become subject to third-party claims relating to intellectual property that we license or otherwise provide to them, which could be costly. If we are subject to claims of misappropriating or infringing the intellectual property or other proprietary rights of others, it could have a material adverse effect on our business, financial condition and results of operations.

Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.

We have operations throughout the United States as well as in Puerto Rico. Accordingly, we are subject to taxation in many jurisdictions with increasingly complex tax laws, the application of which can be uncertain.

Unanticipated changes in our tax rates could affect our future financial condition and results of operations. Our future effective tax rates could be unfavorably affected by changes in the tax rates in jurisdictions where our income is earned and taxed, by changes in, or our interpretation of, tax rules and regulations in the jurisdictions in which we do business, by increases in expenses not deductible for tax purposes including impairments of goodwill, by changes in U.S. GAAP or other applicable accounting standards or by changes in the valuation of our deferred tax assets and liabilities.

In addition, we are subject to the continual examination of our income tax returns by the U.S. Internal Revenue Service (“IRS”) and other domestic and international tax authorities. Tax authorities in various jurisdictions may disagree with and subsequently challenge the amount of profits taxed in their state or country, which may result in increased tax liability, including accrued interest and penalties, which would cause our tax expense to increase. There can be no assurance that the final determination of any of these examinations will not have a material adverse effect on our financial condition and results of operations.

We will be required to pay the TRA Parties (as defined in the TRA) for most of the benefits relating to, among other things, an increase in tax attributes as a result of the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, and the Company’s increase in its allocable share of existing tax basis and anticipated tax basis adjustments we receive in connection with sales or exchanges of Up-C Units after the Business Combination.

In connection with the Business Combination, we entered into a Tax Receivable Agreement with the TRA Parties (as defined in the TRA) that provides for the payment by the Company to such TRA Parties of 85% of the benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Opco as a result of the Business Combination and as a result of sales or exchanges of Up-C Units for cash or shares of the Company’s Class A common stock, and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of the Company and not of Opco. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Up-C Units for shares of the Company common stock, the applicable tax rate, the price of shares of the Company’s Class A common stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Opco and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Company may make under the Tax Receivable Agreement will be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Opco Units or other TRA Parties continuing to hold ownership interests in us. To the extent payments are due to the TRA Parties under the Tax Receivable Agreement, the payments are generally required to be made within five business days after the tax benefit schedule (which sets forth the Company’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. The Company is required to deliver such a tax benefit schedule to the TRA Parties’ Representative (as defined in the TRA), for its review, within ninety calendar days after the due date (including extensions) of the Company’s federal corporate income tax return for the relevant taxable year.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Company’s payment obligations under the Tax Receivable Agreement will be accelerated in the event of certain changes of control or its election to terminate the Tax Receivable Agreement early. The accelerated payments will relate to all relevant tax attributes then allocable to the Company in the case of an acceleration upon a change of control and to all relevant tax attributes allocable or that would be allocable to the Company (in the case of an election by the Company to terminate the Tax Receivable Agreement early, assuming all Up-C Units were then exchanged). The accelerated payments required in such circumstances will be calculated by reference to the present value (at a specified discount rate determined by reference to LIBOR) of all future payments that holders of Up-C Units or other recipients would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that the Company will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such tax basis and the Company’s utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the Tax Receivable Agreement). The Company’s ability to achieve benefits from any existing tax basis, tax basis adjustments or other tax attributes, and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreement, payments under the Tax Receivable Agreement could be in excess of 85% of the Company’s actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by the Company may be significantly less than the corresponding Tax Receivable Agreement payments or that payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to the Company by Opco are not sufficient to permit the Company to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value of our Company common stock.

In the case of a “Change of Control” under the Tax Receivable Agreement (which is defined to include, among other things, a 50% change in control of the Company, the approval of a complete plan of liquidation or dissolution of the Company, or the disposition of all or substantially all of the Company’s direct or indirect assets), payments under the Tax Receivable Agreement will be accelerated and may significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement (the calculation of which is described in the immediately preceding risk factor) in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Company common stock in a change of control transaction.

Our success may depend on the continued service and availability of key personnel.

Our success and future growth is dependent upon the ability of our executive officers, senior managers and other key personnel to operate and manage our business and execute on our growth strategies successfully. We cannot provide assurance that we will be able to continue to retain our executive officers, senior managers or other key personnel or attract additional key personnel. We may incur increased expenses in connection with the hiring, promotion, retention or replacement of any of these individuals. The loss of the services of any of our key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our business is dependent on our ability to attract and retain qualified employees.

Our ability to operate our business and provide our solutions is dependent on our ability to recruit, employ, train and retain the skilled personnel who have relevant experience in the healthcare and data analytics industries as well as information technology professionals who can design, implement, operate and maintain complex information technology systems. For example, certain of our employees in our company must either have or rapidly develop a significant amount of technical knowledge with regard to medical insurance coding and procedures. In addition, certain of our retrospective data driven solutions rely on a team of trained registered nurses or medical coding professionals to review medical information and provide feedback with respect to the medical appropriateness of care provided. Innovative, experienced and technologically proficient professionals, qualified nurses and experienced medical coding professionals are in great demand and are likely to remain a limited resource. Our ability to recruit and retain such individuals depends on a number of factors, including the competitive demands for employees having, or able to rapidly develop, the specialized skills we need and the level and structure of compensation required to hire and retain such employees. We may not be able to recruit or retain the personnel necessary to efficiently operate and support our business. Even if our recruitment and retention strategies are successful, our labor costs may increase significantly. In addition, our internal training programs may not be successful in providing inexperienced personnel with the specialized skills required to perform their duties. If we are unable to hire, train and retain sufficient personnel with the requisite skills without significantly increasing our labor costs, it could have a material adverse effect on our business, financial condition and results of operations.

General economic, political and market forces and dislocations beyond our control could reduce demand for our solutions, which could have a material adverse effect on our business, financial condition and results of operations.

The demand for our data driven solutions may be impacted by factors that are beyond our control, including macroeconomic, political and market conditions, the availability of short-term and long-term funding and capital, the level and volatility of interest rates, currency exchange rates and inflation. The United States economy recently experienced periods of contraction and both the future domestic and global economic environments may continue to be less favorable than those of prior years. Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally and could result in a reduction in demand for our solutions, which could have a material adverse effect on our business, results of operations and financial condition.

COVID-19 or other pandemic, epidemic, or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.

The severity, magnitude and duration of the ongoing COVID-19 pandemic is uncertain and rapidly changing. As of the date of this Current Report, the extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.

Numerous state and local jurisdictions, including certain of the markets where we operate, had or have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in periods of remote operations at our headquarters and medical centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events, among other effects, thereby negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in areas in which we operate as well as societal and governmental responses.

In response to the COVID-19 pandemic, we made operational changes to the staffing and operations of our offices to minimize potential exposure to COVID-19. If the COVID-19 pandemic worsens, especially in regions where we have offices, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, and employee productivity, any of which could harm our financial condition and business operations.

We are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

Due to the concentration of our operations in Florida, our business may be adversely affected by economic conditions that disproportionately affect Florida as compared to other states. In addition, our exposure to many of the risks described herein are not mitigated by a diversification of geographic focus.

Moreover, regions in and around the southeastern United States commonly experience hurricanes and other extreme weather conditions. As a result, our offices, especially those in Florida and Puerto Rico, are susceptible to physical damage and business interruption from an active hurricane season or a single severe storm. Moreover, global climate change could increase the intensity of individual hurricanes or the number of hurricanes that occur each year. Even if our facilities are not directly damaged, we may experience considerable disruptions in our operations due to property damage or electrical outages experienced in storm-affected areas by our employees. Additionally, long-term adverse weather conditions, whether caused by global climate change or otherwise, could cause an outmigration of people from the communities where our offices are located. If any of the circumstances described above occurred, there could be a harmful effect on our business and our results of operations could be adversely affected.

We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.

Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our leadership team in the areas of operations, information technology and security, marketing, compliance and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss (including as a result of a COVID-19 infection) of one or more of the members of our senior management team, or other key employees, could harm our business. In particular, the loss of the services of our founder and Chief Executive Officer, John H. Ruiz, could significantly delay or prevent the achievement of our strategic objectives. Changes in our executive management team may also cause disruptions in, and harm to, our business.

Our overall business results may suffer from an economic downturn.

During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at federal, state and local government entities and may decrease, spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our Assignors.

Risks Related to Legal and Regulatory Matters and Being a Public Company

In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to MSP prior to the Business Combination and to the Company following the Business Combination.

We are controlled by the Members, including John H. Ruiz and Frank C. Quesada, whose interests may conflict with our interests and the interests of other stockholders.

The Members (or their designees) hold all of our issued and outstanding Class V Common Stock, which control approximately 99.7% of the combined voting power of our common stock, and John H. Ruiz and Frank C. Quesada, as a group, control approximately 95.5% of the combined voting power of our common stock. See “Security Ownership of Certain Beneficial Owners and Management.” They effectively have the ability to determine all corporate actions requiring stockholder approval, including the election and removal of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Company, which could cause the market price of our Class A Common Stock to decline or prevent stockholders from realizing a premium over the market price for Class A Common Stock. The Members’ interests may conflict with our interests as a company or the interests of our other stockholders.

Our stockholders will experience substantial dilution as a consequence of, among other transactions, any future issuances of common stock.

The Company currently has an aggregate of 11,500,000 Public Warrants outstanding, including 325,000 Private Warrants, which will become exercisable 10 days after closing of the Business Combination, provided that there is an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. The issuance of Class A Common Stock upon the exercise of Warrants could result in dilution to Public Stockholders. The 52 week trading range of the Public Warrants has been $2.23-$0.31, resulting in an average of $1.27 and an approximate value of $15.02 million. For more information on the Warrants, please see the Existing Warrant Agreement.

In addition, the Company will have the ability to issue up to 98,736,750 shares of Class A Common Stock pursuant to awards under the Incentive Plan. The shares of Class A Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares that may be issued pursuant to awards under the Incentive Plan will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2031) equal to the lesser of (i) a number of shares equal to 3% of the total number of shares actually issued and outstanding on the last day of the preceding fiscal year or (ii) a number of shares as determined by the Board. The Company is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Depending upon market liquidity at the time, sales of shares of our Class A Common Stock under the Company Common Stock Purchase Agreement, dated as of May 17, 2022, by and between the Company and CF Principal Investments LLC (the “Purchase Agreement”) may cause the trading price of our Class A Common Stock to decline. After CF Principal Investments LLC has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to CF Principal Investments LLC by us pursuant to the Purchase Agreement may result in substantial dilution to the interests of other holders of our Class A Common Stock. The sale of a substantial number of shares of our Class A Common Stock to CF Principal Investments LLC, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to CF Principal Investments LLC, and the Purchase Agreement may be terminated by us at any time at our discretion without penalty.

We qualify as a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors is held by an individual, a group or another company, we will qualify as a “controlled company” under the Nasdaq listing requirements. Mr. Ruiz controls more than a majority of the voting power of our outstanding capital stock. As a result, we qualify as a “controlled company” under the Nasdaq listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of Nasdaq; (ii) a nominating and corporate governance committee comprised solely of independent directors; and (iii) a compensation committee comprised solely of independent directors. In addition, the Members, including John H. Ruiz and Frank C. Quesada have the ability to control matters requiring stockholder approval, including the election and removal of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. See “We are controlled by the Members, including John H. Ruiz and Frank C. Quesada, whose interests may conflict with our interests and the interests of other stockholders.”

The Members, including John H. Ruiz and Frank C. Quesada, may have their interest in us diluted due to future equity issuances, repurchases under the LLC Agreement from the MSP Principals in connection with the exercise of New Warrants or Members or their designees selling shares of Class A Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. We would then be required to comply with those provisions of the Nasdaq listing requirements.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Class A Common Stock, Public Warrants and New Warrants are currently listed on Nasdaq. If Nasdaq delists our Class A Common Stock, Public Warrants or New Warrants from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

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a determination that the Class A Common Stock is a “penny stock” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” To the extent our Class A Common Stock, Public Warrants and New Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

Our success is dependent upon the efforts of our key personnel. The loss of key personnel could negatively impact the operations and profitability of the Company and its financial condition could suffer as a result.

It is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Company. We anticipate that some or all of the management of the Company will remain in place.

The Company’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of the Company’s officers could have a material adverse effect on the Company’s business, financial condition, or operating results. The Company does not maintain key-man life insurance on any of its officers. The services of such personnel may not continue to be available to the Company.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although due diligence was conducted on MSP prior to the Business Combination, we cannot assure you that this diligence surfaced all material issues that may be present in MSP’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of MSP’s business and outside of our and MSP’s control will not later arise. As a result of these factors, we may be forced to write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or its securities. Accordingly, any of our stockholders could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to federal and state income taxes in the United States and potentially in other jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	changes in tax laws, regulations, or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Past performance by members of our management team may not be indicative of future performance of an investment in the Company.

Past performance by members of our management team is not a guarantee of success with respect to the Company. You should not rely on the historical record of members of our management team’s performance as indicative of the future performance of an investment in the Company or the returns the Company will, or is likely to, generate going forward.

We may be unable to obtain additional financing to fund the operations and growth of the Company.

We may require additional financing to fund the operations or growth of the Company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Company. None of our officers, directors or stockholders is required to provide any financing to us.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

In some jurisdictions, our recoveries may be limited due to legal restrictions, which may have negative consequences for the value or enforcement of our contractual agreements with our counterparties, for our ability to do business in certain jurisdictions or for our cost of doing business.

There exist in various jurisdictions prohibitions or restrictions in connection with purchasing claims from plaintiffs (known as maintenance, and a form of maintenance, called champerty), assignment of certain kinds of claims, and/or participating in a lawyer’s contingent fee interests. Such prohibitions and restrictions to the extent they exist are governed by the rules and regulations of each state and jurisdiction in the United States and vary in degrees of strength and enforcement in different states and federal jurisdictions. Some jurisdictions in the US and other jurisdictions may not, for legal and professional ethics reasons, permit us to pursue certain recoveries, or the law and regulations in those jurisdictions may be uncertain, and accordingly we may not have the ability or the desire to pursue recoveries in these jurisdictions, thereby limiting the size of the potential market. If we, our counterparties or the lawyers handling the underlying matters were to be found to have violated the relevant prohibitions or restrictions in connection with certain matters, there could be a materially adverse effect on the value of the affected assets, our ability to enforce the relevant contractual agreements with our counterparties and the amounts we would be able to recover with respect to such matters, or our costs for such matters.

Anti-takeover provisions contained in our Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Second Amended and Restated Certificate of Incorporation (our “Charter”) contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect candidates to serve as a director of the Board;

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•

the requirement that, at any time from and after the date on which the voting power of John H. Ruiz and his affiliates represent less than 50% of the voting power of all of the then outstanding shares entitled to vote (“Voting Rights Threshold Date”), directors elected by the stockholders generally entitled to vote may be removed from the Board solely for cause and only by affirmative vote of the holders of at least 66 2⁄3% of the voting power of the then outstanding shares entitled to vote, voting together as a single class

•

the exclusive right of the Board to fill newly created directorships and vacancies with respect to directors elected by the stockholders generally entitled to vote, which prevents stockholders from being able to fill vacancies on the Board;

•

the prohibition on stockholder action by written consent from and after the Voting Rights Threshold Date, which forces stockholder action from and after the Voting Rights Threshold Date to be taken at an annual or special meeting of stockholders;

•

the requirement that special meetings of stockholders may only be called by the Chairperson of the Board, the Chief Executive Officer of the Company or the Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

the requirement that, from and after the Voting Rights Threshold Date, amendments to certain provisions of the Charter and amendments to the Amended and Restated Bylaws must be approved by the affirmative vote of the holders of at least 66 2⁄3% in voting power of the then outstanding shares of the Company generally entitled to vote;

•

our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans; the existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise;

•

advance notice procedures set forth in the Amended and Restated Bylaws that stockholders must comply with in order to nominate candidates to the Board or to propose other matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company; and

•

an exclusive forum provision which provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware).

The Charter contains a provision renouncing our interest and expectancy in certain corporate opportunities.

The Charter provides that the Company will have no interests or expectancy in, or being offered an opportunity to participate in any corporate opportunity, to the fullest extent permitted by applicable law, with respect to any lines of business or business activity or business venture conducted by any holder of common stock, any affiliate of such holder or any director, officer or stockholder of such holder or any affiliate thereof (“Relevant Persons”) as of the date of the filing of the Charter with the Secretary of State of the State of Delaware or received by, presented to or originated by the Relevant Persons after the date of the filing of the Charter with the Secretary of State of the State of Delaware in such person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Company). These provisions of the Charter create the possibility that a corporate opportunity of ours may be used for the benefit of the Relevant Persons.

The Company’s operations may be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide.

The Company’s financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if the Company is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, the Company’s financial condition and results of operations may be materially adversely affected. The Company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Company’s financial condition and results of operations.

Risks Related to Ownership of Our Common Stock

In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to the Company.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.

In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for MSP’s stock and trading in the shares of the Company’s Class A Common Stock was not active. Accordingly, the valuation ascribed to MSP and the Company’s Class A Common Stock in the Business Combination may not be indicating of the price of the Company that will prevail in the current trading market. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our Class A Common Stock adversely, then the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We cannot predict the impact our dual class capital structure may have on the market price of the shares of Class A Common Stock.

We cannot predict whether our dual class structure, combined with the concentrated control of the Company, will result in a lower or more volatile market price of the Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under any such announced policies or future policies, our dual class capital structure could make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations as compared to similar companies that are included. As a result, the market price of shares of Class A Common Stock could be adversely affected.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants were issued in registered form under the Existing Warrant Agreement. The Existing Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or provide for the delivery of Alternative Issuance (as defined in the Existing Warrant Agreement) but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any other change, including any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants and New Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.

We have the ability to redeem outstanding Public Warrants and New Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (or as otherwise adjusted pursuant to the Existing Warrant Agreement or New Warrant Agreement, as applicable) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. During the most recent 60-day trading period, the price of our Class A Common Stock has remained below the threshold that would allow us to redeem the Public Warrants and New Warrants. If and when the Public Warrants and New Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants and New Warrants could force the warrant holders: (i) to exercise their Public Warrants or New Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants or New Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants or New Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding New Warrants are called for redemption, is likely to be substantially less than the market value of their New Warrants. None of the Private Warrants will be redeemable by us so long as they are held by their initial purchasers or such initial purchasers’ permitted transferees. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants has decreased to $0.0001 after giving effect to the issuance of the New Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

The Company has no obligation to notify holders of the Public Warrants or the New Warrants that they have become eligible for redemption. However, in the event the Company determined to redeem the Public Warrants or the New Warrants, holders of the Public Warrants and the New Warrants, as applicable, would be notified of such redemption as described in the Existing Warrant Agreement and the New Warrant Agreement, as applicable. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Existing Warrant Agreement and the New Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.

Warrants have become exercisable for our Class A Common Stock, which has increased the number of shares eligible for future resale in the public market and may result in dilution to our stockholders.

We issued Public Warrants to purchase 11,500,000 shares of Class A Common Stock as part of our IPO and, on the IPO closing date, we issued Private Warrants to the Sponsor and Nomura to purchase in the aggregate 325,000 shares of our Class A Common Stock. In addition, the Company issued an aggregate of 1,028,046,326 New Warrants declared as a dividend to the holders of record of the Class A Common Stock as of the close of business on the Closing Date. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants decreased to $0.0001 per share after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. Notwithstanding the foregoing, the shares of Class A Common Stock issuable upon exercise of our warrants will result in dilution to the then existing holders of Class A Common Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

The Private Warrants are identical to the Public Warrants sold as part of the Public Units issued in our IPO except that, so long as they are held by the Sponsor, Nomura or their permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a net share (cashless) basis; and (iv) are subject to registration rights. The New Warrants will be issued in registered form under the New Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. The New Warrant Agreement is attached to this Current Report as Exhibit 4.5.

The Company’s management has limited experience in operating a public company.

The Company’s executive officers have limited experience in the management of a publicly traded company. The Company’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. The Company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of publicly traded companies. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a publicly traded company may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

The provision of our Charter requiring exclusive forum in the courts in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

The Charter requires that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or Amended and Restated Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware). The exclusive forum provision described above does not apply to actions arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Charter provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act and the rules and regulations thereunder. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds the exclusive forum provision contained in the Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”); (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following August 18, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

The Company has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner. We may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we fail to remediate our material weaknesses, we may not be able to report our financial results accurately or to prevent fraud.

Following the issuance of the “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” by the staff of the SEC (the “SEC Staff Statement”), after consultation with the Company’s independent registered public accounting firm, the Company’s management and audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate previously issued and audited financial statements as of and for the period ended December 31, 2020.

Additionally, the Company previously recorded a portion of our Class A common stock subject to possible redemption in permanent equity. In accordance with SEC Staff guidance on redeemable equity instruments, ASC 480-10-S99, “Distinguishing Liabilities from Equity”, and EITF Topic D-98, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the issuing company require common stock subject to redemption to be classified outside of permanent equity. The Company’s management re-evaluated the effectiveness of our disclosure controls and procedures and concluded that the misclassification of the Class A common stock was quantitatively material to individual line items within the balance sheet. The Company concluded that the restatement of the Class A common stock represents a material weakness. In addition, on March 31, 2022, the Company’s management and its audit committee concluded that a disclosure in regard to related parties was not disclosed within the notes to the Company’s audited Financial Statements for the year ended December 31, 2021. As a result, the Company identified a material weakness in its internal controls over financial reporting.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We expect to take steps to remediate the material weakness, but there is no assurance that any remediation efforts will ultimately have the intended effects.

The Company identified a material weakness in its internal control over financial reporting related to the accounting for complex financial instruments. As a result of this material weakness, the Company’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of the Company’s derivative liabilities, change in fair value of derivative liabilities, Class A Common Stock subject to possible redemption, Class A Common Stock, additional paid-in capital, accumulated deficit and related financial disclosures for the period from December 23, 2019 (inception) through December 31, 2020. For a discussion of management’s consideration of the material weakness identified related to the Company’s accounting for a significant and unusual transaction related to the warrants the Company issued in connection with the IPO, see “Note 2-Restatement of Previously Issued Financial Statements” to the Company’s audited financial statements included elsewhere in this Current Report. In addition, the Company identified a material weakness in its internal controls over financial reporting as a result of not including certain disclosure in regard to related parties within the notes to its audited Financial Statements for the year ended December 31, 2021. As a result, such financial statements were amended in order to appropriately disclose the related party transaction. See “Certain Relationships and Related Party Transactions.”

The Company has concluded that its internal control over financial reporting was ineffective as of December 31, 2020 and 2021 because material weaknesses existed in the Company’s internal control over financial reporting. The Company has taken a number of measures to remediate the material weaknesses described herein; however, if it is unable to remediate its material weaknesses in a timely manner or the Company identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner, and the Company may incorrectly report financial information. Likewise, if the Company’s financial statements are not filed on a timely basis, the Company could be subject to sanctions or investigations by the stock exchange on which the Company’s common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on the Company. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect the Company’s reputation or investor perceptions, which could have a negative effect on the trading price of the Class A Common Stock. In addition, the Company will incur additional costs to remediate material weaknesses in its internal control over financial reporting.

Further, as a result of such material weakness, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, the Company faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in the Company’s internal control over financial reporting and the preparation of the Company’s financial statements. As of the date of this Current Report, the Company has no knowledge of any such litigation or dispute. However, the Company can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the Company, results of operations and financial condition.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

The Company can give no assurance that the measures it has taken and plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if the Company is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

MSP has identified material weaknesses in MSP’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of MSP’s annual or interim financial statements will not be prevented or detected on a timely basis. If MSP is unable to remediate these material weaknesses, or if MSP identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, MSP may not be able to accurately or timely report their financial condition or results of operations, which may adversely affect investor confidence in MSP and, as a result, their stock price.

As of December 31, 2021 and 2020, MSP has identified material weaknesses in MSP’s internal control over financial reporting. The material weaknesses MSP identified were as follows:

•	MSP did not have sufficient accounting and financial reporting resources to address MSP’s financial reporting requirements. Specifically:

•	MSP did not have sufficient resources with an appropriate level of knowledge and U.S. generally accepted accounting principles expertise to identify, evaluate and account for transactions;

•	MSP did not have an adequate segregation of duties or appropriate level of review that is needed to comply with financial reporting requirements.

•	MSP did not design, implement or maintain an effective control environment over our financial reporting requirements. Specifically:

•	MSP did not have effective controls over the period end financial reporting process and preparation of financial statements due to:

•	A lack of a sufficient level of formal accounting policies and procedures that define how transactions should be initiated, recorded, processed and reported;

•	A lack of an effective control environment over period end close procedures.

•	MSP did not have appropriate controls or documented segregation of duties over information technology systems used to create or maintain financial reporting records;

•	MSP did not design or maintain the appropriate controls related to the separation of accounting records for each entity included within the combined and consolidated financial statements of MSP.

These control deficiencies did not result in errors that were material to MSP’s annual financial statements. However, these control deficiencies could result in a misstatement in MSP’s accounts or disclosures that would result in a material misstatement to the annual financial statements that would not be prevented or detected. Accordingly, MSP determined that these control deficiencies constitute material weaknesses.

MSP is in the process of implementing measures designed to improve their internal control over financial reporting and remediate the control deficiencies that led to the material weaknesses. As of March 31, 2022, MSP has hired key accounting personnel with appropriate levels of U.S. generally accepted accounting principles expertise and financial reporting knowledge and experience as well as begun developing formal accounting policies and procedures, designing a control environment over how transactions are initiated, recorded, processed and reported, and implementing period end close procedures. MSP also has implemented certain accounting systems to automate manual processes, to help implement segregation of duties and to assist in consolidation and period end close. However, MSP is still in the process of addressing these deficiencies and there is no assurance that these measures will significantly improve or remediate the material weaknesses described above. MSP and their independent registered public accounting firm, were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2021 in accordance with the provisions of the Sarbanes-Oxley Act and as such, there is no assurance that MSP has identified all material weaknesses or that there will not be additional material weaknesses or deficiencies that are identified. While MSP’s independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after MSP is no longer an “emerging growth company” as defined in the JOBS Act, a failure to design, implement or maintain effective internal control over financial reporting could adversely affect the results of annual independent registered public accounting firm audit reports regarding the effectiveness of MSP’s internal control over financial reporting that the Company will eventually be required to include in reports that will be filed with the SEC. If at such time, MSP’s independent registered public accounting firm issue an audit report that is adverse due to one or more material weaknesses in MSP’s internal control over financial reporting, this could have a material and adverse effect on MSP’s business, results of operations and financial condition, and it could cause a decline in the trading price of the Company’s Class A common stock.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Company may be required to provide the management report on internal controls commencing with the annual report for fiscal year ended December 31, 2022, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of MSP as a privately held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of SOX until the date we are no longer an emerging growth company. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Company or are unable to comply with the requirements of Section 404 of SOX or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company’s stockholders. Furthermore, because the Company distributed the proceeds held in the Public Shares to the Company’s Public Stockholders in connection with the Closing, this may be viewed or interpreted as giving preference to the Company’s Public Stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, the LCAP Board may be viewed as having breached their fiduciary duties to the Company’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against it for these reasons.

Risks Related to the Committed Equity Facility

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to CF Principal Investments LLC, or the actual gross proceeds resulting from those sales.

On May 17, 2022, we entered into the Purchase Agreement with CF Principal Investments LLC, pursuant to which CF Principal Investments LLC has committed to purchase up to $1 billion in Common Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. Our Common Shares that may be issued under the Purchase Agreement may be sold by us to CF Principal Investments LLC at our discretion from time to time over the 36-month period commencing on the date the registration statement becomes effective.

We generally have the right to control the timing and amount of any sales of our Common Shares to CF Principal Investments LLC under the Purchase Agreement. Sales of our Common Shares, if any, to CF Principal Investments LLC under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to CF Principal Investments LLC all, some or none of the Common Shares that may be available for us to sell to CF Principal Investments LLC pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by CF Principal Investments LLC for the Common Shares that we may elect to sell to CF Principal Investments LLC under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Shares at the time we elect to sell shares to CF Principal Investments LLC pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this Current Report and prior to any such sales, the number of Common Shares that we will sell to CF Principal Investments LLC under the Purchase Agreement, the purchase price per share that CF Principal Investments LLC will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by CF Principal Investments LLC under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to CF Principal Investments LLC. If and when we do elect to sell our Common Shares to CF Principal Investments LLC pursuant to the Purchase Agreement, after CF Principal Investments LLC has acquired such shares, CF Principal Investments LLC may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from CF Principal Investments LLC at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from CF Principal Investments LLC as a result of future sales made by us to CF Principal Investments LLC at prices lower than the prices such investors paid for their shares. In addition, if we sell a substantial number of shares to CF Principal Investments LLC under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with CF Principal Investors LLC may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the three months ended March 31, 2022 and for the year ended December 31, 2021 is included in as Exhibit 99.1 of this current report.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information that MSP Recovery, Inc.’s management believes is relevant to an assessment and understanding of the Company’s combined and consolidated results of operations and financial condition. The discussion should be read together with “The Company’s Historical Financial Information” and the historical audited annual combined and consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and unaudited interim condensed combined and consolidated financial statements as of March 31, 2022 and the three-month periods ended March 31, 2022 and 2021, and the related respective notes thereto, included elsewhere in this Current Report. The discussion and analysis should also be read together with the Company’s unaudited pro forma financial information for the year ended December 31, 2021 and the three months ended March 31, 2022. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon the Company’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “We”, “the Company” or “MSP” refers to the business of the MSP Companies prior to the consummation of the Business Combination, which is now the business of the Company and its subsidiaries following the consummation of the Business Combination.’

Our Business

We are a leading healthcare recoveries and data analytics company. We focus on the Medicare, Medicaid and commercial insurance spaces. We are disrupting the antiquated healthcare reimbursement system, using data and analytics to identify and recover improper payments made by Medicare, Medicaid, and Commercial Health Insurers.

Medicare and Medicaid are payers of last resort. Too often, they end up being the first and only payer, because the responsible payer is not identified or billed. Because Medicare and Medicaid pay a far lower rate than what other insurers are often billed, this costs the healthcare system (and the supporting taxpayers) tens of billions a year in improper billing and lost recoveries. By discovering, quantifying and settling the billed-to-paid gap on a large scale basis, MSP is positioned to generate meaningful annual recovery revenue at high profit margins.

Our access to large volumes of data, sophisticated data analytics, and a leading technology platform provide a unique opportunity to discover and recover claims. We have developed over 1,400 proprietary algorithms which help identify billions in waste, fraud, and abuse in the Medicare, Medicaid, and Commercial Health Insurance segments. Our deep team of data scientists and medical professionals analyze historical medical claims data to identify recoverable opportunities. Once these potential recoveries are reviewed by our team, they are aggregated and pursued. Through federal statutory law and a series of legal cases and precedents, we believe we have an established basis for future recoveries.

We differ from some of our competitors because we receive our recovery rights through irrevocable assignments of claims. When we are assigned these rights, we take on a risk that our competitors do not. Rather than provide services under a third-party vendor services contract, we receive the rights to certain recovery proceeds from our Assignors’ claims (and, in many cases, actually take assignment of the claims themselves, which allow us to step into the Assignor’s shoes). In the instances where we take Claims by assignment, we have total control over the direction of the litigation. We would be the plaintiff in any action filed and would have total control over the direction of the lawsuit. By receiving Claims through assignment, we can pursue additional recoveries under numerous legal theories that our competitors cannot. In the cases where we take Claims by assignment, we typically agree that 50% of the recoveries generated by those Claims is paid to the applicable Assignor. In the cases where we do not take Claims by assignment, we typically would still be entitled to receive 50% of the recoveries generated by those Claims, subject to certain expenses. Although we typically own assigned claims, for a significant portion of assigned claims our ability to pursue recoveries depends on our ongoing access to data through data access rights granted to us. In these cases, termination of such health care data access would affect our ability to generate recoveries on those claims.

Our current portfolio has scaled significantly. We are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $367 billion in Paid Amount), which contains approximately $87 billion in Paid Value of Potentially Recoverable Claims, as of March 31, 2022. We are typically entitled to 50% of recovery rights pursuant to our CCRAs but in certain cases we have also purchased from our Assignors, from time to time, rights to 100% of the recovery. We believe it would take any competitor a long time to amass the portfolio of claims rights currently owned by us due, among things, to the volume of our claims data retained and strength of our data analytics, which we believe are key to attracting counterparties willing to assign claims to us.

Our Business Model

Recovery Model

In our current business model, we receive irrevocable assignments of health claims recovery rights through CCRAs from a variety of sources including, but not limited to, MAOs, MSOs, HMOs, Hospitals, and other at risk entities. Prior to executing a CCRA, we utilize our proprietary internal data analytics platform to review the set of claims and identify claims with probable recovery paths.

Once claims have been assigned, our data analysts run proprietary algorithms to identify potential recoveries. Results are then analyzed by our internal Medical Team. Each claim is then reviewed on an individual basis to ensure that the identified claim can be pursued. We contract with the Law Firm and various other firms across the country. After the Data and Medical teams review the claims, they are aggregated and ready to be pursued through the legal system. The Law Firm then reaches out to the liable parties to pay the amounts that are owed. Prior to litigation, there is an incentive for the primary insurer to settle. If legal action is required for recovery from primary insurers, claimholders are entitled to “double damages” under the Medicare Secondary Payer Act.

We are engaged on an Assignor by Assignor basis. As compensation for identifying and pursuing the assigned claims, under our typical assignment arrangement, our Assignors assign a percentage, typically 50%, of the net proceeds of any recovery made on the assigned claims. In some instances, we may purchase outright an Assignor’s recovery rights and, in this instance, we are entitled to the entire recovery. In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. Such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries or based on a percentage of actual recoveries.

We have yet to generate substantial revenue from the Recovery Model. To date, the majority of our revenue has been generated by claims recovery services which are either performance based or fee for service arrangements as described below.

Chase to Pay

Over time we plan to pivot the business to the “Chase to Pay” model. Chase to Pay is a real-time analytics driven platform that identifies the proper primary insurer at the point of care. Chase to Pay is intended to plug into the real-time medical utilization platforms used by providers at the points of care. Rather than allow an MAO to make a wrongful payment whereby we need to chase down the Primary Payer and collect a reimbursement for the MAO, Chase to Pay is intended to prevent the MAO from making that wrongful payment and ensures the correct payer pays in the first instance. Furthermore, the Primary Payer typically will make payments at a higher multiple than the MAO would have paid, and MSP will be entitled to receive its portion of the recovery proceeds on the amounts paid by the Primary Payer.

As Chase to Pay works at the point of care, it is expected to decrease legal costs of recovery. As a result, Chase to Pay would improve the net recovery margin as the recovery multiple grows and variable legal costs to recover decline.

We have yet to generate revenue from this model, nor have executed any agreements with customers. We are currently in the process of determining the pricing and form of these arrangements. As part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analysis, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care.

Claims Recovery Services

We also recognize claims recovery service revenue for our services to customers to assist those entities with pursuit of claims recovery rights. We provide services to other parties in identifying recoverable claims as well as data matching and legal services. Under our claims recovery services model, we do not own the rights to claims but provide our services for a fee based on budgeted expenses for the month with an adjustment for the variance between budget and actual expense from the prior month.

We are party to that certain Recovery Services Agreement (the “VRM Recovery Services Agreement”), dated March 27, 2018, by and between VRM MSP and MSP Recovery, LLC, which provides that MSP will provide recovery services to VRM MSP, including identifying, processing, prosecuting and recovering money from certain claims of VRM MSP. As part of Virage Recovery Master LP’s investment in VRM MSP, funds are set aside to pay service fees to MSP. Under the terms of the VRM Recovery Services Agreement, VRM MSP pays service fees to the Company, commensurate with the operational expenses and costs of MSP Recovery. As of March 31, 2022, VRM had $20.5 million reserved in an account for the payment of services fees (the “Service Fee Account”). The Service Fee Account has terminated in connection with the Closing.

In addition, we are party to that certain Recovery Services Agreement (the “MSP RH Series 01 Recovery Services Agreement”), dated as of October 23, 2020, by and between MSP Recovery Holdings Series 01, LLC (“MSP RH Series 01”) and MSP Recovery, LLC, pursuant to which MSP Recovery will provide services including identifying, processing, prosecuting and recovering money for certain claims of MSP RH Series 01. In return for these services, MSP RH Series 01 paid a one-time fee of approximately $7.2 million and has agreed to pay annual service fees of approximately $3.0 million commencing January 1, 2021, subject to adjustment based on the aggregate value of claims of MSP RH Series 01 subject to the MSP RH Series 01 Recovery Services Agreement.

The fees received pursuant to these agreements are related to expenses incurred and are not tied to the Billed Amount or potential recovery amounts. Although we believe our future business to be highly tied to the Recovery Model and Chase to Pay, we will continue to enter into these contracts as the market dictates.

Business Combination and Public Company Costs

On July 11, 2021, we entered into the MIPA with LCAP. Pursuant to the MIPA, the Members sold and assigned all of their membership interests in MSP to Opco in exchange for non-economic voting shares of Class V Common Stock and non-voting economic Class B Units (or shares of Class A Common Stock). The Company is organized in an “Up-C” structure in which all of the business of MSP is held directly or indirectly by Opco, and the Company owns all of the voting Class A Units of Opco, and the Members or their designees own all of the non-voting economic Class B Units in accordance with the terms of the LLC Agreement (the “Business Combination”). MSP has been deemed the accounting predecessor, and the Company is the successor SEC registrant, which means that MSP’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, the Company is treated as the acquirer for financial statement reporting purposes. The most significant change in the Company’s, post-Business Combination (the “Post-Combination Company”), future reported financial position and results was an increase in cash (as compared to MSP’s consolidated balance sheet at March 31, 2022). Total non-recurring transaction costs are estimated at approximately $85.2 million, of which MSP expensed approximately $5.3 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, MSP became the successor to an SEC-registered and Nasdaq-listed company, which requires that the Company hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Our Results

Our Claims Portfolio

We differ from some of our competitors because we receive our recovery rights through irrevocable assignments. When we are assigned these rights, we take on the risk that such claims may not be recoverable. We are entitled to a portion of any recovery rights associated with approximately $1.5 trillion in Billed Amount (and approximately $367 billion in Paid Amount), which contained approximately $87 billion in Paid Value of Potentially Recoverable Claims, as of March 31, 2022. We are typically entitled to 50% of recovery rights pursuant to our CCRAs but in certain cases we have also purchased from our Assignors, from time to time, rights to 100% of the recovery. By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate substantial annual recovery revenue at high profit margins for our assigned claims. In litigation, we have a competitive advantage by our experienced management and legal teams. While our model of being assigned the claim rights allows us the flexibility to direct the litigation and potentially generate higher margins, we have, on an opportunistic basis, paid the Assignor an upfront purchase price for these rights.

To date, we have not generated substantial revenue from our claims portfolio, and our business model is dependent of achieving revenue from this model in the future. If we are unable to recover the upfront purchase price from the assigned claims or the investments we have made in pursuing recoveries, it would have an adverse effect on our profitability and business.

Our potential claims recovery revenue in a given period will be impacted by the amount of claims we review and ultimately pursue. The number of claims that we review is driven by the claims we receive through assignment. As we are assigned more claims, we can review the claims and identify additional recoveries. To expand our Assignor base and obtain more claims, we plan to implement new strategies to secure new Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, acquisitions of personnel, as well as other marketing strategies. Our Assignors have grown from 32 in 2015, to 105 in 2018, to 123 in 2019, to 134 in 2020 and over 150 Assignors to date. If we are unable to continue to attract new Assignors to our platform, this could adversely affect future profitability.

In addition to obtaining new claims, our ability to collect on identified claims on our estimated multiples is key to our future profitability. Per the Medicare Secondary Payer Act, we are entitled to reasonable and customary rates. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. In addition to double damages, the Company is entitled to interest from Primary Payers on any amounts owed. Federal law also provides express authority to assess interest on Medicare Secondary Payer debts. Further the Medicare, Medicaid and SCHIP Extension Act (“MMSEA”) requires defendants and healthcare providers to report certain settlements with Medicare beneficiaries. The MMSEA statute includes a $1,000 per day, per claim penalty for inaccurate or untimely reporting.

As a result, we are able to pursue double damages, interest, and applicable penalties for non-compliance from Primary Payers in our Medicare Secondary Payer Act related recoveries. We can recover these amounts under either the Recovery Model or the Chase to Pay Model. Federal law also expressly provides MAOs with the right to charge providers for the Billed Amount when auto insurer liability exists. Per the terms of various legal services agreements we have with the Law Firm, for legal services provided, the Law Firm would receive a percentage of the total claim recovery which would include double damages and additional penalties. In the near term, we believe our claims portfolio can achieve a 1.9x Recovery Multiple. As we continue to expand our claims portfolio and data matching capabilities, we believe we can reach up to 2.9x Recovery Multiple.

Our claims recovery revenue is typically recognized upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition and operating results. Of our Property & Casualty portfolio as of March 31, 2022, approximately 76% of claims are already in the recovery process, which are claims where either the recovery process has been initiated, data has been collected and matched or resolution discussions are in process.

Key Performance Indicators

To evaluate our business, key trends, risks and opportunities, prepare projections, make strategic decisions and measure our performance, we track several key performance indicators (“KPIs”). As our company has yet to achieve significant revenues and the drivers of expected revenues require significant lead time before revenue can be generated, the Company’s management utilizes KPIs to assist in tracking progress and believes such KPIs are useful in evaluating the performance of our business, in addition to our financial results prepared in accordance with GAAP. The KPIs are Total Paid Amount Paid Value of Potentially Recoverable Claims, Recovery Multiple and Penetration Status of Portfolio.

Total Paid Amount: Total Paid Amount represents the total within the claims portfolio of the amount actually paid to the provider from the health plan, including incorporation of capitated amounts. As we continue to expand, we anticipate our revenue growth will be greatly dependent on our ability to increase the Total Paid Amount, and correspondingly, the Paid Value of Potentially Recoverable Claims, in our portfolio. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in Paid Amount as a positive indicator as it should provide the Company with the ability to increase the Paid Value of Potentially Recoverable Claims. Conversely, a decrease would produce a diminishing expectation of the Paid Value of Potentially Recoverable Claims.

Paid Value of Potentially Recoverable Claims: The Paid Value of Potentially Recoverable Claims represents the cumulative Paid Amount of potentially recoverable claims. We analyze our claims portfolio and identify potentially recoverable claims using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on our approximately 600 Funnels and 1,100 Layers. The Paid Value of Potentially Recoverable Claims is a measure of the actual Paid Amount that has been paid to providers in respect of those potentially recoverable claims. Management believes this measure provides a useful baseline for potential recoveries, but it is not a measure of the total amount that may be recovered in respect of potentially recoverable claims, which in turn may be influenced by any applicable potential statutory recoveries such as double damages or fines, as described below. We believe our ability to generate future claims recovery income is largely dependent on our ability to accurately identify potentially recoverable claims through our data analytics and ultimately recover on these claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in PVPRC as a positive indicator as it should provide the Company with the ability to increase claims recovery income and otherwise shows growth.

Billed Value of Potentially Recoverable Claims: Billed Value of Potentially Recoverable Claims “BVPRC” represents the cumulative Billed Amount of potentially recoverable claims. We analyze our claims portfolio and identify potentially recoverable claims using MSP proprietary algorithms which comb through historical paid claims data and search for possible recoveries based on our approximately 600 Funnels and 1,100 Layers. For a majority of our claims, the Company believes it has the ability to recover in excess of the Paid Amount by collecting the Billed Amount plus interest plus double damages under applicable law. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. Federal law expressly provides MAOs with the right to charge providers for the Billed Amount when auto insurer liability exists. For additional information on potentially recoverable amounts, please see “Business and Properties - The Opportunity.”

We believe our ability to generate future claim recovery income is largely dependent on our ability to accurately identify potentially recoverable claims through our data analytics and ultimately recover on these claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in BVPRC as a positive indicator as it should provide the Company with the ability to increase claims recovery income and otherwise shows growth.

Recovery Multiple: The Recovery Multiple is the amount of income of any generated claims recovery income obtained by the Company in respect of any claims as compared to the Paid Amount of those claims (e.g., on a $600 recovery, if the paid amount for said claim was $100, the Recovery Multiple is 6x). For these purposes, we record values under the Recovery Multiple only once we have recorded claims recovery income either through the receipt of cash or recognition of accounts receivable on the claims. Management believes this metric is useful to investors and in managing or monitoring company performance because the Recovery Multiple provides a measure of the Company’s ability to recover on its claims recovery rights. A Recovery Multiple above 1x would illustrate the Company’s ability to collect in excess of the Paid Amount.

MSP has entered into settlement agreements to recover amounts in excess of the paid amount. In MSPA Claims 1, LLC v. Ocean Harbor Cas. Ins. Co., Case No. 2015-1946-CA-01, MSP was granted class certification and obtained approval of a class action settlement agreement, pursuant to which, subject to certain time and threshold limitations, Ocean Harbor has agreed to pay more than the Medicare Fee-for-Service Schedule Rate by 3.5 times, for Medicare Part A emergency services and Medicare Part D claims, and by 1.6 times, for Medicare Part A non-emergency services, claims for MRI services and Medicare Part B claims. In MSP Recovery Claims, Series LLC v. Horace Mann Insurance Company, Case No. 1:20-cv-24419, we entered into a settlement agreement with Horace Mann in which it has agreed to pay matched claims according to applicable commercial rates, subject to the assertion of certain agreed upon defenses. We believe the difference between the Paid Amount of claims in that case and commercial rates would generally be between 4 to 6 times.

To date, because actual recoveries have been limited, this measure has had limited utility in historical periods. However, management believes this measure will become more meaningful during 2022 and beyond to the extent the Company begins to report actual increases in recoveries during those periods. As of March 31, 2022, the Company has obtained settlements with two counterparties where the Recovery Multiple would be in excess of the Paid Amount. However, the settlement amounts have not been finally tabulated and therefore do not provide a large enough sample to be statistically significant and are therefore not shown in the table. Because the Recovery Multiple is based on actual recoveries, this measure is not based on the Penetration Status of Portfolio, as described below.

Penetration Status of Portfolio: Penetration Status of Portfolio provides a measure of the Company’s recovery efforts by taking into account the current stages of recovery of claims in the portfolio and tying it in with the estimated market share of the related Primary Payers. The total percentage represents the estimated aggregate market share for the respective Primary Payers in which the Company is in some stage of recovery. As the Company initiates additional recovery efforts against additional Primary Payers, the Company expects this number to increase. These stages of recovery include where (1) the recovery process has been initiated, (2) data has been collected and matched or (3) potential resolution discussions are in process. The Company uses third-party sources to estimate the aggregate market share of those Primary Payers in the property & casualty auto insurance market with whom the Company is engaged in one of these stages of recovery. Management believes this metric is useful to investors and in managing or monitoring company performance because it provides insight as to the estimated share of the market that is covered by existing recovery efforts. We estimate that cases that are in the potential resolution discussions and/or data matching are closer to generating potential future claims recovery income.

	As of and for the Three Months Ended March 31, 2022		As of and for the Year Ended December 31, 2021		As of and for the Year Ended December 31, 2020
$ in billions
Paid Amount	$366.9		$364.4		$58.4
Paid Value of Potentially Recoverable Claims	87.3		86.6		14.7
Billed Value of Potentially Recoverable Claims	367.8		363.2		52.3
Recovery Multiple	N/A	(1)	N/A	(1)	N/A	(1)
Penetration Status of Portfolio	76.3%		75.6%		N/A

(1)

Each claim line that is paid or is otherwise converted from encounter data to Paid Amount and Billed Amount for which recoveries can be made have a potential for recovery through different Funnels. As of March 31, 2022, the Company has obtained settlements with two counterparties who have agreed to pay multiples of Paid Amount. However, the settlement amounts have not been finally tabulated and therefore do not provide a large enough sample to be statistically significant, and are therefore not shown in the table.

Healthcare Industry

Our business is directly related to the healthcare industry and is affected by healthcare spending and complexity in the healthcare industry. We estimate that our total addressable market is over $150 billion annually. Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with estimated annual expenditures during 2021 of approximately $923 billion and approximately 63.5 million enrollees. Medicaid has a combined estimated annual expenditure during 2021 of approximately $684 billion with approximately 76.5 million enrollees. Of the billions spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% of this was improperly paid by private Medicare plans.

Our addressable market and therefore revenue potential is impacted by the expansion or contraction of healthcare coverage and spending, which directly affects the number of claims available. CMS has projected that health spending will continue to grow at an average rate of 5.4% a year between 2019 and 2028. We also believe reimbursement models may become more complex as healthcare payers accommodate new markets and lines of business and as advancements in medical care increase the number of testing and treatment options available. As reimbursement models grow more complex and healthcare coverage increases, the complexity and number of claims may also increase, which could impact the demand for our solutions. Such changes could have a further impact on our results of operations.

Approximately 88% of our expected recoveries arise from claims being brought under the Medicare Secondary Payer Act. While we believe the act has bipartisan support, changes to the laws on which we base our recoveries, particularly the Medicare Secondary Payer Act, can adversely affect our business. Our ability to generate future revenue is therefore significantly dependent on factors outside our control.

Impact of the COVID-19 Pandemic

The impact of the COVID-19 pandemic and related stay at home orders and social distancing guidelines caused significant disruptions in many of the jurisdictions in which we operate. These measures had an impact on many aspects of our business operations, including delays within the court system due to court/administrative closures or reduced court dockets and the availability of associates, employees, and business partners. While we were able to continue operations throughout these periods, these delays potentially impacted timing of resolving pending legal matters as a result of court, administrative and other closures and could impact any potential future legislation or litigation. For the three months ended March 31, 2022 and 2021 and the years ended December 31, 2021 and 2020, there was not a material impact to our operations or financial results including total claims recovery, claims recovery service revenue or cost of recoveries. In addition, changes in KPIs such as Paid Amount, Paid Value of Potentially Recoverable Claims, Recovery Multiple and Penetration Status of Portfolio were not materially impacted for the three months ended March 31, 2022 and 2021 and the years ended December 31, 2021 and 2020 and the number of Assignors or Clients has also not been negatively impacted by COVID-19. While to date, there has not been a material impact on our operations, we are unable to predict the extent of the impact COVID-19 will have on our financial position and operating results in the future due to numerous uncertainties. These uncertainties include the severity of the virus, the duration of the pandemic, government, business or other actions (which could include court, administrative and other closures, limitations on our operations, or mandates to us and our customers and providers). The situation surrounding COVID-19 remains fluid, and we are actively managing our response in collaboration with our customers, associates and employees, and business partners and assessing potential impacts to our financial position and operating results, as well as adverse developments in our business. The ultimate content, timing or effect of any potential future legislation or litigation and the outcome of other lawsuits cannot be predicted and may be delayed as a result of court closures and reduced court dockets as a result of the COVID-19 pandemic, which could have a material adverse impact on our business, results of operations, cash flows or financial condition. For more information on our operations and risks related to health epidemics, including the coronavirus. Please see the section of this Current Report entitled “Risk Factors.”

Key Components of Sales and Expenses

The following represent the components of our results of operations.

Claims Recovery Income

Our primary income-producing activities are associated with the pursuit and recovery of proceeds related to claims recovery rights that the Company obtains through CCRAs, in which we become the owner of those rights. As such, this income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of claims recoveries from rights we hold outright. We recognize claims recovery income based on a gain contingency model - that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.

In some cases, we would owe an additional payment to the original assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as we are entitled to the full value of proceeds and make payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.

Claims Recovery Service Income

We also recognize claims recovery service income for our services to a related party and a third party to assist those entities with pursuit of claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure. We enter into claims recovery service contracts with third parties. Amounts payable for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.

Costs of Recoveries

Costs of recoveries consist of all directly attributable costs specifically associated with claims processing activities, including contingent payments payable to assignors (i.e., settlement expenses) as well as amortization of CCRA intangible assets for those CCRAs in which we made upfront payments in order to acquire claims recovery rights.

Operating Expenses

General and Administrative Expenses

General, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include wages and bonuses. General, and administrative expenses also consist of rent, IT costs, insurance, and other office expenses.

As we continue to grow as a company and build out our team, we expect that our selling, general and administrative costs will increase. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Professional Fees

Professional Fees consist of legal, consulting, accounting, and other professional services from third party providers.

Depreciation and Amortization

Depreciation and amortization expense consist of depreciation and amortization of property and equipment related to our investments in leasehold improvements, office and computer equipment, and internally generated capitalized software development costs. We provide for depreciation and amortization using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Interest Expense

In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. When such transfers are considered to be sales of future revenue that are debt-like in nature as defined in Accounting Standards Codification (“ASC”) 470, these arrangements are recognized as debt based on the proceeds received, and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. Our interest expense consists of the imputed interest on these payments. We anticipate that as we recognize claims recoveries related to CCRAs in these arrangements the interest expense on these arrangements will decrease.

Interest income consists primarily of interest on short term investments.

Other Income (expense)

Other income consists of equity investment earnings and some affiliate related income. Other expenses consist of bank service charges, airing fees, tax penalties, settlement expense, political contributions and donations, and some affiliate related expense.

Income Tax Benefit

The various entities that comprise the Company are each currently treated as partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, our taxable income or loss is passed through to and included in the tax returns of its members. Consequently, no income tax, income tax payable, or deferred tax assets and liabilities are recorded for any financial reporting date.

Results of Operations

Comparison of Three Months Ended March 31, 2022 to Three Months Ended March 31, 2021

The following table sets forth a summary of our combined and consolidated results of operations for the three months ended March 31, 2022 to three months ended March 31, 2021 indicated.

	Three Months Ended March 31
	2022	2021	$ Change	% Change
(In thousands)
Claims recovery income	$109	$15	$94	627%
Claims recovery service income	8,076	3,414	4,662	137%
Total Claims Recovery	$8,185	$3,429	$4,756	139%
Operating expenses
Cost of claims recoveries	2,724	39	2,685	6,885%
General and administrative	6,918	2,613	4,305	165%
Professional fees	1,938	1,119	819	73%
Depreciation and amortization	79	32	47	147%
Total operating expenses	11,659	3,803	7,856	207%
Operating Income/ (Loss)	$(3,474)	$(374)	$(3,100)	829%
Interest expense	(10,415)	(5,922)	(4,493)	76%
Other income (expense), net	(2)	424	(426)	(100)%
Net loss	$(13,891)	$(5,872)	$(8,019)	137%
Less: Net (income) loss attributable to non-controlling members	—	—	—	—%
Net loss attributable to controlling members	$(13,891)	$(5,872)	$(8,019)	137%

Claims Recovery Service Income. Claims recoveries service income increased by $4.7 million, or 137%, to $8.1 million for the three months ended March 31, 2022 from $3.4 million for the three months ended March 31, 2021, primarily driven by an increase in third party service fees due to volume as the headcount needed and related operational expenses to service the claims expanded.

Cost of Claims Recoveries. Cost of claims recoveries increased by $2.7 million, or 6,885%, to $2.7 million for the three months ended March 31, 2022 from $39 thousand for the three months ended March 31, 2021, primarily driven by the increase in amortization expense related to CCRAs.

General and Administrative. G&A increased by $4.3 million, or 165%, to $6.9 million in three months ended March 31, 2022 from $2.6 million for the three months ended March 31, 2021, primarily driven by increases in legal expenses of $2.4 million, wages of $1.1 million, data storage costs of $0.5 million and advertising of $0.4 million as compared to the three months ended March 31, 2021.

Professional Fees. Professional fees increased by $0.8 million, or 73%, to $1.9 million for the three months ended March 31, 20221 from $1.1 million for the three months ended March 31, 2021, primarily driven by an increase in accounting and consulting fees due to the Business Combination.

Depreciation and Amortization. Depreciation and amortization increased by $47 thousand, or 147%, to $79.0 thousand in three months ended March 31, 2022 from $32 thousand for the three months ended March 31, 2021, primarily driven by newly acquired office and computer equipment that was subsequently depreciated.

Interest Expense. Interest expense increased by $4.5 million, or 76%, to $10.4 million in three months ended March 31, 2022 from $5.9 million for the three months ended March 31, 2021, primarily driven by an increase in the basis for which interest is incurred on our Claims Financing Obligations.

Other income (expense), net. Other income (expense), net decreased by $426 thousand to expense of $2 thousand in three months ended March 31, 2022 from income of $424 thousand for the three months ended March 31, 2021, primarily driven by a gain on debt extinguishment related to PPP loans.

Comparison of Year Ended December 31, 2021 to Year Ended December 31, 2020

The following table sets forth a summary of our combined and consolidated results of operations for the years ended December 31, 2021 and December 31, 2020 indicated.

	Year Ended December 31
(In thousands)	2021	2020	$Change	% Change
Claims recovery income	$126	$255	$(129)	(51%)
Claims recovery service income	14,500	13,632	868	6%
Total Claims Recovery	$14,626	$13,887	$739	5%
Operating expenses
Cost of claims recoveries	190	172	18	10%
General and administrative	12,761	14,598	(1,837)	(13%)
Professional fees	8,502	2,211	6,291	285%
Depreciation and amortization	343	235	108	46%
Total operating expenses	21,796	17,216	4,580	27%
Operating Income/ (Loss)	$(7,170)	$(3,329)	$(3,840)	115%
Interest expense	(27,046)	(20,886)	(6,160)	29%
Other income (expense), net	1,139	(51)	1,190	(2,333%)
Net loss	$(33,077)	$(24,266)	$(8,811)	36%
Less: Net (income) loss attributable to non-controlling members	(16)	18	(34)	(189%)
Net loss attributable to controlling members	$(33,093)	$(24,248)	$(8,845)	36%

Claims Recovery Service Income. Claims recoveries service income increased by $0.9 million in 2021, or 6%, to $14.5 million in 2021 from $13.6 million in 2020, primarily driven by an increase in third party service fees due to volume as the headcount needed and related operational expenses to service the claims expanded.

Cost of Claims Recoveries. Cost of claims recoveries increased by $18 thousand in 2021, or 10%, to $190 thousand in 2021 from $172 thousand in 2020, primarily driven by the increase in amortization expense related to CCRAs.

General and Administrative. G&A decreased by $1.8 million in 2021, or 13%, to $12.8 million in 2021 from $14.6 million in 2020, primarily driven by decreases in legal expense. Legal expenses decreased by $1.8 million in 2021 due to a decreased use of expert witnesses during litigation for claims recovery and data matching related to discovering new claims as compared to 2020. Legal expenses in G&A related to services provided by the Law Firm were immaterial in 2020.

Professional Fees. Professional fees increased by $6.3 million in 2021, or 285%, to $8.5 million in 2021 from $2.2 million in 2020, primarily driven by an increase in accounting and consulting fees due to the Business Combination. Professional fees accounted for 59% of our revenue in 2021 compared to 16% in 2020.

Depreciation and Amortization. Depreciation and amortization increased by $0.1 million in 2021, or 46%, to $0.3 million in 2021 from $0.2 million in 2020, primarily driven by newly acquired office and computer equipment that was subsequently depreciated.

Interest Expense. Interest expense increased by $6.2 million in 2021, or 29%, to $27.0 million in 2021 from $20.9 million in 2020, primarily driven by an increase in the basis for which interest is incurred on our Claims Financing Obligations.

Other Income, net. Other income increased by $1.2 million in 2021 to income of $1.1 million in 2021 from a loss of $51 thousand in 2020 primarily driven by a gain on debt extinguishment related to PPP loans.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have financed our operations primarily from partnership contributions. As of March 31, 2022, we had $1.8 million in cash and cash equivalents. As of March 31, 2022, we had loan payables of $109.1 million consisting of our Claims Financing Obligations and notes payable. We also had $102.6 million in interest payable related to our Claims Financing Obligations.

As an early stage growth company, we have incurred substantial net losses since inception. Our liquidity will depend on our ability to generate substantial claims recovery income and claims recovery services income in the near future. Our principal liquidity needs have been, and will continue to be, capital expenditures, working capital and claims obligation financing. Our capital expenditures support investments in our underlying infrastructure to enhance our solutions and technology for future growth. We expect our capital expenditures to increase primarily due to investments in our technology stack. Our strategy includes the expansion of our existing solutions and the development of new solutions, which will require cash expenditures over the next several years and will be funded primarily by cash provided by operating activities and the cash from the Business Combination. We also expect our operating expenses to increase as we hire additional employees to support to the claim recovery team. We expect these investments to be a key driver of our long-term growth and competitiveness but to negatively impact our free cash flow.

Subsequent to March 31, 2022, the Company closed on the previously mentioned business combination. Due to the rate of redemptions there was less cash than anticipated along with transaction costs of $69.4 million that were due upon closing of the transaction. The Company executed agreements to defer $44.8 million of the transaction costs until May 29, 2023 and is also in the process of securing approximately $85 million of additional short term financing through an affiliate. In addition, the full amount previously reserved for service fees under the Agreement with VRM was transferred to the Company at close. Further, the Company also anticipates funding to be available from the CEF Agreement and the ICA, as noted above. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements. As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

OTC Equity Prepaid Forward Agreement

On May 17, 2022, the Company and CF Principal Investments LLC (“CF”) entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Prepaid Forward”). Pursuant to the terms of the Prepaid Forward, CF agreed to (a) transfer to MSP for cancellation any New Warrants received as a result of being the stockholder of record of any shares of Class A Common Stock as of the close of business on the closing date of the Business Combination, in connection with the New Warrant Dividend, and (b) waive any redemption right that would require the redemption of the number of shares of Class A Common Stock owned by CF at the closing of the Business Combination in exchange for a pro rata amount of the funds held in the Trust Account.

At closing of the Business Combination, the Company transferred from the trust account to an escrow account an amount equal to (a) the aggregate number of the Subject Shares (as defined below) (approximately 1.1 million shares), multiplied by (b) the per share redemption price for shares out of the Trust Account, as a prepayment to CF of the amount to be paid to CF in settlement of the Prepaid Forward for the number of shares owned by CF at the closing of the Business Combination (the “Subject Shares”). CF may sell the Subject Shares at its sole discretion in one or more transactions, publicly or privately. Any such sale shall constitute an optional early termination of the Prepaid Forward upon which (a) CF will receive from the escrow account an amount equal to the positive excess, if any, of (x) the product of the redemption price and the aggregate number of shares over (y) an amount equal to the proceeds received by CF in connection with sales of the shares, and (b) the Company will receive from the escrow account the amount set forth in (y) above. Any shares not sold will be returned to the Company and the redemption price relating to such shares will be released to CF.

Pursuant to the terms of the Prepaid Forward, CF purchased 1,129,589 shares of Class A Common Stock prior to the approval of the Business Combination and outside of the redemption process in connection with the Business Combination, for a purchase price of $10.11 per share, reflecting an aggregate purchase price of approximately $11,420,144.79. Pursuant to the terms of the Prepaid Forward, 133,291,502 of the New Warrants will be transferred for cancelation to the Company.

Committed Equity Facility

On May 17, 2022, the Company entered into a Company Common Stock Purchase Agreement (the “Purchase Agreement”) with CF. Pursuant to the Purchase Agreement, after the closing of the Business Combination, the Company will have the right to sell to CF from time to time at its option up to $1 billion in Class A common stock shares, subject to the terms, conditions and limitations set forth in the Purchase Agreement.

Sales of the shares of the Company’s common stock to CF under the Purchase Agreement, and the timing of any such sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock, as well as determinations by the Company about the use of proceeds of such common stock sales. The net proceeds from any such sales under the Purchase Agreement will depend on the frequency with, and the price at, which the shares of common stock are sold to CF.

Upon the initial satisfaction of the conditions to CF’s obligation to purchase shares of common stock set forth under the Purchase Agreement, the Company will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the Purchase Agreement, until no later than the first day of the month following the 36 month anniversary of the date that the registration statement of the shares is declared effective, to direct CF to purchase up to a specified maximum amount of common stock as set forth in the Purchase Agreement by delivering written notice to CF prior to the commencement of trading on any trading day. The purchase price of the common stock that the Company elects to sell to CF pursuant to the Purchase Agreement will be 98% of the VWAP of the common stock during the applicable purchase date on which the Company has timely delivered a written notice to CF, directing it to purchase common stock under the Purchase Agreement.

Subsequent to March 31, 2022, the Company closed on the previously mentioned business combination. Due to the rate of redemptions there was less cash than anticipated along with transaction costs of $69.4 million that were due upon closing of the transaction. The Company executed agreements to defer $44.8 million of the transaction costs until May 29, 2023 and is also in the process of securing approximately $85 million of additional short term financing through an affiliate. In addition, the full amount previously reserved for service fees under the Agreement with VRM was transferred to the Company at close. Further, the Company also anticipates funding to be available from the CEF Agreement and the ICA, as noted above. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements. As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

The expenditures associated with the development and launch of our additional recovery services and the anticipated increase in claims recovery capacity are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in this Current Report in the sections entitled “Risk Factors.”

PPP Loan

During 2020, we obtained funds under the Paycheck Protection Program (the “PPP Loans”) in the amount of $1.1 million. As of December 31, 2021, all of the PPP Loans have been forgiven.

Claims Financing Obligations

On February 20, 2015 the Company entered into a Claims Proceeds Investment Agreement with a third-party investor to invest directly and indirectly in claims, disputes, and litigation and arbitration claims. For such investment, the Company has assigned to the investor a portion of the future proceeds of certain claims, albeit the Company remains the sole owner and assignee of rights to claims as the investor is only acquiring rights to a portion of the proceeds of the claims. The investor return is based on its investment ($23 million between the original and amended agreements) and an internal rate of return of 30% calculated from the Closing Date. The investor has priority of payment regarding any proceeds until full payment of the investment is satisfied. However, to the extent that, upon final resolution of the Claims, the investor receives from proceeds an amount that is less than the agreed upon return, the investor has no recourse to recover such deficit from the Company. See Note 9 to our combined and consolidated financial statements appearing elsewhere in this Current Report for a description of the claims financing obligations.

Tax Receivable Agreement

Under the terms of the Tax Receivable Agreement, we generally will be required to pay to the Members, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us, and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Years ended December 31,		Three Months ended March 31,
	2021	2020	2022	2021
(in thousands)
Net cash provided by (used in) operating activities	$2,249	$(14)	$3,184	$(4,508)
Net cash (used in) provided by investing activities	(2,007)	986	(2,133)	(4,187)
Net cash (used in) provided by financing activities	(10,457)	9,610	(925)	(441)
Net increase (decrease) in cash	(10,215)	10,582	126	(9,136)
Cash at beginning of period	11,879	1,297	1,664	11,879
Cash at end of period	$1,664	$11,879	$1,790	$2,743

Cash Flows Provided by (Used in) Operating Activities

Net cash provided by operating activities increased by $2.2 million to $2.2 million for the year ended December 31, 2021 compared to net cash used of $14 thousand for the year ended December 31, 2020. The net cash provided in the year ended December 31, 2021 was primarily due to increases in 2021 in accounts payable and accrued liabilities of $2.0 million and increases in affiliate payable of $6.2 million, partially offset by an increase in our net loss from operations of $6.8 million for the year ended December 31, 2021 net of non-cash charges. Net cash used for the year ended December 31, 2020, was primarily due to an increase in our net loss from operations of $2.8 million and an increase in affiliate receivables of $3.3 million, partially offset by an increase in affiliate payables of $5.7 million. Net non-cash charges primarily included $27.0 million and $20.8 million of paid in-kind interest for the year ended December 31, 2021 and 2020, respectively.

Net cash provided by operating activities increased by $7.7 million to $3.2 million for the three months ended March 31, 2022 compared to net cash used of $4.5 million for the three months ended March 31, 2021. The net cash provided in the three months ended March 31, 2022 was primarily due to increases for the three months ended March 31, 2022 in accounts payable and accrued liabilities of $1.4 million and increases in affiliate payable of $3.0 million, partially offset by net loss from operations of $0.7 million for the three months ended March 31, 2022 net of non-cash charges. Net cash used for the three months ended March 31, 2021, was primarily due to a decrease in affiliate receivables of $3.6 million and an increase in affiliate receivables of $1.1 million. Net non-cash charges primarily included $10.4 million and $5.9 million of paid in-kind interest for the three months ended March 31, 2022 and 2021, respectively.

Cash Flows (Used in) Provided by Investing Activities

Net cash used in investing activities increased by $3.0 million to $2.0 million for the year ended December 31, 2021 compared to net cash provided of $1.0 million for the year ended December 31, 2020, primarily reflecting purchases of equity securities of $4.1 million and purchases to cover short position of $1.8 million. This was partially offset by proceeds from sale of equity securities of $4.5 million.

Net cash used in investing activities decreased by $2.1 million to $2.1 million for the three months ended March 31, 2022 compared to $4.2 million for the three months ended March 31, 2021, primarily reflecting purchases of equity securities of $2.4 million and purchases to cover short position of $1.8 million for the three months ended March 31, 2021. This was partially offset by purchases of CCRA’s of $2.0 million for the three months ended March 31, 2022.

Cash Flows (Used in) Provided by Financing Activities

Net cash used in financing activities increased to $10.5 million for the year ended December 31, 2021 compared to net cash provided of $9.6 million for the year ended December 31, 2020. This is primarily due to additions to deferred transaction costs of $8.0 million, distributions of $2.7 million in 2021 compared to contributions of $8.5 million and proceeds from debt financing of $1.1 million in 2020.

Net cash used in financing activities increased to $0.9 million for the three months ended March 31, 2022 compared to $0.4 million for the three months ended March 31, 2021. This is primarily due to additions to deferred transaction costs of $0.8 million and distributions of $0.1 million for the three months ended March 31, 2022 compared to additions to deferred transaction costs of $0.4 million, distributions of $0.3 million partially offset by contributions of $0.2 million for the three months ended March 31, 2021.

Contractual Obligations, Commitments and Contingencies

The following table and the information that follows summarizes our contractual obligations as of March 31, 2022.

The future minimum lease payments under non-cancelable operating leases as of March 31, 2022 are as follows (in thousands):

Year Ending December 31,	Lease Payments
Remaining 2022	$173
2023 (1)	217

Total	$390

(1)	Operating lease expires before or during the year ending December 31, 2023

Based on claims financing obligations and notes payable agreements, as of March 31, 2022 and December 31, 2021, the present value of amounts owed under these obligations were $211.7 million and $201.4 million, respectively, including unpaid interest to date of $102.6 million and $94.5 million, respectively. The weighted average interest rate is 22% based on the current book value of $211.7 million with rates that range from 2% to 30%. The Company is expected to repay these obligations from cash flows from claim recovery income.

As March 31, 2022, the minimum required payments on these agreements are $376.1 million with $125.6 million of the required payments being non-recourse. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. However, in some cases, to the extent that, upon final resolution of the Claims, the investors receive from proceeds an amount that is less than the agreed upon return, the investors have no recourse to recover such deficit from the Company. Certain of these agreements fall under ASC 470 for the sale of future revenues classified as debt. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.

During the first quarter of 2022, the Company announced the launch of LifeWallet, which is being designed to help first responders and healthcare providers quickly and easily access patient medical histories. LifeWallet is part of MSP Recovery’s Chase to Pay platform, providing real-time analytics at the point of care, helping identify the primary insurer, assisting providers in receiving reasonable and customary rates for accident-related treatment, shortening the Company’s collection time frame, and increasing revenue visibility and predictability. LifeWallet has committed to advertising costs within the next 12 months of approximately $3.2 million.

Off-Balance Sheet Commitments and Arrangements

As of the balance sheet dates of March 31, 2022 and December 31, 2021, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies

Our combined and consolidated financial statements and the related notes thereto included elsewhere in this Current Report are prepared in accordance with GAAP. The preparation of our combined and consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our combined and consolidated financial condition and results of our operations. See Note 2 to our combined and consolidated financial statements appearing elsewhere in this Current Report for a description of our other significant accounting policies.

Revenue Recognition

Claims Recovery Income

We recognize revenue based on a gain contingency model when the amounts are reasonably certain of collection, typically upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved. Claims recovery income is recognized on a gross basis, as the Company is entitled to the full value of proceeds and makes a payment to the original assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of claims recovery in the same period the claims recovery income is recognized.

Claims Recovery Service Income

We recognize claims recovery service income for our services to third parties for our services to assist those entities with pursuit of claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise claims recovery services, which are recognized over time using a time-based progress measure. Amounts owed under existing arrangements or as a result of actual settlements or resolved litigation are recognized as accounts receivable. Amounts estimated and recognized, but not yet fully settled or resolved as part of litigation are recognized as contract assets. We enter into claims recovery service contracts with third parties. Amounts for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.

Impairment of Intangible Assets

We evaluate long-lived assets, such as property and equipment, and finite-lived intangibles such as claims recovery rights and capitalized software costs, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value. There were no impairment indicators or charges in the periods ended March 31, 2022 and 2021.

For the CCRA intangibles we will also assess the intangible assets recognized for CCRAs for impairment in accordance with ASC 350-30-35-14, whereby an impairment loss shall be recognized if the carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its fair value based on the model for long-lived assets to be held and used under ASC 360-10. ASC 360-10 requires entities to evaluate long-lived assets (including finite-lived intangible assets) when indicators are present. Impairment indicators would result only when the potential recoveries under the claim paths of all remaining claims suggests the unamortized carrying value is not recoverable. As the amount of upfront payments for CCRAs is typically only a fraction of the potential recoveries, it would typically take a substantial negative event (such as an unfavorable court ruling upheld on appeal or a change in law/statute with retroactive effect) to suggest an impairment may be triggered. There were no impairment indicators or charges in the periods ended March 31, 2022 and 2021.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to our audited combined and consolidated financial statements] included elsewhere in this Current Report.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has irrevocably elected to take advantage of the benefits of this extended transition period, which means that when a standard is issued or revised and has different application dates for public or private companies, the Company, as an emerging growth company, may adopt the new or revised standard at the time private companies are required to adopt the new or revised standard. The Company is expected to remain an emerging growth company at least through the end of the 2021 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of concentrations of credit risk.

Concentration of Credit

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of the Closing Date by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company common stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The percentage of beneficial ownership is based on 3,163,185,549 shares of Company common stock issued and outstanding as of the Closing Date, which calculation includes all shares of Class A Common Stock issued and outstanding as of the Closing Date and all shares of Class V Common Stock issued and outstanding as of the Closing Date, the only outstanding classes of the Company’s common stock following the Business Combination. At the Closing, the Class B Common Stock was automatically converted into shares of Class A Common Stock on a one-for-one basis. The address for each of the persons listed in the table is c/o MSP Recovery, Inc. 2701 Le Jeune Road, Floor 10 Coral Gables, Florida 33134.

Name and Address of Beneficial Owner	Class A Common Stock(1)		Class V Common Stock		Percentage of Total Voting Power
	Number of shares	%	Number of shares	%
Ophir Sternberg(2)	601,617,497	99.40%	—	—	16.00%
Thomas W. Hawkins	1,190,000	12.03%	—	—	**
Roger Meltzer	1,190,000	12.03%	—	—	**
John H. Ruiz(3) (5)	—	—	2,119,157,566	67.18%	66.99%
Frank C. Quesada(4) (6)	—	—	901,390,330	28.57%	28.50%
Beatriz Assapimonwait	—	—	—	—	—
Michael Arrigo	—	—	—	—	—
Ricardo Rivera	—	—	—	—	—
Alexandra Plasencia	—	—	—	—	—
All directors and officers as a group (9 individuals)	603,997,497	99.40%	3,020,547,896	95.75%	96.34%
Series MRCS(7)	—	—	413,478,489	13.11%	13.07%

**	Represents less than 5%
(1)	Includes shares of Class A Common Stock issuable pursuant to derivatives exercisable within 60 days after the Closing Date.
(2)

Includes (i) 2,313,813 shares of Class A Common Stock and 92,500 Private Warrants owned by Lionheart Investments, LLC, 1,000,000 shares of Class A Common Stock owned by Star Mountain Equities, LLC, and 2,313,813 shares of Class A Common Stock and 121,250 Private Warrants owned by Lionheart Equities, LLC, over each of which Ophir Sternberg holds sole voting and investment control as the sole manager, as well as 1,000,000 shares of Class A Common Stock owned by the 2022 OS Irrevocable Trust over which Ophir Sternberg’s Spouse holds sole voting and investment control as the trustee.

(3)

In addition to shares held by Mr. Ruiz in his individual capacity, includes shares held by the following entities Jocral Family LLLP, Ruiz Group Holdings Limited, LLC and Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company (“Series MRCS”), including shares held by Series MRCS for the benefit of Jocral Holdings LLC. Reported figures do not include Up-C Units held by John Ruiz II, Mr. Ruiz’s son, in his capacity as a Member, of which Mr. Ruiz disclaims beneficial ownership.

(4)	In addition to shares held by Mr. Quesada in his individual capacity, includes shares held by Quesada Group Holdings LLC and Series MRCS.
(5)

Reported figures do not include any attributed ownership based on Mr. Ruiz’s investment in VRM, which have been transferred to affiliated trusts of Mr. Ruiz and of which Mr. Ruiz disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.8% of VRM.

(6)

Reported figures do not include any attributed ownership based on Mr. Quesada’s investment in VRM, which have been transferred to affiliated trusts of Mr. Quesada and of which Mr. Quesada disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.3% of VRM.

(7)

Includes 124,043,400 Up-C Units held by Series MRCS that are beneficially owned by Frank C. Quesada and 289,434,600 shares beneficially owned by John H. Ruiz (including through his affiliate, Jocral Holdings, LLC).

Directors and Executive Officers

Each of the Company’s executive officers and directors James Anderson and Thomas Byrne resigned from their respective position as an executive officer or director of the Company, respectively, in each case effective as of the Closing.

Each of John H. Ruiz, Frank C. Quesada, Ophir Stenberg, Beatriz Assapimonwait, Michael F. Arrigo, Thomas W. Hawkins and Roger Meltzer were elected by the Company’s stockholders at the Special Meeting to serve as directors of the Company. Beatriz Assapimonwait and Roger Meltzer were elected to serve as Class I directors with a term expiring at the Company’s 2023 annual meeting of stockholders, Michael F. Arrigo and Thomas W. Hawkins were elected to serve as Class II directors with a term expiring at the Company’s 2024 annual meeting of stockholders, and John H. Ruiz, Frank C. Quesada and Ophir Sternberg were elected to serve as Class III directors with a term expiring at the Company’s 2025 annual meeting of stockholders. John H. Ruiz was appointed by the board of directors to serve as the chairman of the board of directors.

Information with respect to the Company’s directors and executive officers immediately after the Closing, including biographical information regarding these individuals, is set forth in the Definitive Proxy Statement in the section entitled “Management of the Post-Combination Company Following the Business Combination” beginning on page 178, which information is incorporated herein by reference.

The Board appointed Mr. Hawkins, Mr. Meltzer and Mr. Arrigo to serve on the Audit Committee, with Mr. Hawkins serving as its chair. The Board appointed Ms. Assapimonwait and Mr. Arrigo to serve on the Compensation Committee, with Mr. Arrigo serving as its chair. The Board appointed Mr. Ruiz and Mr. Quesada to serve on the Nominating and Corporate Governance Committee, with Mr. Ruiz serving as its chair. Information with respect to the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is set forth in the Definitive Proxy Statement in the section entitled “Information about Anticipated Executive Officers and Directors Upon the Closing – Board Committees” beginning on page 181, which information is incorporated herein by reference.

Director Independence

The Company qualifies as a “controlled company” within the meaning of the listing standards of Nasdaq Global Markets (“Nasdaq”) because Mr. Ruiz controls more than a majority of the total voting power for the election of directors of the Company. As a controlled company, the Company is exempt from certain corporate governance rules requiring the Board to have a majority of independent directors and from the requirement for independent director oversight of executive officer compensation and director nominations. Notwithstanding the availability of such exemptions, five of the Company’s seven members of the Board, including Ophir Sternberg, Beatriz Assapimonwait, Thomas Hawkins, Roger Meltzer and Michael Arrigo, qualify as independent under applicable Nasdaq rules and the Compensation Committee of the Board is comprised of two directors, Ms. Assapimonwait and Mr. Arrigo, each of whom qualifies as an independent under applicable Nasdaq and SEC rules for compensation committee service. Each of the three members of the Audit Committee, Mr. Arrigo, Mr. Hawkins and Mr. Meltzer, qualifies as independent under applicable Nasdaq and SEC rules for audit committee service. The Company has determined to avail itself of the exemption with respect to having an independent nominating committee with neither of the two members of the Nominating and Corporate Governance Committee, Mr. Ruiz and Mr. Quesada, qualifying as an independent under applicable Nasdaq rules. Information with respect to the Company’s directors immediately after the Closing, including biographical information and independence, is set forth in the Definitive Proxy Statement in the section entitled “Management of the Post-Combination Company Following the Business Combination” beginning on page 178, which information is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serve, and in the past year has served, (a) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Company’s compensation committee, or (b) as a member of the compensation committee of another entity, one of whose executive officers served on the Company board.

Executive and Director Compensation

The compensation of the named executive officers of the Company is set forth in the Definitive Proxy Statement in the section entitled “Executive Compensation” beginning on page 185, which information is incorporated herein by reference.

The Company expects to provide compensation to its non-employee directors for their service on the Board following the Closing. This compensation will be reported in the Company’s reports pursuant to the Exchange Act as required by the Exchange Act and regulations promulgated thereunder.

Related Party Transactions

The information set forth in the section of the Definitive Proxy Statement entitled “Certain Relationships and Related Party Transactions” beginning on page 247 is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the section of the Definitive Proxy Statement entitled “Information About the Company – Legal Proceedings” beginning on page 124 of the Definitive Proxy Statement, which information is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the section of the Definitive Proxy Statement entitled “Market Price and Dividend Information” on page 24 and the section entitled “New Warrant Agreement” under Item 1,01 of this Current Report, which information is incorporated herein by reference. Additional information regarding holders of the Company’s securities is set forth under “Description of Company Securities” below.

Following the Closing, shares of Class A Common Stock commenced trading on the Nasdaq under the symbol “MSPR” on May 24, 2022, and the redeemable warrants to purchase one share of Class A Common Stock (“Public Warrants”) are listed on the Nasdaq under the symbol “MSPRZ.” The New Warrants are expected to commence trading on the Nasdaq under the symbol “MSPRW” promptly following the date of issuance. At the Closing, each Unit of the Company, comprising one share of Class A Common Stock and one-half of one Public Warrant (“Units”) separated into its components, comprising one share of Class A Common Stock and one-half of one Public Warrant.

Recent Sales of Unregistered Securities

The information set forth in the “Introductory Note” above and the description of aggregate consideration paid to the Members (or their designees) at the Closing under Item 2.01 of this Current Report are incorporated herein by reference.

Committed Equity Facility

On May 17, 2022, the Company entered into the Purchase Agreement with CF under which it has the right to sell from time to time Common Shares to CF.

Description of the Company’s Securities

Information regarding the Class A Common Stock, the Class V Common Stock and the Company’s warrants is included in the section of the Definitive Proxy Statement entitled “Description of Securities of the Post-Combination Company” beginning on page 237, which information is incorporated herein by reference.

The Company has authorized 8,760,000,000 shares of capital stock, consisting of (i) 5,500,000,000 shares of Class A Common Stock and 3,250,000,000 shares of Class V Common Stock and (ii) 10,000,000 shares of preferred stock. As of the Closing Date, there were 8,712,257 shares of Class A Common Stock outstanding held of record by approximately 23 stockholders, 3,154,473,292 shares of Class V Common Stock outstanding held of record by approximately 8 stockholders, no shares of preferred stock outstanding and Public Warrants and Private Warrants to purchase 11,825,000 shares of Class A Common Stock outstanding held of record by approximately, and New Warrants to purchase 1,028,046,326 shares of Class A Common Stock outstanding held of record by approximately 1 holder. Such holder numbers do not include Continental Stock Transfer & Trust Company participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Further information about the indemnification of the Company’s directors and officers is set forth in the section of the Definitive Proxy Statement entitled “Management of the Post-Combination Company Following the Business Combination – Limitation on Liability and Indemnification of Directors and Officers” on page 178, which information is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth in Item 4.01 of this Current Report is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth in sections (a) and (b) of Item 9.01 of this Current Report is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in the “Introductory Note” above and the description set forth under the heading “Recent Sales of Unregistered Securities” under Item 2.01 of this Current Report are incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

Marcum LLP (“Marcum”) served as the independent registered public accounting firm for MSP RECOVERY, INC., formerly known as Lionheart Acquisition Corporation II (the “Company”), for the years ended December 31, 2020 and 2021, and the subsequent interim period until May 23, 2022. On May 23, 2022, the Board approved a resolution appointing Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2022, replacing Marcum LLP (“Marcum”), which was dismissed by the Audit Committee from its role as the independent registered public accounting firm for the Company effective upon the Closing of the Business Combination.

Marcum’s report dated March 7, 2022, except for the effects related to the General Legal Counsel disclosure in Note 5 Related Party Transactions as to which date is April 6, 2022, on the Company’s financial statements as of December 31, 2021 and 2020 and for the years ended December 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles, except that for the explanatory paragraph describing an uncertainty about the entity’s ability to continue as a going concern. Additionally, at no point during the years ended December 31, 2020 and December 31, 2021, and the subsequent interim period preceding Marcum’s dismissal, were there any (a) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, or (b) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Marcum with a copy of the foregoing disclosure and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made herein, each as required by applicable SEC rules. A copy of Marcum’s letter to the SEC is filed as Exhibit 16 to this Current Report.

During the years ended December 31, 2020 and 2021, and the subsequent interim period preceding Marcum’s dismissal, the Company did not consult with Marcum regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 5.01 Changes in Control of the Registrant.

The information set forth in the “Introductory Note” and in Item 2.01 of this Current Report is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors and Executive Officers

The information regarding the Company’s officers and directors set forth under the headings “Directors and Executive Officers” and “Executive Compensation” in Item 2.01 of this Current Report is incorporated herein by reference.

Incentive Plan

The information set forth under the heading “Incentive Plan” in Item 1.01 of this Current Report is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 23, 2022, the Company amended and restated its amended and restated certificate of incorporation and its amended and restated bylaws (as so amended and restated, the “A&R Bylaws”).

Copies of the Charter and the Second A&R Bylaws are attached as Exhibit 3.1 and Exhibit 3.2 to this Current Report, respectively, and are incorporated herein by reference.

The material terms of each of the Charter and the A&R Bylaws and the general effect upon the rights of holders of the Company’s capital stock are included in the Definitive Proxy Statement under the sections titled “Proposal No. 3 — Charter Approval Proposal” and “Proposal No. 4 — Non-Binding Governance Proposals”, beginning on pages 104 and 109 of the Definitive Proxy Statement, respectively, which are incorporated herein by reference.

Item 8.01 Other Events

On or around May 25, 2022, the Company issued an aggregate of 1,028,046,326 New Warrants to stockholders of record of Class A Common Stock as of the close of business on the Closing Date. Pursuant to the terms of the Existing Warrant Agreement, and after giving effect to the issuance of the New Warrants, the exercise price of the Public Warrants has decreased to $0.0001 per share of Class A Common Stock.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The following financial statements are incorporated herein by reference:

The audited consolidated financial statements of MSP Recovery, LLC as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 are included in the Definitive Proxy Statement beginning on page F-26 and are incorporated herein by reference.

The unaudited consolidated financial statements of MSP Recovery, LLC as of March 31, 2022 and 2021 and for the three months ended March 31, 2022 and 2021 is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

(b)	Pro Forma Financial Information

The following financial statements included in the Proxy Statement are incorporated herein by reference:

The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2021 beginning on page 79 of the Definitive Proxy Statement are incorporated herein by reference.

The unaudited pro forma condensed combined financial information as of March 31, 2022 and for the three months ended March 31, 2021 are filed as Exhibit 99.1 to this Current Report and incorporated herein by reference.

(d)	Exhibits

EXHIBIT INDEX

Exhibit Number	Description

2.1	Membership Interest Purchase Agreement, dated July 11, 2021, by and among Lionheart Acquisition Corporation II, Lionheart II Holdings, LLC, the MSP Purchased Companies listed on Schedule 2.1(a) thereto, the Members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto, and John H. Ruiz, as the representative of the Members (incorporated by reference to Exhibit 2.1 to the Registrant’s registration statement on Form S-4 (File No. 333-260969) filed with the SEC on April 29, 2022).

2.2	Amendment No. 1 to Membership Interest Purchase Agreement, dated as of November 10, 2021, by and among Lionheart Acquisition Corporation II, Lionheart II Holdings, LLC, the MSP Purchased Companies listed on Schedule 2.1(a) thereto, the Members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto, and John H. Ruiz, as the representative of the Members (incorporated by reference to Exhibit 2.2 to the Registrant’s registration statement on Form S-4 (File No. 333-260969) filed with the SEC on April 29, 2022).

2.3	Amendment No. 2 to Membership Interest Purchase Agreement, dated as of December 22, 2021, by and among Lionheart Acquisition Corporation II, Lionheart Holdings, LLC, the MSP Purchased Companies listed on Schedule 2.1(a) thereto, the Members of the MSP Purchased Companies listed in Schedule 2.1(b) thereto, and John H. Ruiz, as the representative of the Members (incorporated by reference to Exhibit 2.3 to the Registrant’s registration statement on Form S-4 (File No. 333-260969) filed with the SEC on April 29, 2022).

2.4	Amendment No. 3 to Membership Interest Purchase Agreement, dated as of March 11, 2022, by and among Lionheart Acquisition Corporation II, Lionheart II Holdings, LLC, the MSP Purchased Companies listed on Schedule 2.1(a) thereto, the Members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto, and John H. Ruiz, as the representative of the Members (incorporated by reference to Exhibit 2.4 to the Registrant’s registration statement on Form S-4 (File No. 333-260969) filed with the SEC on April 29, 2022).

2.5	Amendment No. 4 to Membership Interest Purchase Agreement, dated as of May 23, 2022, by and among Lionheart Acquisition Corporation II, Lionheart II Holdings, LLC, the MSP Purchased Companies listed on Schedule 2.1(a) thereto, the Members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto, and John H. Ruiz, as the representative of the Members.

3.1	Second Amended and Restated Certificate of Incorporation of MSP Recovery, Inc.

3.2	Amended and Restated Bylaws of MSP Recovery, Inc.

4.1	Specimen Unit Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-240130) filed with the SEC on August 6, 2020).

4.2	Specimen Class A Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-240130) filed with the SEC on August 6, 2020).

4.3	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-240130) filed with the SEC on August 6, 2020)

4.4	Warrant Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2020).

4.5	New Warrant Agreement, entered into as of May 23, 2022, by and between MSP Recovery, Inc. and Continental Stock Transfer & Trust Company.

4.6	Form of New Warrant Certificate (incorporated by reference to Exhibit 4.6 to the Registrant’s registration statement on Form S-4 (File No. 333-260969) filed with the SEC on April 29, 2022).

10.1	Form of Indemnification Agreement.

10.2	First Amended and Restated Limited Liability Company Agreement of Lionheart II Holdings, LLC, entered into effective as of May 23, 2022, by its Members and MSP Recovery, Inc.

10.3	Amended & Restated Registration Rights Agreement, dated as of May 23, 2022, entered into by and among MSP Recovery, Inc., Lionheart Equities, LLC, and the other parties thereto.

10.4	Tax Receivable Agreement, dated as of May 23, 2022, entered into by and among Lionheart II Holdings, LLC, MSP Recovery Inc., the TRA Party Representative and the other parties thereto.

10.5	Employment Agreement, entered into as of May 23, 2022 by and between John H. Ruiz and Lionheart II Holdings, LLC.

10.6	Employment Agreement, entered into as of May 23, 2022 by and between Frank C. Quesada and Lionheart II Holdings, LLC.

10.7	Escrow Agreement, entered into as of May 23, 2022, by and among MSP Recovery, Inc., f/k/a “Lionheart Acquisition Corporation II,” Lionheart II Holdings, LLC, John H. Ruiz, as the representative of the Members and Continental Stock Transfer & Trust Company.

10.8	MSP Recovery Inc. 2022 Omnibus Incentive Plan.

10.9	Form of Lock-Up Agreement.

10.10	Legal Services Agreement, entered into as of May 23, 2022, by and between Lionheart II Holdings, LLC, La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm and MSP Law Firm.

10.11	Side Letter Agreement, entered into as of July 11, 2021, by and between John H. Ruiz and Lionheart Acquisition Corporation II and Lionheart II Holdings, LLC (incorporated by reference to Exhibit 10.19 to the Registrant’s registration statement on Form S-4 (File No. 333-260969) filed with the SEC on April 29, 2022).

10.12	Virage Side Letter Agreement, dated as of July 11, 2021, by and among John H. Ruiz, Frank C. Quesada, Lionheart Acquisition Corporation II and Lionheart II Holdings, LLC (incorporated by reference to Exhibit 10.20 to the Registrant’s registration statement on Form S-4 (File No. 333-260969) filed with the SEC on April 29, 2022).

10.13	Amended and Restated Sponsor Agreement, dated as of July 11, 2021, by and among Lionheart Acquisition Corporation II, Lionheart Equities, LLC and certain Insiders (incorporated by reference to Exhibit 10.13 to the Registrant’s registration statement on Form S-4 (File No. 333-260969) filed with the SEC on April 29, 2022).

16	Letter from Marcum LLP

21	List of Subsidiaries

99.1	Unaudited Pro Forma Condensed Combined Financial Information of MSP Recovery, Inc. as of and for the three months ended March 31, 2022 and for the year ended December 31, 2021.

99.2	Unaudited Condensed Combined And Consolidated Interim Financial Statements of MSP Recovery, LLC and subsidiaries as of and for the three months ended March 31, 2022.

+

Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.

#	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2022	MSP RECOVERY, INC.

	By:	/s/ Ricardo Rivera
	Name:	Ricardo Rivera
	Title:	Chief Financial Officer